Exhibit 99.16

YIT Corporation's Financial Statements 2014 Notice to Lemminkäinen Shareholders in the United States The YIT shares to be issued in connection with the merger have not been registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”) and are being issued in reliance on the exemption from registration set forth in Rule 802 under the Securities Act. YIT and Lemminkäinen are Finnish companies and the issuance of YIT shares will be subject to procedural and disclosure requirements in Finland that may be different from those of the United States. Any financial statements or other financial information included in this document may have been prepared in accordance with non-U.S. accounting standards that may not be comparable to the financial statements of U.S. companies or companies whose financial statements are prepared in accordance with generally accepted accounting principles in the United States. It may be difficult for U.S. shareholders of Lemminkäinen to enforce their rights and any claims they may have arising under U.S. federal securities laws in connection with the merger, since YIT and Lemminkäinen are located in non-U.S. jurisdictions, and some or all of YIT’s and Lemminkäinen’s officers and directors may be residents of countries other than the United States. As a result, U.S. shareholders of Lemminkäinen may not be able to sue YIT or Lemminkäinen or their respective officers and directors in a court in Finland for violations of U.S. federal securities laws. Further, it may be difficult to compel YIT or Lemminkäinen to subject themselves to the jurisdiction or judgment of a U.S. court. Lemminkäinen’s shareholders should be aware that YIT may purchase Lemminkäinen’s shares otherwise than under the merger, such as in open market or privately negotiated purchases, at any time during the pendency of the proposed merger.

YIT ANNUAL REPORT 2014 Financial Statements 63 Report of the Board of Directors 82 Consolidated financial statements 132 Parent company financial statements 144 Board of Directors’ proposal for the distribution of distributable equity 145 Auditor’s report 146 Key financial figures 152 Investor relations 154 Information for shareholders GRI INDEX CORPORATE GOVERNANCE BUSINESS OPERATIONS YEAR 2014 FINANCIAL STATEMENT

YIT ANNUAL REPORT 2014

YEAR 2014 | BUSINESS OPERATIONS | CORPORATE GOVERNANCE | GRI INDEX | FINANCIAL STATEMENT

Report of the Board of Directors January 1 – December 31, 2014

63

YIT Corporation's management follows the development of the company's business according to the percentage of completion based segment reporting method (POC). Therefore, the Report of the Board of Directors focuses on describing the company's performance according to this reporting. YIT also reports on its operations in accordance with IFRS guidelines, where the company applies, for example, the IFRIC 15 guidelines. The effects of the differences of the recognition principles are presented in detail in the tables to the financial statements.

The Building Services segment was transferred to Caverion Corporation in the partial demerger of June 2013 and the comparison figures for 2013 in the report concern continuing operations. The result of Building Services for January–June 2013 is reported under discontinued operations in the tables section.

Financial development based on segment reporting (POC)

REVENUE

EUR million	1–12/14	1–12/13	Change	Change at comparable exchange rates
Revenue	**1,801.2**	**1,858.8**	**-3%**	**2%**
Housing	1,200.3	1,152.2	4%	13%
Finland, the Baltic countries and Central Eastern Europe	726.5	656.2	11%	11%
Russia	474.1	496.0	-4%	15%
Business Premises and Infrastructure	599.3	688.9	-13%	-13%
Other items	1.6	17.8		

The Group's revenue decreased by 3% year-on-year. At comparable exchange rates, revenue increased by 2% despite the demanding market situation. The Housing segment's revenue showed strong development in Finland, the Baltic countries and Central Eastern Europe, and increased also in Russia at comparable exchange rates on the back of the record high residential sales volume. The Group's revenue was also supported by the progress in the capital release program. The revenue of the Business Premises and Infrastructure segment decreased due to the weak business premises market in Finland among other things.

RESULT

EUR million	1–12/14	1–12/13	Change
Operating profit	**114.0**	**152.8**	**-25%**
Operating profit margin, %	**6.3%**	**8.2%**	
Non-recurring items	**-12.4**	**-1.2**	
Operating profit excluding non-recurring items	**126.4**	**154.0**	**-18%**
Housing	119.5	136.3	-12%
Finland, the Baltic countries and Central Eastern Europe	63.7	66.2	-4%
Russia	55.8	70.2	-20%
Business Premises and Infrastructure	20.4	31.0	-34%
Other items	-13.5	-13.4	
Operating profit margin excluding non-recurring items	**7.0%**	**8.3%**	
Housing	10.0%	11.8%	
Finland, the Baltic countries and Central Eastern Europe	8.8%	10.1%	
Russia	11.8%	14.1%	
Business Premises and Infrastructure	3.4%	4.5%	

Operating profit declined by 25% year-on-year. The operating profit margin was 6.3% (1–12/13: 8.2%). Operating profit includes non-recurring costs of EUR 12.4 million, of which EUR 3.4 million is related to restructuring measures mainly in Russia, and EUR 9.0 million is related to write-downs of assets under the capital release program in Russia and the Baltic countries. The comparison period's operating profit includes a non-recurring cost of EUR 1.2 million. The operating profit margin was also weighed down by actions to ensure strong cash flow, in addition to which changes in foreign exchange rates had a negative impact of EUR 11.8 million on operating profit.

EUR million	1–12/14	1–12/13	Change
Profit before taxes	75.0	122.8	-39%
Profit for the review period [1]	56.6	93.9	-40%
Earnings per share, EUR	0.45	0.75	-40%
Effective tax rate, %	24.6%	23.6%	

[1] Attributable to equity holders of the parent company

YIT ANNUAL REPORT 2014
YEAR 2014 | BUSINESS OPERATIONS | CORPORATE GOVERNANCE | GRI INDEX | FINANCIAL STATEMENT
64

ORDER BACKLOG

EUR million	12/14	12/13	Change
Order backlog	**2,125.9**	**2,713.7**	**-22%**
Housing	1,452.0	2,070.8	-30%
Finland, the Baltic countries and Central Eastern Europe	798.5	970.8	-18%
Russia	653.5	1,100.0	-41%
Business Premises and Infrastructure	673.9	642.9	5%

The order backlog decreased by 22% year-on-year due to the weakening of the ruble and lower residential start-ups. Changes in foreign exchange rates decreased the order backlog by EUR 401.9 million year-on-year. At the end of December, 40% of the order backlog had been sold (12/13: 34%).

During the last quarter of 2014, YIT signed a significant number of agreements and pre-agreements on construction of new residential projects for investors in Finland. These projects will strengthen the order backlog upon the start-ups.

ACQUISITIONS AND CAPITAL EXPENDITURE

EUR million	1–12/14	1–12/13	Change
Gross capital expenditure on non-current assets	13.9	20.2	-32%
% of revenue, POC	0.8%	1.1%	
Depreciation	12.6	17.4	-28%

During the review period, YIT increased its ownership in its Slovakian subsidiary YIT Reding from 70% to 100% by acquiring 30% of the shares from the minority shareholder. The company did not make any other acquisitions in 2014. Gross capital expenditure on non-current assets amounted to EUR 13.9 million, or 0.8% of revenue. Investments in construction equipment amounted to EUR 2.8 million (1–12/13: EUR 6.4 million) and investments in information technology totalled EUR 5.8 million (1–12/13: EUR 6.3 million). Other investments including acquisitions amounted to EUR 5.3 million (1–12/13: EUR 7.5 million).

CASH FLOW AND INVESTED CAPITAL

EUR million	1–12/14	1–12/13	Change
Operating cash flow after investments	151.9	-87.9	
Cash flow of plot investments	-118.7	-171.4	-31%

EUR million	12/14	12/13	Change
Invested capital	1,403.2	1,558.8	-10%
Return on investment (last 12 months), %	7.7%	10.3%	

Operating cash flow after investments in 2014 amounted to EUR 151.9 million. EUR 118.7 million was invested in plots, which was clearly less than in 2013. The company paid dividends of EUR 47.7 million for 2013 in compliance with the resolution of the Annual General Meeting.

The weakening of the ruble decreased invested capital by EUR 167.2 million year-on-year. Return on investment declined year-on-year due to the decrease in the operating profit.

One of YIT's key focus areas is to improve capital efficiency. In 2014, capital was released by measures including apartment sales to investors, an agreement on plot cooperation worth EUR 50 million and the sale of self-developed business premises projects and slow-moving assets worth approximately EUR 75 million.

YIT ANNUAL REPORT 2014

YEAR 2014 | BUSINESS OPERATIONS | CORPORATE GOVERNANCE | GRI INDEX | FINANCIAL STATEMENT

65

Development by business segment

HOUSING

EUR million	1–12/14	1–12/13	Change
Revenue	1,200.3	1,152.2	4%
Operating profit	107.4	135.8	-21%
Operating profit margin, %	8.9%	11.8%	
Operating profit excluding non-recurring items	119.5	136.3	-12%
Operating profit margin, %, excluding non-recurring items	10.0%	11.8%	
Operative invested capital at end of period	957.9	1,225.8	-22%
Return on operative invested capital (last 12 months), %	9.9%	11.2%	
Order backlog at end of period	1,452.0	2,070.8	-30%

HOUSING FINLAND, THE BALTIC COUNTRIES AND CENTRAL EASTERN EUROPE

Operating environment

In 2014, Finnish consumer confidence was on a low level, and consumers were cautious in their purchase decisions. Housing investors' activity compensated for weak consumer demand. The development of residential prices was polarised as prices were stable in growth centres and decreased slightly in the rest of Finland. The demand for small, reasonably priced apartments remained on a good level.

Positive macroeconomic development supported the residential markets in the Baltic countries and Central Eastern Europe, although geopolitical tensions increased the uncertainty in Latvia and Lithuania at the end of the year. During the review period, residential prices increased in the Baltic countries and were stable in the Czech Republic and Slovakia.

The interest rates on mortgages remained low in all operating countries, and access to financing was good.

EUR million	1–12/14	1–12/13	Change
Revenue	726.5	656.2	11%
Operating profit	57.6	65.7	-12%
Operating profit margin, %	7.9%	10.0%	
Operating profit excluding non-recurring items	63.7	66.2	-4%
Operating profit margin, % excluding non-recurring items	8.8%	10.1%	
Operative invested capital at end of period	579.8	651.8	-11%
Return on operative invested capital (last 12 months), %	9.4%	10.3%	
Order backlog at end of period	798.5	970.8	-18%

Revenue of the Housing Finland, the Baltic countries and Central Eastern Europe business area increased by 11% year-on-year. Of the business area's revenue, Finland accounted for 89%, Estonia, Latvia and Lithuania for 5%, and the Czech Republic and Slovakia for 6%. Revenue grew due to the positive development of housing sales in the Baltic countries and Central Eastern Europe, active investor sales in Finland and the plot sales to the Hypo Group worth nearly EUR 30 million.

The business area's operating profit excluding non-recurring items decreased by 4% year-on-year, and the operating profit margin excluding non-recurring items stood at 8.8% (1–12/13: 10.1%). Profitability was weighed down by actions to ensure strong cash flow and the higher share of investor projects in production in Finland. Profitability improved in the Baltic countries and Central Eastern Europe.

The reported operating profit includes non-recurring costs of EUR 6.1 million, of which EUR 5.9 million is related to write-downs of assets under the capital release program in the Baltic countries and EUR 0.2 million related to restructuring measures in Finland.

The order backlog of the business area decreased by 18% year-on-year. However, during the last quarter of 2014 YIT signed a significant number of agreements and pre-agreements on construction of new investor projects. These projects will strengthen the order backlog upon the start-ups.

YIT ANNUAL REPORT 2014 66 Change Eastern Europe, units 1–12/14 1–12/13 1) Includes sales to residential property funds: 1–12/14: 285 apartments; 1–12/13: 502 apartments. Residential construction in the Baltic countries and Central Sold 734 52141% Start-ups 789 7239% Completed 724 38290% Under construction at end of period 1,134 1,0627% of which sold at end of period, % 22% 21% For sale at end of period 1,012 9507% of which completed 129 11116% Capital invested in the plot reserve at end of period, EUR million 65.9 70.0-6% Plot reserve at end of period, floor sq. m. 348,000 361,000-4% Cost of completion at end of period, EUR million 45.0 43.44% Residential construction in Finland, units1–12/141–12/13Change Sold 2,515 2,779-9% of which initially started to consumers 1 1,641 2,057-20% Start-ups 2,112 2,483-15% of which to consumers 1,238 1,761-30% Completed 2,412 3,161-24% of which to consumers 1,628 2,094-22% Under construction at end of period 3,262 3,562-8% of which sold at end of period, % 65% 59% For sale at end of period 1,587 1,988-20% of which completed 450 513-12% Capital invested in the plot reserve at end of period, EUR million 165.7 197.6-16% Plot reserve at end of period, floor sq. m. 1,868,000 1,854,0001% Cost of completion at end of period, EUR million 178.0 286.0-38% GRI INDEX CORPORATE GOVERNANCE BUSINESS OPERATIONS YEAR 2014 FINANCIAL STATEMENT

YIT ANNUAL REPORT 2014
YEAR 2014 | BUSINESS OPERATIONS | CORPORATE GOVERNANCE | GRI INDEX | FINANCIAL STATEMENT
67

HOUSING RUSSIA

Operating environment

In 2014, geopolitical tensions and high volatility of the ruble impacted the residential market. As a result of the ruble weakening, consumers transferred their assets to fixed property, which was seen as strong residential sales volume especially in the beginning and at the end of the year.

After the modest residential price development in the beginning of the year the prices increased due to the demand spike and inflation expectations towards the end of the year. The interest rates on mortgages rose at the end of the year, but the increase was more moderate than the key rate hikes of the Central Bank of Russia. At the turn of the year the interest rates on new mortgages were in the range of 14.5-16.0%. Access to mortgage financing was on a reasonable level.

EUR million	1–12/14	1–12/13	Change
Revenue	474.1	496.0	-4%
Operating profit	49.8	70.2	-29%
Operating profit margin, %	10.5%	14.1%	
Operating profit excluding non-recurring items	55.8	70.2	-20%
Operating profit margin, % excluding non-recurring items	11.8%	14.1%	
Operative invested capital at end of period	378.1	574.0	-34%
Return on operative invested capital (last 12 months), %	10.5%	12.3%	
Order backlog at end of period	653.5	1,100.0	-41%

Revenue of the Housing Russia business area decreased by 4% year-on-year. At comparable exchange rates, revenue increased by 15%.

The business area's operating profit excluding non-recurring items decreased by 20%, and the operating profit margin excluding non-recurring items stood at 11.8% (1–12/13: 14.1%). Profitability was burdened by residential price development being more modest than the year before and higher share of lower-margin projects, among other things.

The reported operating profit includes non-recurring costs of EUR 6.0 million, of which EUR 3.1 million is related to restructuring measures and EUR 2.9 million to write-downs of assets under the capital release program.

Due to the increased uncertainty, a lower number of new projects were started compared to the previous year, with the aim to maintain a critical production volume in all operating cities. Yet the target is to retain good readiness to increase the production when the operating environment allows it. A new record-high level was reached in the residential sales volume. In 2014, consumers used mortgages in 41% of YIT's residential deals with consumers in Russia. The residential production volume decreased and the sales rate increased which reduced the risk level in Russia. At the end of 2014, YIT was responsible for the service and maintenance of over 18,000 apartments in Russia.

The weakening of the ruble decreased the business area's order backlog by EUR 401.5 million, capital invested in the plot reserve by EUR 109.9 million and operative invested capital by EUR 225.3 million year-on-year.

Residential construction in Russia, units	1–12/14	1–12/13	Change
Sold	4,817[1]	4,480	8%
Start-ups	3,545	5,099	-30%
Completed[2]	4,713	2,976	58%
Under construction at end of period	9,611	10,780	-11%
of which sold at end of period, %	43%	37%	
For sale at end of period	5,913	7,177	-18%
of which completed	403	416	-3%
Capital invested in the plot reserve at end of period[3], EUR million	184.4	320.1	-42%
Plot reserve at end of period[3], floor sq. m.	2,466,000	2,798,000	-12%
Cost of completion at end of period, EUR million	319.0	540.0	-41%

[1] Includes bundle deals of 177 apartments.
[2] Completion of the residential projects requires commissioning by the authorities.
[3] Figures include Gorelovo industrial park.

Under construction at end of period, units	12/14	12/13	Change
St. Petersburg	3,776	3,267	16%
Moscow region	3,021	4,309	-30%
Kazan, Moscow, Rostov-on-Don, Tyumen and Yekaterinburg	2,814	3,204	-12%

YIT ANNUAL REPORT 2014
YEAR 2014 | BUSINESS OPERATIONS | CORPORATE GOVERNANCE | GRI INDEX | FINANCIAL STATEMENT
68

BUSINESS PREMISES AND INFRASTRUCTURE

Operating environment

The Finnish business premises market remained weak in 2014, especially in office and commercial construction. End-users were cautious in renting new business premises; investor interest in prime locations in Helsinki and Tampere remained on a good level, but elsewhere in Finland the demand was subdued. The transaction volume was high in the real estate market, but the activity focused on old, already leased premises. The activity in the contracting market improved towards the end of the year.

The positive macroeconomic outlook supported the business premises markets in the Baltic countries and Central Eastern Europe.

The infrastructure market in Finland remained relatively stable in the review period, and private equity investors were active in M&A in the sector.

EUR million	1–12/14	1–12/13	Change
Revenue	599.3	688.9	-13%
Operating profit	20.1	30.5	-34%
Operating profit margin, %	3.4%	4.4%	
Operating profit excluding non-recurring items	20.4	31.0	-34%
Operating profit margin, % excluding non-recurring items	3.4%	4.5%	
Operative invested capital at end of period	181.9	189.8	-4%
Return on operative invested capital (last 12 months), %	10.8%	20.6%	
Order backlog at end of period	673.9	642.9	5%

Business premises, EUR million	12/14	12/13	Change
Capital invested in the plot reserve	93.2	93.5	0%
Plot reserve, sq. m.	1,071,000	1,125,000	-10%
Cost of completion	47.5	21.2	124%

The segment's revenue decreased by 13% year-on-year. Revenue was weighed down particularly by the weak business premises market in Finland.

Operating profit excluding non-recurring items declined by 34% year-on-year, and the segment's operating profit margin excluding non-recurring items was 3.4% (1–12/13: 4.5%). Profitability was weakened by low revenue.

The reported operating profit includes non-recurring costs of EUR 0.2 million, of which EUR 0.1 million is related to write-downs of assets under the capital release program in the Baltic countries and EUR 0.1 million related to restructuring measures in Finland. The segment's organisation was refocused in order to ensure competitiveness in the changed operating environment.

The order backlog developed positively. YIT was awarded the contract to upgrade Ring Road III between the Lahdenväylä and Porvoonväylä, and the company was chosen to construct a new CHP power plant for Turun Seudun Energiatuotanto with the alliance model. In addition, YIT succeeded in increasing its market share in road maintenance.

The Tripla-project in Central Pasila proceeded as planned. In January, an implementation agreement, the preliminary agreement on the real estate transaction and a turnkey contract on the public sections were signed. Infrastructure works were started in the summer, and a launch event organised for potential tenants in November received a good reception. Also the feedback from potential investors has been positive. Helsinki City Council approved the city plan in January 2015. The city plan is expected to be confirmed at the end of February.

YIT ANNUAL REPORT 2014

YEAR 2014 | BUSINESS OPERATIONS | CORPORATE GOVERNANCE | GRI INDEX | FINANCIAL STATEMENT

69

Financial development based on group reporting (IFRS)

EUR million	1–12/14	1–12/13	Change
Revenue	1,778.6	1,743.0	2%
Operating profit	94.8	104.0	-9%
Operating profit margin, %	5.3%	6.0%	
Operating profit excluding non-recurring items	107.3	105.2	2%
Operating profit margin, % excluding non-recurring items	6.0%	6.0%	
Profit before taxes	74.3	95.0	-22%
Profit for the review period[1]	55.9	70.3	-20%
Earnings per share, EUR	0.44	0.56	-21%
Operating cash flow after investments	151.9	-87.9	
Order backlog at end of period	2,507.1	3,184.6	-21%
Invested capital at end of period	1,431.0	1,556.2	-8%
Return on investment (last 12 months), %	6.4%	7.0%	
Effective tax rate, %	24.9%	26.1%	

[1] Attributable to equity holders of the parent company

The Group's revenue increased by 2% year-on-year after IFRS adjustments. At comparable exchange rates, revenue increased by 7%.

After IFRS adjustments, the Group's operating profit decreased by 9% year-on-year, and the Group's operating profit margin was 5.3% (1–12/13: 6.0%). Operating profit excluding non-recurring items increased by 2%

Operating profit includes non-recurring costs of EUR 12.4 million, of which EUR 3.4 million is related to restructuring measures mainly in Russia, and EUR 9.0 million is related to write-downs of assets under the capital release program in Russia and the Baltic countries. The operating profit of the comparison period includes a EUR 1.2 million non-recurring cost.

In group reporting, self-developed residential projects are only recognised as income upon project handover. In Russia, revenue recognition of a project requires commissioning by the authorities. The timing of completion of self-developed projects thus affects the Group's revenue recognition, and therefore group figures may fluctuate greatly between different quarters. In addition, in group reporting the interest expenses are capitalised according to IAS 23, which causes differences in operating profit and financial expenses between segment reporting and group reporting.

Capital structure and liquidity position

IFRS, EUR million	12/14	12/13	Change
Net interest-bearing debt	696.0	781.7	-11%
Cash and cash equivalents	199.4	76.3	161%
Interest-bearing debt	895.4	858.0	4%
From the capital and money markets	482.0	451.8	7%
From banks, financial institutions and insurance companies	149.0	132.9	12%
Construction-stage contract receivables sold to financial institutions	176.3	181.4	-3%
Participations in the housing corporation loans of completed apartments	88.1	91.4	-4%
Other loans		0.5	
Average interest rate, %	2.92%	2.73%	
Revolving credit facilities	300.0	330.0	-9%
Overdraft facilities	57.9	65.1	-11%
Net financial expenses, cumulative	-20.5	-9.0	129%
Costs of hedging, cumulative	-6.0	-1.5	300%
Equity ratio, %	29.2%	34.3%	
Gearing ratio, %	129.9%	112.0%	

At the end of 2014, YIT's liquidity position was strong. Cash and cash equivalents amounted to EUR 199.4 million, in addition to which YIT had undrawn overdraft facilities amounting to EUR 57.9 million. In October, YIT signed a EUR 300 million syndicated unsecured revolving credit facility to replace the bilateral revolving credit facilities previously granted by the same group of banks. The revolving credit facility matures on January 2, 2018.

YIT Corporation's revolving credit facilities and bank loans include a covenant requiring the Group's equity ratio based on the IFRS balance sheet to be higher than 25.0%. In addition, the new revolving credit facility includes a covenant requiring the Group's gearing ratio based on the IFRS balance sheet to be below 150.0%. The covenant concerning gearing ratio (IFRS) will be removed if YIT's gearing ratio is below 100.0% for two consecutive quarters. The same gearing ratio covenant was added to one of the company's bank loan agreements in December according to original agreement. At the end of 2014, the equity ratio was 29.2% and the gearing ratio was 129.9%.

YIT has ensured the availability of the undrawn EUR 300 million revolving credit facility by agreeing with the bank syndicate that the banks waive the gearing covenant until February 28, 2015. Also the counterparty

YIT ANNUAL REPORT 2014 70 Resolutions passed at the Annual General Meeting The Annual General Meeting of YIT Corporation was arranged on March 18, 2014. The Annual General Meet-ing adopted the 2013 financial statements and discharged the members of the Board of Directors and the President and CEO from liability. The Annual General Meeting decided on the dividend payout, composition of the Board of Directors, the election of the auditor and its fees as well as authorising the Board of Directors to decide on the purchase of company shares. It was decided that a dividend of EUR 0.38 be paid per share, or a total of EUR 47.7 million, as proposed by the Board of Directors, and that the remainder of the earnings be retained in distributable equity. The right to a dividend rested with a shareholder who, by the record date of March 21, 2014, was entered as a share-holder in the company’s shareholder register maintained by Euroclear Finland Ltd. It was decided that the dividend be paid on March 28, 2014. No dividend was paid on treasury shares. The Annual General Meeting resolved to elect a Chairman, Vice Chairman and four ordinary members to the Board of Directors, namely: Reino Hanhinen as Chairman, Kim Gran as Vice Chairman and Satu Huber, Erkki Järvinen, Juhani Pitkäkoski and Teuvo Salminen as members. It was resolved to pay the Board of Directors remuneration as follows: the Chairman EUR 6,600 per month (EUR 79,200 per year), the Vice Chairman EUR 5,000 per month (EUR 60,000 per year) and the Board mem-bers EUR 3,900 per month (EUR 46,800 per year), as well as an attendance fee of EUR 550 per meeting. In addition, the members of Board Committees are paid an attendance fee of EUR 550 for each committee meeting. Per diems for trips in Finland and abroad are paid in accordance with the state’s travel compensation regulations. PricewaterhouseCoopers, Authorised Public Accountants, was elected as the company’s auditor, with Heikki Lassila, Authorised Public Accountant, as chief auditor. The auditor’s fees will be paid against the invoices approved by the company. The Annual General Meeting authorised the Board of Directors to decide on the purchase of company shares as proposed by the Board of Directors. The authorisation covers the purchasing of a maximum of 10,760,000 company shares using the company’s unrestricted equity. The authorisation is valid until March 31, 2015. The authorisation reversed the authorisation to purchase the company’s own shares issued by the Annual General Meeting on March 15, 2013. YIT published stock exchange releases on the resolutions passed at the Annual General Meeting and the organisation of the Board of Directors on March 18, 2014. The stock exchange releases and a presentation of the members of the Board of Directors are available on our website. bank of the bank loan agreement waived the gearing covenant until the above-mentioned date. The reason for the temporary amendment of the terms was the remarkable volatility of the ruble exchange rate in December. The total amount of interest-bearing debt was EUR 895.4 million at the end of 2014 and net interest-bear-ing debt decreased to EUR 696.0 million thanks to strong cash flow. A total of EUR 208.6 million of long-term loans will mature in 2015. Net financial expenses increased year-on-year and amounted to EUR 20.5 million (1–12/13: EUR 9.0 million). Interest expenses at the amount of EUR 18.5 million (1–12/13: EUR 21.0 million) were capitalized in accordance with IAS 23. The interests on participations in housing corporation loans are included in housing corporation charges and are thus booked in project expenses. Interests on the participations amounted to EUR 3.3 million in 2014 (1–12/13: EUR 2.9 million). At the end of 2014, EUR 70.9 million of the capital invested in Russia was comprised of debt investments (12/13: EUR 139.4 million) and EUR 246.0 million was equity investments or similar permanent net invest-ments (12/13: EUR 407.7 million). In accordance with YIT’s hedging policy, the debt investments are hedged against exchange rate risk, while equity investments are not hedged due to their permanent nature. In 2014, changes in foreign exchange rates decreased the Group’s equity by EUR 166.9 million through translation difference. Research and development In 2014, YIT engaged in active development work through development projects on themes derived from the strategy, and as part of the development of self-developed projects. The three Group-wide development programs launched in 2013 continued. The aim of the Best Living Experi-ence programme is to support the forerunner position and profitability in the Housing segment in all operating countries. Efficient capital allocation, fast capital turnover and working capital management are the key areas of development within the Increasing Financial Flexibility programme. The Excellent Leadership and Balanced Values programme progressed also according to plan. YIT engaged in the development of affordable and accessible product concepts in all business areas. The development and implementation of the area development concept was a common focus area in the Housing segment. Concept development in the housing maintenance business and development of the Safe Home concept continued in Russia. The first low-rise apartment building projects in Russia were successful. YIT Plus, a new online service for customers who have bought a YIT Home, was launched in autumn 2014. YIT Plus makes the daily life easier through services for residents as well as housing companies. New infor-mation management solutions were developed for business planning and analysis as well as project manage-ment. The solutions will be implemented during 2015. Other Group-wide development themes in 2014 were occupational safety, quality and responsibility. YIT’s brand renewal reached the implementation stage. The Group’s research and development costs in 2014 amounted to EUR 14.5 million (1–12/2013: EUR 15.0 million), representing 0.8% (1–12/2013: 0.9%) of the revenue based on group reporting. GRI INDEX CORPORATE GOVERNANCE BUSINESS OPERATIONS YEAR 2014 FINANCIAL STATEMENT

YIT ANNUAL REPORT 2014 71 Organisation of the Board of Directors YIT Corporation’s Board of Directors held its organizational meeting on March 18, 2014. In the meeting the Board decided on the composition of the Personnel Committee and the Audit Committee. From among its number, the Board elected Reino Hanhinen as chairman and Kim Gran and Erkki Järvinen as members of the Personnel Committee. From among its number, the Board elected Satu Huber as chair-man and Teuvo Salminen and Juhani Pitkäkoski as members of the Audit Committee. Recommendation 26 (Independence of the members of the audit committee) of the Finnish Corporate Governance Code was deviated from in the election of the members of the company’s Audit Committee, when Juhani Pitkäkoski, who is not independent of the company, was elected as a member of the Audit Com-mittee. Pitkäkoski was elected as a member of the Audit Committee due to his extensive knowledge of the company’s business and finances as well as management, supervision and control systems as the company’s former CEO. Organisational changes and changes in company management AS OF JANUARY 1, 2014, THE GROUP MANAGEMENT BOARD COMPRISED OF: • Kari Kauniskangas, Chairman, President and CEO of YIT Corporation, Head of the Housing segment • Tero Kiviniemi, Vice Chairman, YIT Corporation’s Executive Vice President, Head of Business Premises and Infrastructure segment • Timo Lehtinen, Chief Financial Officer • Teemu Helppolainen, Head of business area Russia • Juhani Nummi, Senior Vice President, Business Development • Pii Raulo, Senior Vice President, Human Resources IN ADDITION TO THE MEMBERS OF THE MANAGEMENT BOARD, THE EXTENDED MANAGEMENT BOARD ALSO INCLUDED, AS OF JANUARY 1, 2014: • Yuri Belomestnov, General Director of YIT Moskovia (until February 7, 2014) • Jouni Forsman, Head of Infra Services division • Harri Isoviita, Head of Residential Construction division • Matti Koskela, Head of Building Construction division • Timo Lehmus, Head of Business Premises division • Tom Sandvik, Head of Central Eastern Europe division • Mikhail Voziyanov, General Director of YIT Lentek In the spring of 2014, Pavel Kocherezhkin was appointed the General Director of YIT Moskovia and a member of the extended Management Board. The competitiveness of the Business Premises and Infrastructure segment was strengthened with the organ-isational change carried out in the autumn of 2014, in which business units focused on real estate development were centralised to better serve the entire segment, with the aim of further developing co-operation and strength-ening expertise in real estate development. In the organisational change, the Real Estate Development division was established and Timo Lehmus appointed as its Head. The Business Premises division that focuses more on construction is led by Kari Alavillamo, who was also appointed a member of the extended Management Board. In the autumn of 2014, YIT announced that it would change its segment structure and the composition of the Group Management Board from the beginning of 2015. The Housing segment was split into Housing Finland and CEE and Housing Russia segments. The Housing Finland and CEE segment is equivalent to the former Housing Finland, the Baltic countries and Central Eastern Europe business area. The Business Prem-ises and Infrastructure segment remained as before. In connection with the change in the segment structure, Teemu Helppolainen was appointed Head of the Housing Russia segment. He was previously responsible for the corresponding business area. Antti Inkilä was appointed Head of the Housing Finland and CEE segment and a member of the Group Management Board. GRI INDEX CORPORATE GOVERNANCE BUSINESS OPERATIONS YEAR 2014 FINANCIAL STATEMENT

YIT ANNUAL REPORT 2014

YEAR 2014 | BUSINESS OPERATIONS | CORPORATE GOVERNANCE | GRI INDEX | FINANCIAL STATEMENT

72

AS OF JANUARY 1, 2015, THE GROUP MANAGEMENT BOARD COMPRISES OF:

- **Kari Kauniskangas**, Chairman, President and CEO of YIT Corporation
- **Tero Kiviniemi**, Vice Chairman, YIT Corporation's Executive Vice President, Head of Business Premises and Infrastructure segment
- **Timo Lehtinen**, Chief Financial Officer
- **Antti Inkilä**, Head of Housing Finland and CEE segment
- **Teemu Helppolainen**, Head of Housing Russia segment
- **Juhani Nummi**, Senior Vice President, Business Development
- **Pii Raulo**, Senior Vice President, Human Resources

IN ADDITION TO THE MEMBERS OF THE MANAGEMENT BOARD, THE EXTENDED MANAGEMENT BOARD ALSO INCLUDES, AS OF JANUARY 1, 2015:

- **Kari Alavillamo**, Head of Business Premises division
- **Jouni Forsman**, Head of Infra Services division
- **Harri Isoviita**, Head of Residential Construction division
- **Pavel Kocherezhkin**, General Director of YIT Moskovia
- **Matti Koskela**, Head of Building Construction division
- **Timo Lehmus**, Head of Real Estate Development division
- **Tom Sandvik**, Head of The Baltic Countries and CEE division
- **Mikhail Voziyanov**, General Director of YIT Saint Petersburg

Corporate Governance Statement

YIT has prepared a separate Corporate Governance Statement for 2014 in accordance with the recommendation of the Finnish Corporate Governance Code. The statement is published on our website.

Personnel

Personnel by business segment	12/14	12/13	Change
Housing	3,763	3,818	-1%
Finland, the Baltic countries and Central Eastern Europe	1,783	1,832	-3%
Russia	1,980	1,986	0%
Business Premises and Infrastructure	1,814	2,037	-11%
Group Services	304	317	-4%
Personnel by country	**12/14**	**12/13**	**Change**
Finland	3,210	3,515	-9%
Russia	1,963	1,968	0%
The Baltic countries and Central Eastern Europe	708	689	3%
Group, total	**5,881**	**6,172**	**-5%**

In 2014, the Group employed 6,116 people on average (1–12/13: 6,575). Personnel expenses totalled EUR 264.3 million (1–12/13: EUR 286.9 million).

In autumn 2014, the Business Premises and Infrastructure segment's competitiveness was strengthened through an organisational change where Real Estate Development division was established to better serve the entire business segment.

During the remainder of the year, the company made decisions on refocusing the business operations in order to ensure competitiveness in a changed operating environment. In November 2014, the company launched cooperation negotiations in Finland. As a result, the number of white-collar employees was reduced by approximately 30, of which approximately half as lay-offs, and the rest with internal transfers to projects or other measures. In addition, it was decided to adjust the Russian operations due to the decrease in the production volume. The number of employees is estimated to decrease by 300. The costs of EUR 3.4 million incurred for the restructuring are recognised in the 2014 financial statements.

The Board of Directors decided on March 18, 2014, on a new share-based incentive scheme for key persons, comprising three earnings periods (2014–2016). The scheme was launched successfully. The cost effect of YIT's share-based incentive scheme for earnings periods 2010–2012 was approximately EUR 1.3 million (1–12/13: EUR 2.0 million).

During 2014, the training path was renewed to better support the strategic areas of competence. The first training courses under the renewed concept for superiors and managers were successfully carried out in international groups for a total of around 70 persons.

YIT is a significant employer of young people. In 2014, YIT employed over 800 trainees in all operating countries combined through summer jobs, work training or thesis work. YIT is engaged in diverse co-operation with two Finnish universities, six universities of applied sciences and five vocational institutions. With student co-operation the aim is to find future talents and to strengthen the positive employer image.

YIT ANNUAL REPORT 2014

YEAR 2014 | BUSINESS OPERATIONS | CORPORATE GOVERNANCE | GRI INDEX | FINANCIAL STATEMENT

73

Occupational safety was a key focus area for YIT in 2014. The level of the company's occupational safety is monitored by the same indicators in all countries, and occupational safety co-operation is tight. "Stop - Shape Up" discussions were carried out by widely engaging personnel. In Finland, accident frequency (accidents per million hours worked) decreased after the campaign during the fourth quarter to a record-low level. In 2014, the Group's accident frequency was 12 (1–12/13: 11).

Matters related to well-being at work developed positively. The average retirement age has increased and the number of new long-term (over 30 days) sick leaves has decreased in Finland.

Corporate responsibility

In 2014, the company engaged in extensive discussions with different stakeholders to survey their views regarding YIT's business operations and their responsibility. As a result of these discussions, the company's approach to responsibility was developed and the themes identified as material were emphasised further.

A particular area of focus in responsibility development efforts throughout the year was the perspective of producing added value, or the Sustainable urban environments approach, which was also identified by stakeholders as the most important component of responsibility. In business operations, this means applying the principles of sustainable development in construction projects in order to promote environmental, social and economic sustainability in the urban environment. In practice, the company seeks to develop convenience and comfort in everyday living in residential neighbourhoods, as well as to utilise new and more environmentally friendly energy and waste solutions.

The comfort of residential neighbourhoods can be increased by public art, for example. In Joensuu's Penttilänranta district, YIT implemented an "artistic project" when the facade, lobby and balconies of an apartment building were utilised to make art part of the building. Meanwhile in Mikkeli, the company is involved in Finland's first BREEAM area development project in co-operation with the city. The project takes the principles of sustainable development into consideration in a unique way, starting from zoning.

The company has developed its responsibility reporting in the direction of integrated reporting, emphasising value creation and a future-oriented perspective.

Strategic objectives and the outcome in 2014

At its meeting on September 11, 2014, YIT Corporation's Board of Directors decided to keep the company's strategic focus areas unchanged. The weakened macroeconomic outlook in Russia and Finland underlines the importance of sufficient financial operating space. In the Housing segment, YIT pursues growth through self-developed projects. In the Business Premises and Infrastructure segment, the aim is to increase the share of projects where the added value produced by YIT for the customer is as high as possible. In order to even out cyclicality, the weighting of Central Eastern Europe will be increased as the third geographic pillar in parallel with Finland and Russia.

The implementation of the strategy and reaching the financial targets is supported by the launch of a Group-wide competitiveness program, under which short-term targets have been defined for 2015 and 2016. The long-term financial targets remain unchanged.

YIT's strategy and financial targets were described at YIT's Capital Markets Day on September 25, 2014, in Helsinki, Finland. The presentation materials and recordings from the Capital Markets Day are available at www.yitgroup.com/investors.

In 2014, cash flow exceeded the targeted level clearly and also the proposed dividend payout is in line with the dividend policy. However, in the demanding market environment, the targets for revenue growth, return on investment and equity ratio were not reached.

YIT's long-term financial targets	Target level
Revenue growth	5–10% annually on average
Return on investment	20%
Operating cash flow after investments	Sufficient for dividend payout and reduction of debt
Equity ratio	40%
Dividend payout	40–60% of net profit for the period

YIT's short-term targets for years 2015 and 2016	Target level
Revenue growth	0–5% annually on average
Return on investment	15%
Net debt (IFRS)	Below EUR 600 million

The target levels excluding the net debt target are based on segment reporting method (POC).

YIT ANNUAL REPORT 2014 74 Most significant short-term business risks and risk management Risk management is an integral part of business control, monitoring, reporting and continuous development under YIT’s management system. Risk management covers the identification and assessment of risks and contingency plans for strategic, operational, financial and event risks. A strategic risk assessment is carried out at Group level once a year in connection with the review of the strategy. The nature and probability of stra-tegic risks is continuously monitored and reported on. Changes in economic, demographic, technological and political factors have an effect on YIT’s business. Changes in consumer and business confidence and the availability of mortgages and real estate financing are key risks related to the demand for apartments and business premises. YIT aims to mitigate political risk and to manage cyclicality through geographical diversification. Large area development projects and tender-based projects also enable planned flexibility in different market situations. In operations subject to sales risk, it is key to ensure that the offering matches demand, taking different customer segments into consideration. Agility in moving between different project types is also crucial. YIT’s typical operational risks include risks related to plot investments, the sales risk of self-developed residential and business premises projects, and risks related to contract tenders, service agreements, project management and personnel. In project management, the key considerations are the accuracy of estimated costs and schedules, as well as competence in pricing. Third-party decisions regarding matters such as legislation, norms, zoning and construction permits also constitute a key operational risk. YIT manages sales risk by engaging in active pre-marketing, adjusting the number of residential start-ups according to estimated residential demand and the number of unsold apartments, and by typically securing anchor tenants prior to starting a business premises project and the investor in an early phase of construction. Risk management is an inseparable part of the preparation and implementation of projects and their phases. The management of large projects is supported by control practices including the method of organisation. Proactive communica-tion with various stakeholders improves the predictability of projects and promotes smooth co-operation. One of YIT’s strategic focus areas is increasing financial flexibility, and targets pertaining to the release of capital have been set accordingly. Measures to release capital in a challenging market situation involve the risk of financial losses. Financial risks include risks related to the sufficiency of financing, currency and interest rates, credit and counterparty risks and risks related to the reporting process. The Group’s most significant currency risk is related to ruble-denominated investments. Financial risks are managed through accounting and treasury policies, internal control as well as internal and external auditing. More information on financial risks and their management is provided in Note 30 to the financial statements. Possible event risks include personal damage, property damage and damage pertaining to information security, environmental damage and accidents, as well as sudden and unforeseen damage to property and premises related to project sites and other property, such as fire, collapse or theft. The primary objective of the management of event risks is the prevention of damage. Event risks are additionally managed through contin-gency plans as well as a Group-wide insurance policy and programmes. YIT also complies with a Group-wide security policy covering the different areas of security. Extensive training is provided for occupational safety-re-lated matters, and its development is monitored from unit level to the Group’s Management Board and Board of Directors. The IT infrastructure and practices are managed through IT policies. In order to ensure compliant and ethical operations, the Group has common Business Principles and effective methods for reporting and processing any misdemeanours. The Business Principles are reviewed on a regular basis, and compliance is supervised by means of internal and external auditing. The compliance of subcontractors’ operations is ensured through services related to guidance and internal audits. Shares and shareholders The company has one series of shares. Each share carries one vote and confers an equal right to a dividend. SHARE CAPITAL AND NUMBER OF SHARES YIT Corporation’s share capital and the number of shares outstanding did not change during the review period. YIT Corporation’s share capital was EUR 149,216,748.22 at the end of 2014 (2013: EUR 149,216,748.22), and the number of shares outstanding was 127,223,422 (2013: 127,223,422). TREASURY SHARES AND AUTHORISATIONS OF THE BOARD OF DIRECTORS The Annual General Meeting of YIT Corporation resolved on March 18, 2014, to authorise the Board of Direc-tors to purchase the company’s shares as proposed by the Board of Directors. In addition to this, the Board of Directors maintains a valid share issue authorisation issued by YIT’s Annual General Meeting on March 10, 2010. The authorisation is valid for five years after the date it was granted. The share issue authorisation also includes an authorisation to decide on the conveyance of treasury shares. YIT Corporation held 1,633,286 treasury shares at the beginning of the review period purchased on the basis of the authorisation given by the General Meeting of October 6, 2008. During the review period, 6,144 shares were returned to the company in accordance with the terms and conditions of the share-based incen-tive scheme, after which the company held 1,639,430 treasury shares at the end of the year. TRADING IN SHARES The price of YIT’s share was EUR 10.17 at the beginning of the year. The closing price of the share on the last trading day of the review period on December 30, 2014, was EUR 4.27. YIT’s share price decreased by approximately 58% during the review period. The highest price of the share during the review period was EUR 10.70, the lowest EUR 4.17 and the average price was EUR 7.35. Share turnover on Nasdaq Helsinki during the review period was approximately 144 million shares. The value of the share turnover was approximately EUR 1,029 million. During the review period, approximately 99 million YIT Corporation shares changed hands in alternative market places, corresponding to approximately 41% of the total share trade, source: Fidessa Fragmentation Index. YIT Corporation’s market capitalisation on the last day of the year, was EUR 536.2 million. The market cap-italisation has been calculated excluding the shares held by the company. GRI INDEX CORPORATE GOVERNANCE BUSINESS OPERATIONS YEAR 2014 FINANCIAL STATEMENT

YIT ANNUAL REPORT 2014
YEAR 2014 | BUSINESS OPERATIONS | CORPORATE GOVERNANCE | GRI INDEX | FINANCIAL STATEMENT
75

NUMBER OF SHAREHOLDERS AND FLAGGING NOTIFICATIONS

At the end of 2014, the number of registered shareholders was 44,312 (12/13: 43,752). At the end of the year, a total of 29.3% of the shares were owned by nominee-registered and non-Finnish investors (12/13: 33.8%).

During the review period, the company received no "flagging notifications" of change in ownership in YIT Corporation in accordance with Chapter 2, Section 9, of the Securities Market Act.

Major shareholders, December 31, 2014

		Shares	% of shares
1.	Structor S.A.	12,750,000	10.02%
2.	Varma Mutual Pension Insurance Company	11,492,100	9.03%
3.	Herlin Antti	4,530,180	3.56%
4.	Mandatum Life Insurance Company Ltd.	3,636,675	2.86%
5.	Elo Mutual Pension Insurance Company	3,335,468	2.62%
6.	Etera Mutual Pension Insurance Company	1,700,000	1.34%
7.	Svenska Litteratursällskapet i Finland	1,680,900	1.32%
8.	YIT Corporation	1,639,430	1.29%
9.	The State Pension Fund	1,635,000	1.29%
10.	Brotherus Ilkka Johannes	1,304,740	1.03%
11.	Kaleva Mutual Insurance Company	1,134,000	0.89%
12.	Ilmarinen Mutual Pension Insurance Company	887,573	0.70%
13.	The Local Government Pensions Institution	870,717	0.68%
14.	OP funds	554,301	0.44%
15.	Kaijankari Olavi Eerik Juhani	490,252	0.39%
	15 largest shareholders total	47,641,336	37.45%
	Nominee registered	23,507,822	18.48%
	Other shareholders	56,074,264	44.07%
	Total	**127,223,422**	**100.00%**

Ownership by number of shares held, December 31, 2014

Number of shares	Shareholders	%	Shares	%
1 – 100	10,870	24.53%	692,589	0.54%
101 – 500	17,746	40.05%	5,033,858	3.96%
501 – 1,000	7,081	15.98%	5,638,455	4.43%
1,001 – 5,000	7,124	16.08%	15,866,671	12.47%
5,001 – 10,000	843	1.90%	6,119,487	4.81%
10,001 – 50,000	515	1.16%	10,213,686	8.03%
50,001 – 100,000	68	0.15%	4,701,905	3.70%
100,001 – 500,000	45	0.10%	9,130,585	7.18%
500,001 –	20	0.05%	69,826,186	54.89%
Total	**44,312**	**100.00%**	**127,223,422**	**100.00%**

Ownership by sector, December 31, 2014



NOMINEE REGISTERED AND NON-FINNISH HOLDERS 29%
HOUSEHOLDS 31%
GENERAL GOVERNMENT 16%
FINANCIAL AND INSURANCE CORPORATIONS 7%
NON-PROFIT INSTITUTIONS 7%
NON-FINANCIAL CORPORATIONS AND HOUSING CORPORATIONS 11%

YIT ANNUAL REPORT 2014

YEAR 2014 | BUSINESS OPERATIONS | CORPORATE GOVERNANCE | GRI INDEX | FINANCIAL STATEMENT

76

Board of Directors' and management's shareholding, December 31, 2014

	Shares	% of share capital
Board of Directors	150,450	0.12%
President and CEO	17,624	0.01%
Deputy to the President and CEO	10,692	0.01%
The Group's Management Board excluding the President and CEO and his deputy	21,089	0.02%
Total	**199,855**	**0.16%**

The information is based on the shareholder register maintained by Euroclear Finland Ltd. Each nominee-registered shareholder is recorded in the share register as a single shareholder. The ownership of many investors can be managed through one nominee-registered shareholder.

Other important events during the review period

YIT lowered its guidance for 2014 on October 14, 2014. According to the updated guidance, the Group revenue based on segment reporting was estimated to grow by 0–5% at comparable exchange rates, and the operating profit margin to be in the range of 6.5–7.3% excluding non-recurring items. Previously, the company had estimated the operating profit margin to be in the range of 7.5–8.0% excluding non-recurring items.

The reason for the lowered guidance was that the sales volume in 2014 was estimated to fall below the previously projected level in business area Housing Russia. In addition, actions that ensure strong cash flow were estimated to weigh on the operating profit margin.

Events after the review period

YIT changed its segment structure as of the beginning of 2015. The former Housing segment was split into Housing Finland and CEE and Housing Russia segments. The Housing Finland and CEE segment is equivalent to the former Housing Finland, the Baltic countries and Central Eastern Europe business area. The Business Premises and Infrastructure segment remained as before.

Reporting under the new segment structure will begin from the January–March 2015 interim report. The 2014 comparison figures for the new segment structure will be published in March 2015.

In January, YIT sold to consumers around 80 apartments in Finland, around 40 apartments in CEE and around 370 apartments in Russia. The strong sales in January in Russia is a result of consumers' transferring assets to fixed property due to increased uncertainty.

Outlook for 2015

GUIDANCE (SEGMENT REPORTING, POC)

The Group revenue growth is estimated to be in the range of -5–5% at comparable exchange rates.

The operating profit margin excluding non-recurring items is estimated to be below the level of 2014.

In addition to the market outlook, the guidance is based on the following factors: At the end of 2014, 40% of YIT's order backlog was sold, in addition to which the company has signed a significant number of pre-agreements. Projects already sold and signed pre-agreements are estimated to contribute over one third of the total revenue in 2015. The rest of the revenue estimate is based on the 2015 sales volume estimate and capital release actions.

Operating profit margin excluding non-recurring items will be burdened by the following factors, in addition to the demanding market situation: The share of Housing Russia segment of the Group revenue is estimated to decrease due to the weakening of the ruble and the decline in the production volume, which will impact the operating profit margin negatively. In addition, investor sales which has lower margin than consumer sales and contracting are estimated to increase their share of revenue in Finland. Approximately half of the over EUR 380 million capital release program, started in autumn 2013, was carried out by the end of 2014. The execution of the program will be continued actively in 2015, and the capital release actions are estimated to have a negative effect on the operating profit margin.

MARKET OUTLOOK

Finland

In Finland, the macroeconomic uncertainty is estimated to affect the residential and business premises markets also in 2015.

Consumers are cautious, and the demand is expected to focus on small apartments in growth centres, whereas the investor demand is expected to remain good. Residential price development is estimated to be polarized especially between small and large apartments. Access to mortgage financing is estimated to remain good.

In Finland, the demand for business premises is estimated to remain modest and the real estate investors' interest to focus on prime locations in the capital region. Tendering process is ongoing in several major route projects, and opportunities are also seen in business premises contracting.

Russia

The visibility is exceptionally weak in Russia. Economic uncertainty is estimated to have a negative impact also on the residential market. Consumers' purchasing power is estimated to weaken, and the increasing inflation to increase the construction costs. At the same time, residential prices are expected to increase along with inflation. The demand is estimated to focus especially on small, either close to completion or completed apartments.

Access to mortgage financing is estimated to weaken, but the mortgage rates are expected to remain stable.

YIT ANNUAL REPORT 2014 77 CEE-countries In CEE-countries the residential and business premises markets are expected to be supported by the improved economic situation. However, the geopolitical tensions may have a negative impact especially in Latvia and Lithuania. Access to mortgage financing is estimated to remain good and residential prices to increase moderately. Board of Directors’ proposal for the distribution of distributable equity The parent company’s distributable equity on December 31, 2014 is EUR 321,945,443.39, of which the net loss for the financial year is EUR 467,226.57. The Board of Directors proposes to the Annual General Meeting that a dividend of EUR 0.18 per share be paid, resulting in a total amount of proposed dividends of EUR 22,605,118.56. After the distribution of dividends, the remaining profits will be left in the company’s distributable assets. No significant changes have taken place in the company’s financial position after the end of the financial year. The company’s liquidity is good and, in the view of the Board of Directors, the proposed dividend payout does not jeopardise the company’s solvency. Annual General Meeting 2015 YIT Corporation’s Annual General Meeting will be held on Wednesday, March 18, 2015 starting at 10 a.m. in the congress wing of Finlandia Hall, Helsinki. The notice of the General Meeting, which contains the Board of Directors’ proposals to the Annual General Meeting, was published in its entirety as a separate stock exchange release on February 5, 2015. GRI INDEX CORPORATE GOVERNANCE BUSINESS OPERATIONS YEAR 2014 FINANCIAL STATEMENT

YIT ANNUAL REPORT 2014

YEAR 2014 | BUSINESS OPERATIONS | CORPORATE GOVERNANCE | GRI INDEX | FINANCIAL STATEMENT

78

Key figures based on Group reporting (IFRS)

Income statement summary	2014	2013	2012
Revenue, EUR million	1,778.6	1,743.0	1,988.9
Operating profit, EUR million	94.8	104.0	198.0
Operating profit margin, %	5.3%	6.0%	10.0%
Profit before taxes, EUR million	74.3	95.0	183.8
Profit for the review period, EUR million	55.8	70.2	142.3
Attributable to equity holders of the parent company, EUR million	55.9	70.3	141.2
Attributable to minority interest, EUR million	-0.1	-0.1	1.1

Other key figures	2014	2013	2012
Operating cash flow after investments, EUR million	151.9	-87.9	49.9
Return on equity, % (2013 non-IFRS)	9.1%	9.6%	n.a.
Return on investment, % (2013 and 2012 non-IFRS)	6.4%	7.0%	15.0
Equity ratio, % (2012 non-IFRS)	29.2%	34.3%	39.8
Net interest-bearing debt, EUR million (2012 non-IFRS)	696.0	781.7	616.0
Gearing ratio, % (2012 non-IFRS)	129.9%	112.0%	80.9%
Net debt / EBITDA (2012 non-IFRS)	5.7	5.8	2.7
Gross capital expenditure on non-current assets, EUR million	13.9	20.2	28.4
% of revenue	0.8%	1.2%	1.4%
Research and development expenditure, EUR million	14.5	15.0	7.5
% of revenue	0.8%	0.9%	0.4%
Order backlog at end of period, EUR million	2,507.1	3,184.6	3,108.6
Number of personnel at Dec 31	5,881	6,172	6,691
Number of personnel on average during the year	6,116	6,575	6,730

2012 and Q1/2013 non IFRS -figures published with stock exchange release May 21, 2013.

Share-related key figures	2014	2013	2012
Earnings/share, EUR	0.44	0.56	1.13
Earnings/share, diluted, EUR	0.44	0.56	1.13
Equity/share, EUR	4.26	5.56	8.02
Dividend/share, EUR	0.18*	0.38	0.75**
Dividend/earnings, %	40.9%*	67.9%	66.6%**
Effective dividend yield, %	4.2%*	3.7%	5.1%**
Price/earnings ratio (P/E)	9.7	18.1	13.1

* Board of Directors' proposal to the Annual General Meeting
** Includes the Building Services business

Share price trend	2014	2013	2012*
Average price, EUR	7.35	13.01*	14.90
Low, EUR	4.17	8.67	11.87
High, EUR	10.70	17.88*	17.25
Price at Dec 31, EUR	4.27	10.16	14.78
Market capitalisation at Dec 31, EUR million	536.2	1,276.0	1,853.2

* Includes the Building Services business

Share turnover trend	2014	2013	2012*
Share turnover, thousands	144,276	111,193	96,887
Share turnover, % of shares outstanding	114.9%	88.6%	77.3%
Weighted average share issue-adjusted number of shares outstanding, thousands	125,587	125,529	125,352
Weighted average share issue-adjusted number of shares outstanding, diluted, thousands	125,587	125,529	125,352
Share issue-adjusted number of shares outstanding at Dec 31, thousands	125,584	125,59	125,384

* Includes the Building Services business

YIT ANNUAL REPORT 2014

YEAR 2014 | BUSINESS OPERATIONS | CORPORATE GOVERNANCE | GRI INDEX | FINANCIAL STATEMENT

79

Key figures based on segment reporting (POC)

Income statement summary	2014	2013	2012
Revenue, EUR million	1,801.2	1,858.8	1,959.0
Operating profit, EUR million	114.0	152.8	201.1
Operating profit margin, %	6.3%	8.2%	10.3%
Profit before taxes, EUR million	75.0	122.8	169.6
Profit for the review period*, EUR million	56.6	93.9	130.7

* Attributable to equity holders of the parent company

Other key figures	2014	2013	2012
Operating cash flow after investments, EUR million	151.9	-87.9	49.9
Return on equity, %	8.3%	11.8%	n.a.
Return on investment, %	7.7%	10.3%	15.0%
Equity ratio, %	32.4%	37.8%	43.1%
Net interest-bearing debt, EUR million	616.6	707.6	543.9
Gearing ratio, %	105.0%	91.3%	66.2%
Net debt / EBITDA	4.9	4.2	2.5
Gross capital expenditure on non-current assets, EUR million	13.9	20.2	28.4
% of revenue	0.8%	1.1%	1.5%
Research and development expenditure, EUR million	14.5	15.0	7.5
% of revenue	0.8%	0.8%	0.4%
Order backlog, Dec 31, EUR million	2,125.9	2,713.7	2,765.1

Share-related key figures	2014	2013	2012
Earnings/share, EUR	0.45	0.75	1.04
Dividend/share, EUR	0.18*	0.38	0.75**
Dividend/earnings, %	40.0%*	50.7%	71.9%**

* Board of Directors' proposal to the Annual General Meeting
** Includes the Building Services business

YIT ANNUAL REPORT 2014

YEAR 2014 | BUSINESS OPERATIONS | CORPORATE GOVERNANCE | GRI INDEX | FINANCIAL STATEMENT

80

Formulas for the key figures

Return on investment (ROI, %) =	Group's profit before taxes + interest expenses + other financial expenses +/- exchange rate differences x 100 Balance sheet total - non-interest bearing liabilities (average)
Return on operative invested capital (%) =	Segment's operating profit Segment's operative invested capital (average)
Segment's operative invested capital (EUR million) =	Tangible and intangible assets + goodwill + shares in associated companies and joint ventures + investments + inventories + trade receivables + other non-interest bearing operational receivables *) - provisions - trade payables - advances received - other non-interest bearing liabilities *) *) excluding items associated with taxes, distribution of profit and financial items
Return on equity (%) =	Net profit for the financial year x 100 Shareholders' equity + non-controlling interest (on average)
Equity ratio (%) =	Equity + non-controlling interest x 100 Balance sheet total - advances received
Gearing ratio (%) =	Interest-bearing liabilities - cash and cash equivalents x 100 Shareholders' equity + non-controlling interest
Net debt/Operating profit before depreciation and impairment =	Interest-bearing liabilities – liquid financial assets Operating profit before depreciation and impairment + interest expenses included in operating profit
Share issue-adjusted earnings per share (EUR) =	Net profit for the financial year (attributable to equity holders) Share issue-adjusted average number of outstanding shares during the period
Equity/share (EUR) =	Shareholders' equity Share issue-adjusted number of outstanding shares on December 31
Share issue-adjusted dividend per share (EUR) =	Dividend per share for the financial period Adjustment ratios of share issues during the period and afterwards
Dividend/earnings (%) =	Dividend per share x 100 Earnings per share
Effective dividend yield (%) =	Share issue-adjusted dividend per share x 100 Share issue-adjusted share price on December 31
Price per earnings ratio (P/E ratio) =	Share issue-adjusted share price on December 31 Share issue-adjusted earnings per share
Market capitalisation =	(Number of shares - treasury shares) x share price on the closing date by share series
Share turnover (%) =	Number of shares traded x 100 Average number of outstanding shares

YIT ANNUAL REPORT 2014

YEAR 2014 | BUSINESS OPERATIONS | CORPORATE GOVERNANCE | GRI INDEX | FINANCIAL STATEMENT

YIT Corporation Financial statement 2014

81

82 CONSOLIDATED INCOME STATEMENT

82 CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

83 CONSOLIDATED BALANCE SHEET

84 CONSOLIDATED CASH FLOW STATEMENT

85 CONSOLIDATED STATEMENT OF CHANGES IN EQUITY

87 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1 Accounting principles
2 Segment information
3 Acquisitions
4 Disposals
5 Long-term construction contracts
6 Other operating income
7 Other operating expenses
8 Depreciation and impairment
9 Employee benefit expenses
10 Research and development expenses
11 Financial income and expenses
12 Income tax
13 Earnings per share
14 Tangible assets
15 Intangible assets
16 Investments in associated companies and joint ventures
17 Available for sale investments
18 Non-current receivables
19 Deferred tax receivables and liabilities
20 Inventories
21 Trade and other receivables
22 Cash and cash equivalents
23 Equity
24 Employee benefit obligations
25 Provisions
26 Borrowings
27 Trade and other payables
28 Derivative instruments
29 Financial assets and liabilities by category
30 Financial risk management
31 Operating leases
32 Commitments and contingent liabilities
33 Subsidiaries
34 Related party transactions
35 Discontinued operations

132 INCOME STATEMENT OF PARENT COMPANY

133 BALANCE SHEET OF PARENT COMPANY

134 CASH FLOW STATEMENT OF PARENT COMPANY

135 NOTES TO THE PARENT COMPANY FINANCIAL STATEMENTS

144 BOARD OF DIRECTORS' PROPOSAL FOR THE DISTRIBUTION OF DISTRIBUTABLE EQUITY

145 AUDITOR'S REPORT

146 KEY FINANCIAL FIGURES

YIT ANNUAL REPORT 2014
YEAR 2014 | BUSINESS OPERATIONS | CORPORATE GOVERNANCE | GRI INDEX | FINANCIAL STATEMENT
82

Consolidated income statement, IFRS

EUR million	Note	2014	2013
Continuing operations			
Revenue	2,4,5	**1,778.6**	**1,743.0**
Other operating income	6	14.4	15.7
Change in inventories of finished goods and in work in progress		14.1	207.5
Production for own use		2.1	0.6
Materials and supplies		-318.4	-392.7
External services		-856.3	-928.1
Personnel expenses	9	-264.3	-286.9
Other operating expenses	7,1	-263.1	-237.7
Share of results in associated companies	16	0.3	0.0
Depreciation, amortisation and impairment	8	-12.6	-17.4
Operating profit		**94.8**	**104.0**
Financial income		0.7	9.6
Exchange rate differences (net)		-6.0	-5.2
Financial expenses		-15.2	-13.3
Financial income and expenses, total	11	-20.5	-9.0
Profit before taxes		**74.3**	**95.0**
Income taxes	12	-18.5	-24.8
Net profit for the financial year (continuing operations)		**55.8**	**70.2**

EUR million	Note	2014	2013
Attributable to			
Equity holders of the company		55.9	70.3
Non-controlling interests		-0.1	-0.1
Discontinued operations	35		
Net profit for the financial year			287.5
Equity holders of the company			287.5
Non-controlling interests			
Continuing and discontinued operations total			
Net profit for the financial year		55.8	357.6
Equity holders of the company		55.9	357.7
Non-controlling interests		-0.1	-0.1
Earnings per share for profit attributable to the equity holders of the Company during the financial year			
Earnings/share, EUR	13		
Continuing operations		0.44	0.56
Discontinued operations			2.29
Continuing and discontinued operations total		0.44	2.85
Earnings/share, EUR, diluted			
Continuing operations		0.44	0.56
Discontinued operations			2.29
Continuing and discontinued operations total		0.44	2.85

The notes are an integral part of these consolidated financial statements.

Statement of comprehensive income, IFRS

EUR million	Note	2014	2013
Continuing operations			
Profit for the financial year		**55.8**	**70.2**
Items that may be subsequently recognised through profit or loss:			
Cash flow hedging	30	0.4	3.0
– Deferred tax		-0.1	-0.8
Change in fair value of available-for-sale assets	17	0.0	0.0
– Deferred tax		0.0	0.0
Change in translation differences		-166.9	-49.7
Other change		0.2	
Items that may be reclassified subsequently to the statement of income, total		-166.4	-47.5
Items that will not be reclassified to the statement of income:			
Change in fair value of defined benefit pension	24	-0.2	
– Deferred tax		0.0	
Items that will not be reclassified to the statement of income, total		-0.2	
Other comprehensive income, total		-166.5	-47.5
Total comprehensive income (continuing operations)		**-110.7**	**22.7**
Attributable to			
Equity holders of the company		-110.7	22.8
Non-controlling interests		-0.1	-0.1
Discontinued operations			
Total comprehensive income			287.5
Equity holders of the company			287.5
Non-controlling interests			
Continuing and discontinued operations total			
Total comprehensive income		-110.7	310.2
Equity holders of the company		-110.7	310.3
Non-controlling interests		-0.1	-0.1

YIT ANNUAL REPORT 2014

YEAR 2014 | BUSINESS OPERATIONS | CORPORATE GOVERNANCE | GRI INDEX | FINANCIAL STATEMENT

83

Consolidated balance sheet, IFRS

EUR million	Note	December 31, 2014	December 31, 2014
ASSETS			
Non-current assets			
Tangible assets	14	55.4	65.2
Goodwill	15	10.9	10.9
Other intangible assets	15	11.3	7.1
Investments in associated companies and joint ventures	16	0.8	0.5
Available-for-sale financial assets	17	0.8	0.8
Receivables	18	2.9	0.6
Deferred tax receivables	19	40.3	42.4
Total non-current assets		**122.4**	**127.4**
Current assets			
Inventories	20	1,688.9	2,055.8
Trade and other receivables	3, 21	216.8	273.5
Tax receivables		10.8	14.5
Cash and cash equivalents	22	199.4	76.3
Total current assets		**2,116.0**	**2,420.1**
TOTAL ASSETS		**2,238.4**	**2,547.5**

EUR million	Note	December 31, 2014	December 31, 2014
EQUITY AND LIABILITIES			
Equity attributable to the equity holders of the Company	23		
Share capital		149.2	149.2
Legal reserve		1.5	1.5
Other reserves		-0.1	0.0
Treasury shares		-8.3	-8.2
Translation differences		-230.3	-63.5
Fair value reserve		-0.8	-1.2
Retained earnings		624.1	614.9
Equity attributable to the equity holders of the Company, total		**535.3**	**693.1**
Non-controlling interest		0.3	0.4
Total equity		**535.6**	**693.1**
Non-current liabilities			
Deferred tax liabilities	19	15.6	14.4
Pension obligations	24	0.9	0.7
Provisions	25	40.6	42.5
Borrowings	26	275.2	305.1
Other liabilities	27	22.9	35.0
Total non-current liabilities		**355.2**	**397.7**
Current liabilities			
Trade and other liabilities	27	704.8	884.6
Income tax liabilities		2.4	0.2
Provisions	25	20.2	19.0
Borrowings	26	620.2	552.9
Total current liabilities		**1,347.6**	**1,456.7**
Total liabilities		**1,702.8**	**1,854.4**
TOTAL EQUITY AND LIABILITIES		**2,238.4**	**2,547.5**

The notes are an integral part of these consolidated financial statements.

YIT ANNUAL REPORT 2014 84 Consolidated cash flow statement The notes are an integral part of these consolidated financial statements. EUR million Note 20142013 Cash flow from investing activities Acquisition of subsidiaries, net of cash acquired3 -0.5 -4.9 Purchases of property, plant and equipment14 -6.4 -9.4 Purchases of intangible assets15 -5.4 -5.7 Proceeds from sale of tangible and intangible assets 4.6 24.6 Proceeds from sale of available-for-sale financial assets 0.0 0.1 Continuing operations, total -7.6 4.7 Discontinued operations -17.2 Net cash used in investing activities -7.6 -12.5 Operating cash flow after investments 147.2 -135.7 Cash flow from financing activities Proceeds from borrowings26 177.4 27.7 Repayment of borrowings26 -109.8 -132.9 Change in loan receivables 5.0 5.1 Change in current borrowings, net26 -32.1 133.2 Payments of financial leasing debts -0.3 -0.3 Dividends paid and other distribution of assets -47.7 -94.0 Continuing operations, total -7.5 -61.2 Discontinued operations 147.2 Net cash used in financing activities -7.5 86.0 Net change in cash and cash equivalents 139.7 -49.7 Cash and cash equivalents at the beginning of the financial year 76.3 174.6 Cash and cash equivalents transferred in demerger -43.8 Foreign exchange rate effect on cash and cash equivalents -16.8 -4.7 Cash and cash equivalents at end of period22 199.4 76.3 EUR million Note 20142013 Cash flow from operating activities Net profit for the financial year 55.8 70.2 Adjustments for: Depreciation, amortisation and impairment 12.6 17.4 Other non-cash transactions 20.2 11.6 Financial income and expenses 20.5 9.0 Gains on the sale of tangible and intangible assets -1.2 -1.5 Taxes 18.5 24.8 Total adjustments 70.7 61.3 Change in working capital: Change in trade and other receivables 30.6 -42.8 Change in inventories 17.0 -296.8 Change in trade and other payables -10.2 186.9 Total change in working capital 37.4 -152.7 Interest paid -28.7 -34.8 Other financial items, net 29.4 5.2 Interest received 0.7 2.0 Dividends received 0.0 0.0 Taxes paid -5.8 -43.7 Continuing operations, total 159.5 -92.5 Discontinued operations -4.7 -30.7 Net cash used in operating activities 154.8 -123.2 GRI INDEX CORPORATE GOVERNANCE BUSINESS OPERATIONS YEAR 2014 FINANCIAL STATEMENT

YIT ANNUAL REPORT 2014

YEAR 2014 | BUSINESS OPERATIONS | CORPORATE GOVERNANCE | GRI INDEX | FINANCIAL STATEMENT

85

Consolidated statement of changes in equity, IFRS

		Equity attributable to equity holdersof the parent company									
EUR million	**Note**	**Share capital**	**Legal reserve**	**Other reserve**	**Translation difference**	**Fair value reserve**	**Treasury shares**	**Retained earnings**	**Total**	**Non-controlling interest**	**Equity, total**
Equity on January 1, 2013		**149.2**	**1.9**	**3.8**	**-6.1**	**-3.4**	**-9.2**	**869.8**	**1,005.9**	**3.3**	**1,009.2**
Correction of prior financial period error								-5.7	-5.7		-5.7
Adjusted equity on January 1, 2013		149.2	1.9	3.8	-6.1	**-3.4**	-9.2	**864.1**	**1,000.2**	**3.3**	**1,003.5**
Comprehensive income											
Profit for the financial year								357.7	357.7	-0.1	357.6
Other comprehensive income:											
Cash flow hedges	30					3.0			3.0		3.0
– Deferred tax						-0.8			-0.8		-0.8
Change in fair value of available for sale investments	17					0.0			0.0		0.0
– Deferred tax						0.0			0.0		0.0
Translation differences					-49.7				-49.7		-49.7
Comprehensive income, total					**-49.7**	**2.2**		**357.7**	**310.2**	**-0.1**	**310.1**
Transactions with owners											
Dividend distribution								-94.0	-94.0	0.0	-94.0
Share-based incentive schemes	23			-3.8			1.0	4.5	1.7		1.7
Assets transferred in the demerger, fair value								-515.2	-515.2		-515.2
Demerger effect			-0.4		-7.7	0.1			-8.0	-0.6	-8.6
Transactions with owners, total			**-0.4**	**-3.8**	**-7.7**	**0.1**	**1.0**	**-604.7**	**-615.7**	**-0.6**	-616.3
Changes in ownership shares in subsidiaries no loss of control											
Acquisition of non-controlling interest								-2.2	-2.2	-2.2	-4.4
Changes in ownership shares in subsidiaries, total								**-2.2**	**-2.2**	**-2.2**	**-4.4**
Equity on December 31, 2013		**149.2**	**1.5**	**0.0**	**-63.5**	**-1.2**	**-8.2**	**614.9**	**692.7**	**0.4**	**693.1**

A correction of erroneous information reported for previous financial periods was made in 2014. In accordance with retrospective accounting for errors pursuant to IAS 8, the overvaluation of work-in-progress inventory resulting from the error has been corrected in the opening equity for 2013. The effect of correcting the error retrospectively in the opening equity on the balance sheet for 2013 was as follows: equity EUR -5.7 million, work-in-progress inventory EUR -7.1 million and deferred tax assets EUR +1.4 million. The correction of the error affected the figures shown for the comparison period in the following notes to the consolidated financial statements: Note 2 Segment information, Note 19 Deferred tax receivables and liabilities, and Note 20 Inventories.

YIT ANNUAL REPORT 2014 86 Equity attributable to equity holdersof the parent company The notes are an integral part of these consolidated financial statements. EUR million Note Share Legal OtherTranslation capitalreservereservedifference Fair value TreasuryRetained reserve sharesearnings Total Non-controllingEquity, interest total Equity on January 1, 2014149.21.50.0-63.5 -1.2 -8.2 614.9 692.7 0.4 693.1 Comprehensive income Profit for the financial year55.9 55.9 -0.1 55.8 Other comprehensive income: Cash flow hedges300.4 0.4 0.4 – Deferred tax-0.1 -0.1 -0.1 Change in fair value of available for sale investments170.0 0.0 0.0 – Deferred tax-0.0 -0.0 -0.0 Change in fair value of defined benefit pension24-0.2 -0.2 -0.2 – Deferred tax0.0 0.0 0.0 Translation differences-166.9 -166.9 -166.9 Other differences0.2 0.2 0.2 Comprehensive income, total -166.9 0.355.9 -110.7 -0.1 -110.7 Transactions with owners Dividend distribution-47.7 -47.7 -47.7 Share-based incentive schemes23-0.1 0.01.1 1.0 1.0 Transactions with owners, total -0.1 0.0-46.6 -46.8 -46.8 Equity on December 31, 2014149.21.5-0.1 -230.3 -0.8 -8.3 624.1 535.3 0.3 535.6 GRI INDEX CORPORATE GOVERNANCE BUSINESS OPERATIONS YEAR 2014 FINANCIAL STATEMENT

YIT ANNUAL REPORT 2014 Notes to the consolidated financial statements, IFRS 87 1 Accounting principles of the financial statement and related legal code based on EU regulation 1606/2002 concerning the adoption of IFRS standards and interpretations in the EU. The notes to the consolidated financial statements also comply with the Finnish GAAP and the Companies Act that complement the IFRS standards. The figures in the financial statements are presented in thousands of euro. In the Annual Report the figures are presented in million euros doing the roundings on each line, which may cause some rounding inaccuracies in column and total sums. The consolidated financial statements have been prepared under the historic cost convention, as modified by revaluation of available-for-sale investments, financial assets and liabilities at fair value through profit and loss and derivative instruments at fair value. Share-based payments are measured at fair value at the time of granting. In the 2014 financial statements, an error pertaining to previous financial periods was corrected. The error was due to the incorrect processing of value added tax in the project reporting of one of YIT’s Russian subsidiaries. In accordance with retrospective accounting for errors pursuant to IAS 8, the overvaluation of work-in-progress inventory resulting from the error has been corrected in the opening equity on the balance sheet for 2013. The effect of correcting the error retrospectively in the opening equity for 2013 was as follows: work-in-progress inventory EUR -7.1 million, deferred tax assets EUR +1.4 million, and equity EUR -5.7 million. The error did not have any effect on the result for 2013 and 2014, nor did it have any cash flow effect. Correcting the error has only a minor effect on the key figures for previous periods presented in the financial statements dated December 31, 2014, and they have therefore not been adjusted. requirements for the procedure of preparing consolidated financial statements. The standard has not had an impact on the financial statements. • IFRS11 Joint Arrangements: The standard affected the presentation of joint arrangements in the financial statements. In accordance with the standard, the focus is on the rights and obligations of the arrangement rather than its legal form. There are two types of joint arrangement: joint operations and joint ventures. Joint operations arise where a joint operator has rights to the assets and obligations and accounts for its interest in assets, liabilities, revenue and expenses. Joint ventures arise when a joint venturer has rights to the net assets of the arrangement and accounts for its interest using the equity method. Proportional consolidation of joint ventures is no longer allowed. Based on an assessment of the Group’s joint arrangements, the joint arrangements are classified as joint ventures and the standard has therefore had no impact on the figures presented in the financial statements. • IFRS 12 Disclosures of Interests in Other Entities: IFRS 12 includes all of the disclosure requirements for all types of interests. It applies to joint arrangements, associates, special purpose vehicles and other off-balance sheet vehicles. The information required by the standard has been added to the notes to the consolidated financial statements. • IAS 28 (revised in 2011) Shares in associated companies and joint ventures: The revised standard outlines the accounting for investments in associates and joint ventures. As a result of the publication of IFRS 11, the equity method is applied to both. The revision of the standard did not have any impact on the consolidated financial statements. • Amendment regarding the offsetting of financial assets and liabilities in IAS 32 “Financial Instruments: Presentation”: The amendments are related to the guidance on the application of IAS 32. They clarify certain requirements concerning the offsetting of financial assets and liabilities on the balance sheet. The amendment did not have any impact on the information presented in the consolidated financial statements. • Amendment regarding the novation of derivatives in IAS 39 “Financial Instruments – Recognition and Measurement”: The amendment provides for an easement according to which hedge accounting can be continued under certain criteria when a derivative instrument is novated to a central counterparty. The amendment did not have any impact on the information presented in the consolidated financial statements. GENERAL INFORMATION YIT Group provides services for the construction sector. The services provided by the Group companies include construction services for the industrial and public sectors, residential construction services for con-sumers and road maintenance services in Finland. Furthermore, in Russia the Group provides after-sales service and maintenance for consumer customers’ new homes. The main market areas are Finland, Russia, the Baltic countries, the Czech Republic and Slovakia. The Group has two segments: Housing and Business Premises and Infrastructure. YIT’s partial demerger was implemented on June 30, 2013. In the partial demerger, the assets and liabilities related to YIT’s Building Services business were transferred to Caverion Corporation. Until the execution date of the partial demerger (June 30, 2013), the transactions included in YIT’s Building Services business transferred to Caverion Cor-poration are presented on a separate line in discontinued operations in the comparison data in YIT’s income statement and cash flow statement. The Group’s parent company is YIT Corporation. The parent company is domiciled in Helsinki, and its registered address is Panuntie 11, 00620 Helsinki, Finland. The parent company’s shares have been listed on Nas-daq OMX Helsinki Oy Helsinki stock exchange since 1995. Copies of the consolidated financial statements are available at www. yitgroup.com or the parent company’s head office, address Panuntie 11, 00620 Helsinki, Finland. YIT Corporation’s Board of Directors approved these consolidated financial statements for publication in its meeting held on 5 February 2014. In accordance with the Finnish Companies Act, shareholders may approve or reject the financial statements in an Annual General Meeting held after their release. The General Meeting also has the right to pass a resolution on changing the financial statements. Application of revised standards and interpretations as from January 1, 2014 The effects of other standards and interpretations adopted on January 1, 2014 on the reporting period have been as follows: • IFRS10 Consolidated Financial Statements: The standard defines principles applied to the preparation and presentation of consolidated financial statements when the entity has control in one or several entities. The standard specifies the principle of control, and control is defined as grounds for consolidation. The standard provides guidelines on the application of the concept of control in determining whether the investor has control and must therefore consolidate the investee in its consolidated financial statements. The standard also includes SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES Basis of preparation The consolidated financial statements have been prepared in accordance with the International Financial Reporting Standards (IFRS). All of the IAS/IFRS standards and SIC/IFRIC interpretations approved by the EU Commission by December 31, 2013 have been complied with. Interna-tional Financial Reporting Standards refer to the Finnish Accounting Act GRI INDEX CORPORATE GOVERNANCE BUSINESS OPERATIONS YEAR 2014 FINANCIAL STATEMENT

YIT ANNUAL REPORT 2014 88 CONSOLIDATION Subsidiaries Subsidiaries are all companies (including structured entities) in which the Group exercises control. The criteria for control are fulfilled when the Group is exposed, or has rights, to variable returns from its involvement with the company and has the ability to affect those returns through its power over the company. Subsidiaries are consolidated in the consoli-dated financial statements from the date when the Group obtains control, while subsidiaries divested are consolidated up to the date when control ceases. The Group applies the acquisition method to account for business combinations. The consideration transferred for the acquisition of a sub-sidiary is the fair values of the assets transferred, the liabilities incurred to the former owners of the acquiree and the equity interests issued by the Group. The consideration transferred includes the fair value of any asset or liability resulting from a contingent consideration arrangement. Iden-tifiable assets acquired and liabilities and contingent liabilities assumed in a business combination are measured initially at their fair values at the acquisition date. The Group recognises any non-controlling interest in the acquiree on an acquisition-by-acquisition basis, either at fair value or at the non-controlling interest’s proportionate share of the recognised amounts of acquiree’s identifiable net assets. Acquisition-related costs are expensed as incurred. If the business combination is achieved in stages, the acquisition date carrying value of the acquirer’s previously held equity interest in the acquiree is re-measured to fair value at the acquisition date; any gains or losses arising from such re-measurement are recognised in profit or loss. Any contingent consideration to be transferred by the Group is recog-nised at fair value at the acquisition date. Subsequent changes to the fair value of the contingent consideration that is deemed to be an asset or liability is recognised in accordance with IAS 39 either in profit or loss or as a change to other comprehensive income. Contingent consideration that is classified as equity is not re-measured, and its subsequent settle-ment is accounted for within equity. Inter-company transactions, balances and unrealised gains on trans-actions between Group companies are eliminated. Unrealised losses are also eliminated. When necessary, amounts reported by subsidiaries have been adjusted to conform with the Group’s accounting policies. Associated companies The consolidated financial statements include associated companies in which the YIT Group has a significant influence but not a controlling interest. Generally, this accompanies a shareholding of between 20% and 50% of the voting rights. Associated companies have been consoli-dated using the equity method. If the Group’s share of associates’ losses exceeds the carrying amount, losses in excess of the carrying amount are not consolidated unless the Group has committed itself to fulfilling the obligations of the associates. Unrealised profits between the Group and associates have been eliminated in accordance with the Group’s holding. An investment in an associate includes the goodwill arising from acquisi-tion, which has been tested for impairment. Transactions with non-controlling interests The Group treats transactions with non-controlling interests as trans-actions with equity owners. When the Group purchases from non-con-trolling interests, the difference between any consideration paid and the relevant share acquired of the carrying value of net assets of the subsid-iary is recorded in equity. Gains or losses on disposals to non-controlling interests are also recorded in equity. When the Group ceases to have control, any remaining interest in the entity is re-measured at fair value on the date control ceases, with the change in the carrying amount recognised through profit or loss. In addition, any amounts previously recognised in other comprehensive income in respect of that entity are accounted for as realised and booked to income statement. If the interest is reduced but control is retained, only a proportionate share of the amounts previously recognised in other comprehensive income are booked to non-controlling interest in equity. Joint ventures The Group applies IFRS 11 to all joint arrangements. Under IFRS 11 investments in joint arrangements are classified as either joint operations or joint ventures depending on the contractual rights and obligations each investor. The Group’s management has assessed the nature of its joint arrangements and determined them to be joint ventures. Joint ven-tures are accounted for using the equity method. Under the equity method of accounting, interests in joint ventures are initially recognised at cost and adjusted thereafter to recognise the Group’s share of the post-acquisition profits or losses and movements in other comprehensive income. When the Group’s share of losses in a joint venture equals or exceeds its interests in the joint ventures (which includes any long-term interests that, in substance, form part of the Group’s net investment in the joint ventures), the Group does not recog-nise further losses, unless it has incurred obligations or made payments on behalf of the joint ventures. Unrealised gains on transactions between the Group and its joint ventures are eliminated to the extent of the Group’s interest in the joint ventures. Unrealised losses are also eliminated unless the transaction provides evidence of an impairment of the asset transferred. Account-ing policies of the joint ventures have been changed where necessary to ensure consistency with the policies adopted by the Group. FOREIGN CURRENCY TRANSLATION The financial statement items of each Group company are measured using the currency of its business environment (functional currency). The consolidated financial statements are presented in euro, which is the Group’s functional and reporting currency. Foreign currency transactions Foreign currency transactions are translated into the functional currency using the exchange rates prevailing on the date of transaction or valu-ation, where items are re-measured. Foreign exchange rate gains and losses resulting from the settlement of such transactions and from the translation at year-end exchange rates of monetary assets and liabilities denominated in foreign currencies are recognised in the income state-ment. Foreign exchange gains and losses that relate to borrowings and cash and cash equivalents are presented in the income statement within “Finance income and costs”. All other foreign exchange gains and losses are presented in the income statement above operating profit. Non-mon-etary items are mainly valued at the transaction date’s foreign exchange rates. The foreign exchange rate gains or losses related to non-monetary items valued at fair value are included in the change of the fair value. GRI INDEX CORPORATE GOVERNANCE BUSINESS OPERATIONS YEAR 2014 FINANCIAL STATEMENT

YIT ANNUAL REPORT 2014

YEAR 2014 | BUSINESS OPERATIONS | CORPORATE GOVERNANCE | GRI INDEX | FINANCIAL STATEMENT

89

Translation of financial statements of foreign Group companies

The income statements of foreign Group companies have been translated to euro using the average exchange rate quoted for the calendar months of the reporting period. The balance sheets have been translated using the rates on the closing date. The translation of the result for the period using different exchange rates in the income statement and balance sheet results in a translation difference, which is entered in equity in the retained earnings.

Translation differences arising from the elimination of the acquisition cost of foreign subsidiaries and items classified to be a part of net investments and the hedging result of these net investment are entered in shareholders' equity. When a foreign subsidiary is disposed of or sold, exchange differences that were recorded in equity are recognised in the income statement as part of the gain or loss on sale. Translation differences arising before January 1, 2004, are recorded in the retained earnings at the transition to IFRS and they will not be entered in the income statement in the event of the sale of a subsidiary.

Both the goodwill arising from the acquisition of a foreign unit and the adjustments of acquired assets and liabilities to their fair values have been treated as the assets and liabilities of the foreign unit in question and translated at the rate on the closing date. The goodwill and fair value adjustments related to acquisitions before January 1, 2004, have been denominated in euro.

CURRENCY EXCHANGE RATES USED IN YIT CONSOLIDATED FINANCIAL STATEMENTS:

		Income statement Jan-Dec 2014	Income statement Jan-Dec 2013	Balance sheet 31.12.2014	Balance sheet 31.12.2013
1 EUR =	CZK	27.5364	25.9904	27.7350	27.4270
	PLN	4.1843	4.1971	4.2732	4.1543
	RUB	51.0378	42.3362	72.3370	45.3246
	LVL		0.7015		0.7028
	LTL	3.4528	3.4528	3.4528	3.4528

TANGIBLE ASSETS

Tangible asset are stated at historical cost less depreciation and impairment.

Depreciation on tangible assets is calculated using the straight-line method to allocate the cost to over their estimated useful lives. Land is not depreciated. The estimated useful lives of tangible assets are the following:

Buildings	40 years
Constructions	5-10 years
Productive machinery and equipment	10 years
Office furniture	5 years
Computers and computer supplies	3-5 years
Cars and trasferable vehicles	3-8 years
Other property, plant and equipment	10-40 years

The residual values and economic lifetimes of assets are assessed in each closing. If necessary, they are adjusted to reflect the changes in expected financial benefits. Capital gains or losses on the sale of property, plant and equipment are included in other operating income or losses.

GOVERNMENT GRANTS

Government grants are recognised as decreases in the carrying amount of property, plant and equipment. Grants are recognised as revenue through smaller depreciations over the economic life of an asset. Government grants relating to costs are recognised in the income statement in the same period when the costs are expensed.

INVESTMENT PROPERTY

YIT Group has no assets that are classified as investment properties.

GOODWILL

Goodwill represents the excess of the cost of an acquisition over the fair value of the Group's share of the net identifiable assets of the acquired subsidiary on the date of acquisition. The net identifiable assets include the assets and liabilities acquired and the liabilities assumed as well as the contingent liabilities. The acquisition cost is valued at fair value. Goodwill on the consolidation of business functions before January 1, 2004, corresponds to the carrying amount as per the previously employed accounting standards, which has been used as the deemed cost in the IFRS transition. Goodwill is subjected to an annual impairment test. To this end, goodwill is allocated to cash-generating units. Goodwill is measured at the original acquisition cost less impairment. Impairment is expensed directly in the income statement. Gains and losses on the disposal of an entity include the carrying amount of goodwill relating to the entity sold.

OTHER INTANGIBLE ASSETS

An intangible asset is initially entered in the balance sheet at acquisition cost when the acquisition cost can be reliably determined and the intangible asset is expected to yield economic benefit to the Group. Intangible assets with a known or estimated limited economic lifetime are expensed in the income statement on a straight-line basis over their economic lifetime. Intangible assets with an unlimited economic lifetime are not depreciated, but are instead subjected to an impairment test annually.

Other intangible assets acquired in connection with business acquisitions are recognised separately from goodwill if they fulfil the definition of an asset: they can be specified or are based on agreements or legal rights. Intangible assets recognised in connection with business acquisitions include the value of customer agreements and associated customer relationships, prohibition of competition agreements, and the value of acquired technology and industry-related process competence. The value of customer agreements and associated customer relationships and industry-related process competence is defined on the basis of cash flows estimated according to the durability and duration of the assumed customer relations.

Acquired computer software and licences are capitalised on the basis of the costs incurred to acquire and bring to use the specific software. The acquisition cost is amortised on a straight-line basis over the estimated useful life. Computer maintenance costs are expensed as they are incurred. In IT projects that are classified as strategic, own work is capitalised in the balance sheet insofar as the capitalisation criteria are met in respect of cost monitoring, etc. Amortisation begins when the IT project is ready for use.

Research expenditure is expensed in the income statement. Expenditure on the design of new or more advanced products is capitalised as intangible assets in the balance sheet as from the date when the product is technically feasible, can be utilised commercially and is expected to yield future financial benefits. Capitalised development expenditure is amortised over the economic life. Amortisation begins when the asset is ready for use. Incomplete assets are tested annually for impairment. Development expenses that are not expected to yield financial benefits

YIT ANNUAL REPORT 2014 90 are expensed in the income statement. To date, the Group’s research and development expenditure has not met capitalisation criteria. The amortisation periods of other intangible assets are as follows: INVENTORIES Inventories are measured either at the lower of acquisition cost or net realisable value. The acquisition cost of materials and supplies is deter-mined using the weighted average price method. The acquisition cost of work in progress and shares in completed housing and real estate companies comprises the value of the plot and other raw materials, plan-ning costs, direct costs of labour, other direct costs and the appropriate portion of the variable general costs of manufacture and fixed overhead. The net realisable value is the estimated selling price in ordinary business operations less the estimated expenditure on product completion and sales. In estimating the net realisable value of shares in completed hous-ing and real estate companies, the available market information and the level of the yield on the properties are taken into account. In assessing the net realisable value of plots of land, their intended use is taken into account. In the valuation of plots of land used for construction, the com-pleted products in which they will be included are taken into consider-ation. The carrying amount of plots of land is decreased only when the completed products are expected to be sold at a price lower than the acquisition cost. The net realisable value of other plots of land is based on the market price of the land. NON-CURRENT ASSETS AND DISCONTINUED OPERA-TIONS HELD FOR SALE Non-current assets or assets related to discontinued operations are classified as assets held for sale when their carrying amount is to be recovered principally through a sale or disposal transfer transaction. An asset is to be classified as held for sale when the sale or disposal is highly probable, the asset is available for sale in its present condition and on customary terms, the management is committed to sell the asset and the sale is expected to be completed within one year from the date of classification. Assets held for sale are valued at the lower of their carrying amount or fair value less costs to sell. The depreciation of these assets will be discontinued at the time of reclassification. The disposal group includes assets, which do not fall within the scope of IFRS 5, while liabilities are measured in accordance with the applicable IFRS standards also after the classification. A discontinued operation is a component of the Group that either has been disposed of or is classified as held of sale and meets the following conditions: • It represents a separate major line of business or geographical area of operations • It is part of a single coordinated plan to dispose of a separate major line of business or geographical area of operations • It is a subsidiary acquired exclusively with a view to resale. Customer relations and contract bases Unpatented technology Computer software and other items Prohibition of competition 3 - 5 years 3 - 5 years 2 - 5 years 2 - 3 years IMPAIRMENT OF TANGIBLE AND INTANGIBLE ASSETS At each closing date, YIT Group evaluates whether there are indications of impairment in any asset item. If impairment is indicated, the recov-erable amount of said asset is estimated. In addition, the recoverable amount is assessed annually for each of the following asset items regard-less of whether impairment is indicated: goodwill, intangible assets with an unlimited economic lifetime and incomplete intangible assets. The need for impairment is assessed at the level of cash-generating units. The recoverable amount is the fair value of the asset item less the higher of selling costs or the value in use. The value in use is determined based on the discounted future net cash flows estimated to be recover-able from the assets in question or cash-generating units. The discount rate used is a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the asset items. An impairment loss is recognised if the carrying amount of the asset item is higher than its recoverable amount. The impairment loss is entered directly in the income statement and is initially allocated to the goodwill allocated to the cash-generating unit and thereafter equally to other asset items. An impairment loss is reversed when the situation changes and the amount recoverable from the asset item has changed since the date when the impairment loss was recorded. However, impairment losses are not reversed beyond the carrying amount of the asset exclusive of impairment losses. Impairment losses on goodwill are never reversed. The calculation of recoverable amounts requires the use of estimates. For more information on impairment testing, see note 15. LEASE AGREEMENTS Group as lessee Lease agreements concerning assets in which the Group holds a mate-rial share of the risks and benefits of ownership are classified as financial lease agreements. A financial lease agreement is entered in the balance sheet at the lower of the fair value of the leased asset on the starting date of the lease agreement or the current value of the minimum rents. Assets acquired under financial lease agreements are depreciated over their economic lifetime or the period of lease, whichever is shorter. Each lease payment is allocated between the liability and finance charges so as to achieve a constant rate on the finance balance outstanding per financial period. The lease commitments of financial lease agreements are included in the financial liabilities. Lease agreements in which the risks and benefits of ownership are retained by the lessor are treated as other lease agreements. Rents paid on other lease agreements are expensed in even instalments in the income statement over the duration of the rental period. Incentives received are deducted from the rents paid on the basis of the time pat-tern of the benefit. Revenue from discontinued operations is presented as a separate item in the Group’s OCI. Assets held for sale, disposal groups, items related to the assets held for sale and recognised directly in the share-holders’ equity, and liabilities related to the disposal group are presented separately from other assets in the balance sheet. EMPLOYEE BENEFITS Pension liabilities The Group has different defined contribution and defined benefit pension plans in its various operating areas. The local regulations and practices of the countries in question are applied in these plans. Contributions to defined contribution pension plans are entered in the income statement in the financial period during which the charge applies. The Group has defined benefit pension plans in Finland. Obligations connected with the Group’s defined benefit plans are calculated by independent actuaries. The discount rate used in calculating the present value of the pension liability is the market rate of high-quality corporate GRI INDEX CORPORATE GOVERNANCE BUSINESS OPERATIONS YEAR 2014 FINANCIAL STATEMENT

YIT ANNUAL REPORT 2014

YEAR 2014 | BUSINESS OPERATIONS | CORPORATE GOVERNANCE | GRI INDEX | FINANCIAL STATEMENT

91

bonds or the interest rate of treasury notes. The maturity of the reference rate substantially corresponds to the maturity of the calculated pension liability. The liability recognised on the balance sheet in respect of defined benefit pension plans is the present value of the defined benefit obligation at the end of the reporting period less the fair value of plan assets. Defined benefit pension plan expenses comprise expenses based on employee service, which is recognised in personnel expenses, and net interest cost, which is also recognised in personnel expenses. Actuarial gains and losses are charged or credited to equity in other comprehensive income in the period in which they arise.

Share-based payments

Possible rewards under the share-based incentive scheme are paid as a combination of YIT Corporation shares and cash settlement, or fully in cash, based on achieved financial target levels. The cost effect of equity-settled share is recognised as personnel expenses and equity reserve. The cost is based on the market price of the YIT Corporation share at the grant date and it will be expensed over the vesting period. The cash-settled reward is based on the market value of YIT's share at the balance sheet date and it is expensed to personnel expenses and current liabilities until the settlement date.

Termination benefits

Termination benefits are payable when employment is terminated by the Group before normal retirement. The Group recognises termination benefits when it is committed to terminating the employment of current employees according to a detailed formal plan without possibility of withdrawal. In addition, benefits that the Group has offered in connection with terminations to encourage voluntary redundancy are expensed. Benefits falling due more than 12 months after the balance sheet date are discounted to present value. Other possible liabilities arising from the termination of employees in different legislations are assessed at the closing date and recognised as an expense and liability.

PROVISIONS

Provisions are recorded when the Group has a legal or constructive obligation on the basis of a prior event, the materialisation of the payment obligation is probable and the size of the obligation can be reliably estimated. Provisions are valued at the current value of the costs required to cover the obligation. If compensation for a share of the obligation can be received from a third party, the compensation is recorded as a separate asset item, but only when it is practically certain that said compensation will be received. Provisions are booked for loss-making agreements when the obligatory expenditure required to meet obligations exceeds the benefits yielded by the agreement. The amount of the guarantee and Finnish 10-year provisions for commitments in the construction industry provision is set on the basis of experience of the materialisation of these commitments. Provisions for restructuring are recognised when the Group has made a detailed restructuring plan and initiated the implementation of the plan or has communicated about it. Provisions are not recognised for the continuing operations of the Group. A contingent liability is an obligation that has possibly arisen as a result of past events and whose existence is confirmed only when the uncertain event that is beyond the Group's control is realised. In addition, an existing obligation that probably does not require the fulfilment of debt or whose amount cannot be reliably assessed is considered a contingent liability. Contingent liabilities are presented in the notes.

INCOME TAXES

Tax expenses in the income statement comprise taxes on the taxable income for the financial period and deferred tax liabilities. Taxes are entered in the income statement except when they are associated with items recognised under shareholders' equity. Taxes on the taxable income for the financial period are calculated on the taxable income on the basis of the tax rate stipulated for each country by the balance sheet date. Taxes are adjusted for the taxes of previous financial periods, if applicable. The management evaluates positions taken in tax returns with respect to situations in which applicable tax regulation is subject to interpretation. The tax provisions entered in such situations are based on evaluations by the management.

Deferred taxes are calculated on all temporary differences between the carrying amount and taxable value. No deferred taxes are calculated on goodwill impairment that is not deductible in taxation and no deferred taxes are recognised on the undistributed profits of subsidiaries to the extent that the difference is unlikely to be discharged in the foreseeable future. Deferred taxes have been calculated using the statutory tax rates or the tax rates whose confirmed content has been announced by the closing date. Deferred tax assets have been recognised to the extent that it is probable that taxable income against which the temporary difference can be applied will materialise in the future. The most significant temporary differences arise from differences of the partial debiting and taxable income of long-term projects, depreciation differences of property, plant and equipment, defined benefit pension plans, provisions deductible at a later date, measurement at fair value in connection with acquisitions, unused tax losses and voluntary provisions.

Deferred income tax assets and liabilities are offset when there is a legally enforceable right to offset current tax assets against current tax liabilities and when the deferred income tax assets and liabilities relate to income taxes levied by the same taxation authority on either the same taxable entity or different taxable entities where there is an intention to settle the balances on a net basis.

FINANCIAL ASSETS AND LIABILITIES

Classification and entry of financial assets

The Group records financial assets at the settlement day. Financial assets are derecognised from the balance sheet when the right to cash flows from an item included in financial assets ends or when control over said cash flows has been assigned outside the Group with the related risks and revenue.

The fair values of the financial assets are market rates if one has been reliably available, or otherwise discounted values or accounting values if this is reasonably close to the fair value. The discount rate used is the rate at which the Group could possibly sell a corresponding batch on the closing date.

The Group has, at the initial recognition, classified its financial assets into the following categories on the basis of the purpose for which they have been acquired:

Financial assets originally measured at fair value through profit and loss

Financial assets measured at fair value through profit and loss are financial assets or derivatives held for trading that do not meet the criteria for hedge accounting according to IAS 39. Currency forward contracts and interest rate swaps associated with business operations and financing to which IAS 39-compliant hedging is not applied have been classified into this category. Derivatives are originally measured at fair value when the Group becomes a contractual party to an agreement and are subsequently measured at fair value. Currency forward contracts are used for hedging against the currency exposure of exchange rates and resulting changes in fair value are entered in other operating income and expenses or financial income and expenses based on their nature in the financial period in which they were incurred. Interest rate swaps are used to hedge against changes in market interest rates, and changes in the fair value of interest rate swaps are entered in financing income or expenses in the financial period in which they were incurred. Derivatives are non-current assets when their maturity is more than 12 months (Receivables) and current assets (Trade and other receivables) when

YIT ANNUAL REPORT 2014

YEAR 2014 | BUSINESS OPERATIONS | CORPORATE GOVERNANCE | GRI INDEX | FINANCIAL STATEMENT

92

the remaining maturity is less than 12 months. Derivatives may also be liabilities; their accounting principles are specified below under "Financial liabilities."

Loans and receivables

Loans and receivables consist of loan receivables, trade receivables and certain other receivables.

Loan receivables are current if the maturity date is within 12 months after the closing date, otherwise they are non-current. They are initially measured at fair value and subsequently valued at the periodised acquisition costs using the effective yield method less any impairment. The changes are recognised in the income statement under financial income or expenses.

Trade and other receivables are current if the maturity date is within 12 months after the closing date, otherwise they are non-current. They are initially measured at fair value and subsequently valued at the periodised acquisition costs using the effective yield method less any impairment. The changes are recognised under other operating income or expenses.

Available-for-sale financial assets

Available-for-sale financial assets not falling into the categories presented above. They are non-current financial assets that the Group will not actively dispose of in the short-term. Available-for-sale financial assets primarily comprise shares and participations acquired to support business operations, e.g. in local telecom, water and environment service companies. They are not primarily quoted in well-functioning markets and they are measured at acquisition cost less any impairment. Quoted shares are measured at fair value and others, when the fair value cannot be evaluated reliably, at the original acquisition cost. When fair value can be evaluated reliably, the changes in fair value are entered in the comprehensive income statement and are presented in the fair value reserves in shareholders' equity, taking the tax impact into consideration. Changes in fair value are transferred from the fair value reserve to financing income or expenses when the Group disposes of an available-for-sale financial asset or its value has declined such that an impairment loss must be recognised on it. Impairment of an equity investment classified as an available-for-sale financial asset is not derecognised through profit or loss.

Cash and cash equivalents

Cash and cash equivalents include cash, bank deposits withdraw able on demand and liquid short-term investments whose original maturity is no more than three months. They are recorded in the balance sheet at the original acquisition cost and the yield under financing income. The available overdraft facilities are included in current liabilities in the balance sheet and netted as the Group has a contractual offsetting right to execute the net amount to the creditor.

Impairment of financial assets

Assessment as to whether there is objective evidence of an impairment of an item included in the financial assets occurs on the closing date. An impairment loss is recognised if the carrying amount of the asset item is higher than its recoverable amount. An impairment loss is reversed if the recoverable amount has changed from the date it was recognised due to a change in circumstances.

The fair value of available-for-sale financial assets is considered decreased when their value has decreased significantly over a longer term. In this case, changes to the fair value are entered from shareholders' equity to the income statement. Impairment losses to equity investments classified as available-for-sale financial assets are not derecognised through profit or loss.

The value of loan and trade receivables in other receivables is considered to have decreased when it is apparent that the Group will not be able to collect the receivable in accordance with the original terms and conditions. The Group recognises the impairment loss concerning sales receivables immediately when there is objective evidence that the receivable cannot be collected in full. In addition, delay or default on a payment by the debtor or known financial difficulties of the debtor are considered additional factors indicative of an impairment of trade receivables. According to the Group's principle concerning the valuation of trade receivables, 50% of unsecured and uncertain receivables overdue more than 180 days and 100% of those overdue more than 360 days is recognised as an expense. Due to the application of the percentage of completion method, part of the items considered write-downs is included in the project cost estimate and taken into consideration as weakened margin forecast. Write-downs on loss-making projects are included in the provisions for losses.

Financial liabilities

Financial liabilities are recorded in the balance sheet at the settlement day and derecognised from the balance sheet when the related obligations expire or transfer outside the Group in accordance with the agreements.

The Group has classified its financial liabilities into the following categories:

Financial liabilities at periodised acquisition cost using the effective interest rate method

These are originally measured at fair value. Transaction costs arising in connection with taking out the loan have been included in the original carrying amount. Financial liabilities may be current or non-current. Financial liabilities are later valued at the periodised acquisition cost using the effective interest rate method. Borrowing costs arising as a result of the acquisition, construction or manufacturing of a qualifying asset are capitalised as part of the acquisition cost of the asset in question when it is probable that they will produce future financial benefit and can be reliably determined. Other borrowing costs are expensed in the period during which they emerged. Fees paid on the establishment of loan facilities are recognised as expenses over the period of the facility to which it relates.

Developer contracting-related debts from contract receivables sold to financing companies are also presented in financial liabilities. The receivables sold to financing companies are included in the current borrowings during the loan period to the extent they are related to housing production or commercial real estates recognised as revenue upon completion. Loans from external financial institutions drawn down by housing corporations have been accounted for as liabilities to the extent that they apply to unsold shares.

The Group has applied from January 1, 2010 the IFRIC15 interpretation, according to which sold residential units in own residential development projects are recognised when projects are complete. As a result, all construction-stage contract receivables related to residential housing production or business premises recognised as revenue upon completion must be reported as part of the interest-bearing liabilities on the balance sheet. Previously, this part of the construction-stage contract receivables was reported as an off-balance sheet item.

The fair values of the financial liabilities are market rates if one has been reliably available, or otherwise discounted values or accounting values if this is reasonably close to the fair value. The discount rate used is the rate at which the Group could possibly buy a corresponding item on the closing date.

Financial liabilities measured at fair value

Currency forward contracts and interest rate swaps associated with business operations and financing to which IAS 39 compliant hedging is not

YIT ANNUAL REPORT 2014 93 applied have been classified into this category. Derivatives are originally measured at fair value when the Group becomes party to an agreement and is subsequently measured at fair value. Currency forward contracts are used for hedging against the currency exposure of exchange rates and resulting changes in fair value are entered in other operating income and expenses or financial income and expenses in the financial period in which they were incurred. Interest rate swaps are used to hedge against changes in market interest rates, and changes in the fair value of interest rate swaps are entered in financing income or expenses in the financial period in which they were incurred. Derivatives are non-current liabilities when their maturity is more than 12 months (Other liabilities) and current liabilities when the remaining maturity is less than 12 months (Trade and other payables). Fair value of derivative instruments and hedge accounting The fair value of derivative instruments equals the value the Group would receive or pay if the derivative contract were transferred. The fair value of exchange rate forward agreements has been assessed by using the market prices at the closing day. These quoted prices for interest rate swap agreements are derived from the discounted future cash flows, and the quoted prices for other agreements are based on general market conditions and common pricing models. The fair value of commodity derivatives is based on average market price on the balance sheet date. Derivative instruments used in hedge accounting that meet the hedge accounting criteria under IAS 39 are entered in the balance sheet at fair value on the day that the Group becomes counterpart to the agreement. The Group has applied hedge accounting for hedging against the refer-ence rate of floating rate loans (cash flow hedging). The Group docu-ments the relationship between the target and the hedging instruments and assesses the effectiveness of the hedging ratio. The effectiveness of hedging is evaluated in connection with the preparation of each financial statement, at minimum. Changes in the fair value of the effective part of derivative instruments meeting the criteria for cash flow hedging are entered in the fair value reserves in shareholders’ equity, taking the tax impact into consideration. Gains and losses recognised in shareholders’ equity are transferred to financial income or expenses within the same financial periods as the items of the hedging target. When a hedging instrument acquired to hedge cash flow matures or is sold, or when the criteria of hedging accounting are no longer satisfied, the profit or loss accrued from the hedging instrument remains in equity until the forecasted transaction is realised. Nevertheless, if the forecasted hedged transaction is no longer expected to be implemented, the profit or loss accrued in equity is recognised immediately in the income statement. TREASURY SHARES If a Group company acquires YIT Corporation shares, the consideration paid for the shares and acquisition-related costs are decreased from shareholders’ equity until the shares are nullified or re-circulated. When the company sells its own shares, the direct transaction costs can be decreased from the consideration received, which is then entered in shareholders’ equity. tion contracts and long-term service agreements carried out through a consortium are included in the relevant Group company’s reporting and are recorded as revenue on the basis of the degree of completion and the Group’s share in the consortium. Own residential and commercial real estate development projects From January 1, 2010, the revenue generated by YIT’s own residen-tial development projects is recognised when the project is complete i.e. when the residential units are ready to be handed over to the client. Revenue recognition of completed projects is based on degree of sale. Under the old practice, the revenue was recognised during the construc-tion phase based on the percentage of degree of completion and the degree of sale. In the case of YIT’s commercial real estate development projects, the recognition practice will be evaluated on a case-by-case basis and in accordance with the terms and conditions of each contract. These projects will be recognised when the construction work has started or when the project is complete. The share of income and expenses to be recognised is calculated by using the formula percentage of completion multiplied by the percentage of sale multiplied by the occupancy rate. YIT normally secures the key tenants prior to starting a business premises project and the investor at the early stage of construction of the project. If it is probable that the total expenditure required to complete a con-tract will exceed the total income from the project, the expected loss is expensed immediately in all circumstances. Revenue recognition on the basis of the degree of completion related to long-term service agree-ments and construction contracts is based on estimates. If the estimates of the end result of a contract change, the sales and profits recognised are adjusted in the reporting period when the change first becomes known and can be evaluated. INCOME RECOGNITION Income from product and service sales is recorded as revenue at fair value with the indirect taxes, discounts. Goods and services sold YIT Group designs, constructs and sells residential units and business premises and develops and maintains living infrastructure. Furthermore, in Russia, the Group provides after-sales service and maintenance for consumer customers’ new homes. Income from sales of products is recorded when the significant risks, benefits and control associated with the ownership of the goods have transferred to the buyer. Income from short-term services is recorded when the service has been performed. Long-term service agreements and construction contracts Long-term service agreements and construction contracts are recorded as revenue on the basis of the degree of completion when the end result of the project can be estimated reliably. The degree of completion of long-term service agreements is calculated on the basis of the share of the estimated total cost of a contract represented by the costs realised at the time of assessment. The revenue from developer contracting is recognised on the basis of the percentage of degree of completion and the degree of sale. Costs in excess of the degree of completion are cap-italised in work in progress included in inventories. Revenue from con-struction projects including leasing liabilities is recognised as revenue on the basis of the percentage of degree of completion, degree of sale and occupancy rate. Leasing liabilities are treated as contract expenses. A provision for leasing liabilities is made if the remaining unrecognised mar-gin of the construction project is lower than the amount of the remaining leasing liability. The Group may also carry out a certain construction contract or long-term service agreement through a construction consortium. A construc-tion consortium is not an independent legal unit; instead the contracting parties are directly responsible for its operations and liabilities. Construc-Interest and dividends Interest income is recognised using the effective yield method and divi-dend income when the right to dividend has materialised. NON-RECURRING ITEMS Non-recurring items are presented in the Notes to the Consolidated Financial Statements. The Group treats as non-recurring items items that have a material impact on the quarterly result that help understand the formation of the Group’s financial result. The Group treats as non-recur-GRI INDEX CORPORATE GOVERNANCE BUSINESS OPERATIONS YEAR 2014 FINANCIAL STATEMENT

YIT ANNUAL REPORT 2014

YEAR 2014 | BUSINESS OPERATIONS | CORPORATE GOVERNANCE | GRI INDEX | FINANCIAL STATEMENT

94

ring items items such as the following, when their impact on the quarterly result is material:

- Gains or losses arising from the divestment of a business or part of a business
- Write-down of goodwill
- Provisions made on the basis of statutory personnel negotiations and adaptation measures
- Costs associated with acquisitions
- Impairment of fixed asset items
- Impairment of plots of land
- Material effect on profit/loss from disputes based on a decision by a court or arbitration proceedings
- Any other extraordinary items that have a material impact on the quarterly result

CRITICAL ACCOUNTING ESTIMATES AND JUDGEMENTS

When financial statements are prepared in accordance with IFRS, the Group management must make estimates and exercise judgement in the application of the accounting policies. Estimates and assumptions have an effect on the amounts of assets, liabilities and contingent liabilities in the balance sheet of the financial statements and the final actual results may differ from the estimates. The following presents the critical accounting estimates and judgements included in the financial statements:

Estimated impairment of goodwill

Goodwill is tested for any impairment annually in accordance with the accounting policy stated in note 15. The recoverable amounts of cash-generating units have been determined based on value-in-use calculations. The cash flows in the value-in-use calculations are based on the management's best estimate of market development for the subsequent years.

The cash flows in the value-in-use calculations reflect the best estimate for different time period, and the sensitivity analysis for discount rate, profitability as well as terminal value have been made. On December 31, 2014, goodwill amounted to EUR 10.9 million.

Percentage of completion revenue recognition of long-term projects

Due to estimates included in the revenue recognition of long-term service agreement and construction projects, revenue and profit presented by financial period only rarely correspond to the equal distribution of the total profit over the duration of the project. When revenue recognition from long-term projects is based on the percentage of completion method, the final result of the projects is regularly and reliably estimated. Calculation of the total income of projects includes estimates on the total expenditure required to complete the project as well as the development of sales prices. If the estimates of the end result of a contract change, the sales and profits recognised are adjusted in the reporting period when the change first becomes known and can be evaluated. If it is probable that the total expenditure required to complete a contract will exceed the total income from the project, the expected loss is expensed immediately. In 2014, revenue recognition through percentage of completion method amounted to EUR 1,225.8 million, representing 69 percent of the Group's revenue (Note 5).

Income taxes

The Group is subject to income taxes in several countries. Evaluating the total amount of income taxes at the Group level requires significant consideration, so the amount of total tax includes uncertainty. On December 31, 2014, deferred tax receivables amounted to EUR 40.3 million and deferred tax liabilities amounted to EUR 15.6 million (Note 19).

Provisions

The recognition of provisions is associated with estimates concerning probability and quantity. Provisions are booked for loss-making agreements when the obligatory expenditure required to meet obligations exceeds the benefits yielded by the agreement. A guarantee provision and Finnish 10-year provisions for commitments are recorded when a project is recognised in the income statement. The amount of the guarantee and Finnish 10-year provisions for commitments in the construction industry provision is set on the basis of experience of the materialisation of these commitments. On December 31, 2014, provisions amounted to EUR 60.9 million (Note 25).

Pension benefits

The current value of pension obligations depends on various actuarial factors and the discount rate used. Changes in the assumptions and discount rate have an effect on the carrying amount of pension liabilities. The discount rate used is the market rate of high-quality corporate bonds or the interest rate of treasury notes for the currency in which the benefits will be realised. The maturity of the reference rate used corresponds substantially to the maturity of the calculated pension liability. Other assumptions are based on actuarial statistics and prevailing market conditions. On December 31, 2014, pension liabilities amounted to EUR 0.9 million (Note 24).

Inventories

On each closing date, the Group assesses the valuing of inventory and possible decrease in value based on its best estimate. The estimates are based on systematic and continuous monitoring. Plot reserves are measured at acquisition cost and the value is impaired only when it is estimated that the building being constructed on the plot will be sold at a price lower than the sum of the price of the plot and the construction costs. The valuing of plot reserves has been made by using time period of 3-4 years. On December 31, 2014, work in progress amounted to EUR 874.0 million, completed housing units amounted to EUR 223.8 million and plot reserves amounted to EUR 509.1 million (Note 20).

Trade receivables

The Group books write-offs or provision on receivables when it is evident that no payment can be expected. Group adopts its policy of valuing trade receivables and the bookings include estimates and critical judgements. The estimates are based on experience on realised write-offs in previous years, empirical knowledge of debt collecting, analysis made by clients and general market situation at the time. On December 31, 2014, trade receivables amounted to EUR 118.1 million (Note 21).

EVALUATION OF THE FUTURE IMPACT OF NEW STANDARDS AND INTERPRETATIONS

IASB has published the following new or amended standards and interpretations, which group has not applied for or EU commission has not approved yet. YIT Group will adopt them in the financial statements for the year 2015 or later.

- IAS 19 Employee benefits: The amendment applies to contributions from employees or third parties to defined benefit plans and clarifies the treatment of such contributions. The amendment distinguishes between contributions that are linked to service only in the period in which they arise and those linked to service in more than one period. The objective of the amendment is to simplify the accounting for contributions that are independent of the number of years of employee service, for example employee contributions that are calculated according to a fixed percentage of salary. Entities with plans that require contributions that vary with service will be required to recognise the benefit of those contributions over employee's working lives. The Group management is assessing the impact of the standard on the financial statements of the Group.

YIT ANNUAL REPORT 2014 95 • IFRIC 21 Levies: This is an interpretation of IAS 37, ‘Provisions, contingent liabilities and contingent assets.’ IAS 37 sets out criteria for the recognition of a liability, one of which is the requirement for the entity to have a present obligation as a result of a past event (known as an obligating event). The interpretation addresses what the obligating event is that gives rise to the payment of a levy and when a liability should be recognised. the scope of IAS 41. The Group management has assessed that the standard has no impact on the financial statements of the Group. – – Step 3: Determine the transaction price Step 4: Allocate the transaction price to the performance obligations in the contract Step 5: Recognise revenue when (or as) the entity satisfies a performance obligation • Amendments to IFRS 10 and IAS 28 regarding the sale or contribution of as-sets between an investor and its associate or joint venture: These amendments address an inconsistency between IFRS 10 and IAS 28 in the sale or contribution of assets between an investor and its associate or joint venture. A full gain or loss is recognised when a transaction involves a business. A partial gain or loss is recognised when a transaction involves assets that do not constitute a business, even if those assets are in a subsidiary. The Group management is assessing the impact of the standard on the financial statements of the Group. – • IFRS 15 also includes a cohesive set of disclosure requirements that will result in an entity providing users of financial statements with comprehensive information about the nature, amount, timing and uncertainty of revenue and cash flows arising from the entity’s contracts with customers. • Amendment to IFRS 11, ‘Joint arrangements: This amendment provides new guidance on how to account for the acquisition of an interest in a joint venture operation that constitutes a business. The amendments require an investor to apply the principles of business combination accounting when it acquires an interest in a joint operation that constitutes a ‘business.’ The amendments are applicable to both the acquisition of the initial interest in a joint operation and the acquisition of additional interest in the same joint operation. However, a previously held interest is not re-measured when the acquisition of an additional interest in the same joint operation results in retaining joint control. • IFRS 9 Financial instruments: The complete version of IFRS 9 replaces most of the guidance in IAS 39. IFRS 9 retains but simplifies the mixed measurement model and establishes three primary measurement categories for financial assets: amortised cost, fair value through OCI and fair value through P&L. The basis of classification depends on the entity’s business model and the contractual cash flow characteristics of the financial asset. Investments in equity instruments are required to be measured at fair value through profit or loss with the irrevocable option at inception to present changes in fair value in OCI. There is now a new expected credit losses model that replaces the incurred loss impairment model used in IAS 39. • Amendment to IAS 27 Separate financial statements: The amendment allow entities to use the equity method to account for investments in subsidiaries, joint ventures and associates in their separate financial statements. The Group management has assessed that the standard has no impact on the financial statements of the Group. • Amendment to IAS 16 Property, plant and equipment and IAS 38, Intangible assets regarding depreciation and amortisation: This amendment clarifies that the use of revenue-based methods to calculate the depreciation of an asset is not appropriate because revenue generated by an activity that includes the use of an asset generally reflects factors other than the consumption of the economic benefits embodied in the asset. This has also clarified that revenue is generally presumed to be an inappropriate basis for measuring the consumption of the economic benefits embodied in an intangible asset. The presumption may only be rebutted in certain limited circumstances. These are where the intangible asset is expressed as a measure of revenue; or where it can be demonstrated that revenue and the consumption of the economic benefits of the intangible asset are highly correlated. • IFRS 14 Regulatory deferral accounts: This standard permits first-time adopters of IFRS to continue to recognise amounts related to rate regulation in accordance with their previous GAAP requirements when they adopt IFRS. How-ever, to enhance comparability with entities that already apply IFRS and do not recognise such amounts, the standard requires that the effect of rate regulation must be presented separately from other items.The Group management has assessed that the standard has no impact on the financial statements of the Group. • For financial liabilities there were no changes to classification and measurement except for the recognition of changes in own credit risk in other comprehensive income, for liabilities designated at fair value, through profit or loss. • IFRS 15 Revenue from con-tracts with customers: This is the converged standard on revenue recognition. It replaces IAS 11, ‘Construction contracts,’ IAS 18,’Revenue’ and related interpretations. Revenue is recognised when a customer obtains control of a good or service. A customer obtains control when it has the ability to direct the use of and obtain the benefits from the good or service. The core principle of IFRS 15 is that an entity recognises revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. An entity recognises revenue in accordance with that core principle by applying the following steps: – Step 1: Identify the contract(s) with a customer – Step 2: Identify the performance obligations in the contract • IFRS 9 relaxes the requirements for hedge effectiveness by replacing the bright line hedge effectiveness tests. It requires an economic relationship between the hedged item and hedging instrument and for the ‘hedged ratio’ to be the same as the one management actually use for risk management purposes. Contemporaneous documentation is still required but is different to that currently prepared under IAS 39. • Amendments to IAS 16, ‘Property, plant and equipment’ and IAS 41, ‘Agriculture’ regarding bearer plants: These amendments change the reporting for bearer plants, such as grape vines, rubber trees and oil palms. Bearer plants should be accounted for in the same way as property, plant and equipment because their operation is similar to that of manufacturing. The amendments include them in the scope of IAS 16 rather than IAS 41. The produce on bearer plants will remain in • The Group management is assessing the impact of the standard on the financial statements of the Group. • IAS 19 Employee benefits: Employee contributions to defined benefit plans: The amendment allows contributions associated with employee service and whose amount does not vary based on the GRI INDEX CORPORATE GOVERNANCE BUSINESS OPERATIONS YEAR 2014 FINANCIAL STATEMENT

YIT ANNUAL REPORT 2014
YEAR 2014 | BUSINESS OPERATIONS | CORPORATE GOVERNANCE | GRI INDEX | FINANCIAL STATEMENT
96

employee's period of employment to be deducted from the costs of benefits earned during which the services are rendered. The Group management is assessing the impact of the standard on the financial statements of the Group.

- Annual improvements 2012: These annual improvements amend standards from the 2010–2012 reporting cycle. It includes changes to:
  - IFRS 2 Share based payments
  - IFRS 3 Business combinations
  - IFRS 8 Operating segments
  - IFRS 13 Fair value
  - IAS 16 Property, plant and equipment and IAS 38 Intangible assets
  - IAS 24 Related party disclosures

The Group management is assessing the impact of the standard on the financial statements of the Group.

- Annual improvements 2013: These annual improvements amend standards from the 2011–2013 reporting cycle. It includes changes to:
  - IFRS 3 Business combinations
  - IFRS 13 Fair value measurement
  - IAS 40 Investment property

The Group management is assessing the impact of the standard on the financial statements of the Group.

- Annual improvements 2014: These annual improvements amend standards from the 2012–2014 reporting cycle. It includes changes to:
  - IFRS 5 Non-current assets held for sale and discontinued operations
  - IFRS 7 Financial instruments: Disclosures
  - IAS 19 Emplyee benefits
  - IAS 34 Interim financial reporting

The Group management is assessing the impact of the standard on the financial statements of the Group.

2. Segment information

The possible restatements made in the previous year's figures are only done in order to remain the comparability with the actual year's figures.

YIT Corporation's segment structure changed from the beginning of 2014. As of January 1, 2014, the Group's two reportable segments are 1) Housing and 2) Business Premises and Infrastructure. The Business Premises and Infrastructure segment comprises business premises construction in Finland, the Baltic countries and Central Eastern Europe, as well as infrastructure services in Finland.

The reason for the change from the previous geographical business segment structure was YIT's aim to revise its business segment structure to better correspond to the company's new management structure and business areas.

HOUSING

- Development and construction of housing, holiday homes and entire residential areas, with an emphasis on own developments
- Property maintenance in Russia

BUSINESS PREMISES AND INFRASTRUCTURE

- Development and construction of offices, shopping malls, public facilities, assisted living facilities and other business premises
- Renovation projects
- Construction of roads, bridges, tunnels, rail and metro stations, ports and power plants
- Road and street maintenance

OTHER ITEMS

Other items include Group internal services, rental revenue from external customers and Group level unallocated costs.

ACCOUNTING PRINCIPLES IN SEGMENT REPORTING

In the Group's segments' reporting to the management, the revenue from own residential and commercial development projects is recognised by multiplying the degree of completion and the degree of sale, i.e. according to the percentage of completion method, which does not fully comply with the Group's IFRS accounting principles. According to the Group's IFRS accounting principles, revenue from our own residential construction projects is recognised on completion and in commercial development projects the recognition practice will be evaluated on a case-by-case basis and in accordance with the terms and conditions of each contract. The share of income and expenses to be recognised is calculated by multiplying the percentage of completion by the percentage of sale multiplied by the occupancy rate. YIT usually sells own commercial development projects to investors either prior to construction or during an early phase. The impact of the difference in reporting principles is shown in the line IFRS adjustment. As a result of the accounting policy, Group figures can fluctuate greatly between quarters.

In addition to group reporting, the interest expenses are capitalized according to IAS 23 standard, which causes differences in operating profit and financial expenses between segment reporting and group reporting. The chief operating decision-maker is the YIT Group's Management Board, which reviews the Group's internal reporting in order to assess performance and allocate resources to the segments.

The operative invested capital and return on operative invested capital (%) are included in the reports regularly reviewed by the YIT Group's Management Board. These key indicators are reported regularly to Group's Management. Operative invested capital is determined as follows:

\+ Tangible and intangible assets
\+ Goodwill
\+ Investments in associates and joint ventures
\+ Inventories
\+ Trade receivables and other non-interest-bearing receivables (excl. items related to taxes, interests and distribution of assets)
= Segments' assets
\- Provisions
\- Trade payables
\- Advances received
\- Other non-interest-bearing liabilities (excl. items related to taxes, interests and distribution of assets)
= Segments' liabilities

Operative invested capital = Segment's assets - Segment's liabilities

Return on operative invested capital %

$$= \frac{\text{Segment's operating profit}}{\text{Operative invested capital (average)}} \cdot 100$$

YIT ANNUAL REPORT 2014

YEAR 2014 | BUSINESS OPERATIONS | CORPORATE GOVERNANCE | GRI INDEX | FINANCIAL STATEMENT

97

OPERATING SEGMENTS 2014

EUR mill.	Housing	Business Premises and Infrastructure	Other items and eliminations	Items allocated to segments
Segments' revenue	**1,200.3**	**599.3**	**1.6**	**1,801.2**
Group internal	-1.2	-1.1	2.3	0.0
Revenue from external customers	1,199.1	598.2	3.9	1,801.2
Share of profit from associates and joint ventures		0.3		0.3
Operating profit segment/Group	**107.4**	**20.1**	**-13.5**	**114.0**
Operating profit includes:				
Depreciation and amortization	-1.9	-0.2	-10.5	-12.6
Change in provisions	1.4	-1.0	-0.7	-0.3
Segments' assets	**1,284.5**	**376.0**	**58.2**	**1,718.7**
Total assets include:				
Investments	6.3	0.4	7.2	13.9
Investments in associates and joint ventures	0.0	0.8		0.8
Segments' liabilities	**326.5**	**194.2**	**6.1**	**526.8**
Segment's operative invested capital	957.9	181.9		
Return on operative invested capital (last 12 months) %	9.9	10.8		

OPERATING SEGMENTS 2013

EUR mill.	Housing	Business Premises and Infrastructure	Other items and eliminations	Items allocated to segments
Segments' revenue	**1,152.2**	**688.9**	**17.8**	**1,858.8**
Group internal	-0.5	-0.9	1.4	0.0
Revenue from external customers	1,151.7	688.0	19.2	1,858.8
Share of profit from associates and joint ventures		0.0		0.0
Operating profit segment/Group	**135.8**	**30.5**	**-13.6**	**152.8**
Operating profit includes:				
Depreciation and amortization	-3.0	-0.2	-14.2	-17.4
Change in provisions	-5.0	-1.0	2.7	-3.3
Segments' assets	**1,620.3**	**395.4**	**54.8**	**2,070.5**
Total assets include:				
Investments	7.5	0.3	12.4	20.2
Investments in associates and joint ventures	0.0	0.5		0.5
Segments' liabilities	**394.5**	**205.7**	**15.4**	**615.5**
Segment's operative invested capital	1,225.8	189.8		
Return on operative invested capital (last 12 months), %	11.2	20.6

YIT ANNUAL REPORT 2014 98 SEGMENT INFORMATION RECONCILIATION EUR mill.20142013 Reconciliation of assets Assets allocated to segments 1,718.7 2,070.5 Unallocated items: Cash and cash equivalents 199.4 76.3 Non-current receivables 4.6 9.6 Tax related items 43.1 48.6 Periodisations of financial items 2.4 1.3 Assets total, segment reporting 1,968.3 2,206.3 IFRS adjustment: Inventories 318.7 387.8 Other current receivables -56.5 -54.8 Deferred tax receivables 8.0 8.3 Assets total, group 2,238.4 2,547.5 Reconciliation of liabilities Liabilities allocated to segments 526.8 615.5 Unallocated items: Interest-bearing liabilities 816.0 783.9 Tax related items 22.3 25.3 Periodisations of financial items 15.9 11.7 Liabilities total, segment reporting 1,381.0 1,436.4 IFRS adjustment: Interest-bearing current liabilities 79.4 74.1 Other current liabilities 246.7 354.6 Deferred tax liabilities -4.3 -10.7 Liabilities total, group 1,702.8 1,854.4 EUR mill.20142013 Revenue reconciliation Revenue, segment reporting 1,801,2 1,858.8 IFRS adjustment -22.6 -115.9 Revenue, group 1,778.6 1,743.0 Reconciliation of net profit for the financial year Operating profit, segment reporting 114.0 152.8 Unallocated items: Financial income and expenses -39.0 -30.0 Profit before taxes, segment reporting 75.0 122.8 Taxes -18.5 -29.0 Non-controlling interests 0.0 0.1 Net profit for the financial year, segment reporting 56.6 93.9 IFRS adjustment: Operating profit -19.2 -48.8 Financial income and expenses 18.5 21.0 Deferred taxes 0.0 4.2 Non-controlling interests 0.0 0.0 Net profit for the financial year, group 55.9 70.2 GRI INDEX CORPORATE GOVERNANCE BUSINESS OPERATIONS YEAR 2014 FINANCIAL STATEMENT

YIT ANNUAL REPORT 2014 99 4. Disposals There were no disposed businesses in 2014 and 2013 GEOGRAPHICAL INFORMATION In geographical segments revenues are presented by location of customers and assets are presented by location of assets. Revenue from external customers 5. Long-term construction contracts Non-current assets The expenditure incurred and the profits recognized for the long-term projects, that exceed the amount invoiced for the project, the difference is disclosed in “Trade and other receivables” in the balance sheet. Advances received and difference that arises if the expenditure and recognised income are lower than the amount of invoiced for the project, the difference is disclosed in “Trade and other payables”. 6. Other operating income 3. Acquisitions No acquisitions were made in 2014. In December 2013, Housing segment acquired 100% holding of company LLC Sovremennik, which engages in building technology contracts and maintenance in Russia. The acquisition did not have a direct economic impact to YIT Group and goodwill was not generated. EUR mill.20142013 Gains on the sale of tangible and intangible assets 1.2 1.6 Rent income 8.6 8.0 Other income 4.6 6.1 Total 14.4 15.7 EUR mill.20142013 Finland 58.0 60.1 Russia 9.1 12.3 Baltic countries 10.7 10.6 Central Eastern Europe 1.4 1.5 Group total 79.2 84.5 EUR mill.20142013 Contract revenue recognised as revenue in the period 1,225.8 1,229.3 Contract costs incurred and recognised profits less recognised losses to date for work in progress 1,117.6 1,178.8 Accrued income from long-term projects 31.5 61.5 Advances received 168.2 149.1 EUR mill.20142013 Finland 1,162.5 1,254.5 Russia 452.1 362.5 Baltic countries 98.9 95.7 Central Eastern Europe 64.5 23.0 Other Europe 0.6 7.3 Group total 1,778.6 1,743.0 GRI INDEX CORPORATE GOVERNANCE BUSINESS OPERATIONS YEAR 2014 FINANCIAL STATEMENT

YIT ANNUAL REPORT 2014

YEAR 2014 | BUSINESS OPERATIONS | CORPORATE GOVERNANCE | GRI INDEX | FINANCIAL STATEMENT

100

7. Other operating expenses

EUR mill.	2014	2013
Losses on the sale of tangible and intangible assets	0.0	0.0
Rent expenses	49.5	55.6
Voluntary indirect personnel expenses	7.5	9.6
Other variable expenses for work in progress	167.4	129.8
Travel expenses	9.9	11.3
IT expenses	1.3	4.3
Premises expenses	12.3	11.2
Other fixed expenses	15.2	15.9
Total	**263.1**	**237.7**

AUDIT FEE

EUR mill.	2014	2013
PricewaterhouseCoopers		
Audit fee	0.8	0.8
Statements [1]	0.0	0.2
Tax services	0.1	0.0
Other services [1]	0.1	0.8
Total	**1.0**	**1.8**

[1] In 2013 the statements and other services include EUR 0.9 million of costs related to the demerger.

8. Depreciation and impairment

EUR mill.	2014	2013
Depreciation		
Intangible assets		
Allocations	0.0	0.8
Other intangible assets	1.1	3.2
Tangible assets		
Buildings and structures	0.6	0.8
Machinery and equipment	9.6	11.0
Machinery and equipment, finance lease	0.2	0.3
Other tangible assets	1.1	1.5
Depreciation and impairment, total	**12.6**	**17.4**

9. Employee benefit expenses

EUR mill.	2014	2013
Wages and salaries	210.4	231.4
Pension costs, defined contribution plan	10.6	13.5
Pension costs, defined benefit plan	0.0	0.0
Share-based compensations	1.3	2.0
Other indirect employee costs	42.0	40.1
Total	**264.3**	**286.9**

Average number of personnel by business segment	2014	2013
Housing	3,881	4,040
Business Premises and Infrastructure	1,922	2,198
Group Services	313	337
Total	**6,116**	**6,575**

The key management compensation in total is disclosed in Note 34 Related party transactions.

YIT ANNUAL REPORT 2014 101 10. Research and development expenses YIT group’s research and development expenses amounted to EUR 14.5 million in 2014 and EUR 15.0 million in 2013. The research and development expenses have been mainly recognised as a part of the costs of long-term projects and have been recorded as a project costs. 11. Financial income and expenses Measurement of interest rate derivatives at fair value. Interest expenses on liabilities at amortised cost include EUR 0.8 million (EUR 2.6 million in 2013) of interest expenses on derivatives with hedge accounting applied. Capitalisation of interest expenses is based on the effective weighted average interest of the Group loan portfolio. Currency-specific factors include the impact of hedging. Exchange rate differences, net, were mainly caused by realised losses from hedging the rouble against the euro. 1) 2) 3) 4) EUR mill.20142013 Financial income Dividend income on available for sale investments 0.0 0.0 Interest income on loans and other receivables 0.7 0.8 Realized gains on available for sale investments 0.0 Changes in fair values on financial instruments at fair value through profit and loss account 1) 7.7 Other financial income on loans and other receivables 0.0 1.1 Financial income, total 0.7 9.6 Financial expenses Interest expenses on liabilities at amortized cost 2) -19.5 -16.8 Interest expenses on receivables sold to financing companies -3.3 -3.0 Other financial expenses on liabilities at amortized cost -4.9 -3.7 Interest expenses on hedging derivatives -0.8 -2.5 Interest expenses on non-hedging derivatives -1.2 -8.2 Changes in fair values on financial instruments at fair value through profit and loss account 1) -3.7 0.0 Interest expenses on finance leases 0.0 -0.1 Financial expenses, total -33.6 -34.3 Interest expenses capitalised on qualifying assets 3) 18.5 21.0 Financial expenses, total -15.1 -13.3 EUR mill.20142013 Exchange rate differences Exchange rate gains 52.6 23.7 Exchange rate losses -58.6 -6.0 -20.5 -28.9 Exchange rate differences, net 4) -5.2 Financial expenses, net -9.0 GRI INDEX CORPORATE GOVERNANCE BUSINESS OPERATIONS YEAR 2014 FINANCIAL STATEMENT

YIT ANNUAL REPORT 2014 102 12. Income taxes Income taxes in the income statement 13. Earnings per share The reconciliation between income taxes in the consolidated income statement and income taxes at the statu-tory tax rate in Finland 20.0% (24.5 % in 2013) is as follows: Diluted earnings per share is calculated by adjusting number of shares to assume conversion of all diluting potential shares. There were no diluting effects in 2014 and 2013. 1) The effect of the change of tax rate in Finland from 24.5% to 20.0% in year 2014. EUR mill.20142013 Profit before taxes 74.3 95.0 Income taxes at the tax rate in Finland 20.0% (24.5% in 2013) 14.9 23.3 Effect of different tax rates outside Finland -0.4 -1.7 Tax exempt income and non-deductible expenses 2.9 3.7 Net results of associated companies and joint ventures -0.1 0.0 Impact of the changes in the tax rates on deferred taxes 1) 3.1 Impact of losses for which deferred tax asset is recognised -0.1 -4.7 Impact of losses for which deferred taxes is not recognised 0.5 1.2 Reassessment of deferred taxes 0.5 -0.1 Taxes for prior years 0.3 0.1 Income taxes in the income statement 18.5 24.8 EUR mill.20142013 Profit attributable to the equity holders of the Company, EUR mill. - Continuing operations 55.9 70.3 - Discontinued operations 287.5 - Continuing and discontinued operations, total 55.9 357.7 Weighted average number of shares, million pcs. 125.6 125.5 Earnings per share, EUR - Continuing operations 0.44 0.56 - Discontinued operations 0.44 2.29 - Continuing and discontinued operations, total 2.85 EUR mill.20142013 Current taxes 17.0 26.1 Taxes for prior years 0.3 0.1 Deferred taxes 1.2 -1.3 Total income taxes 18.5 24.8 GRI INDEX CORPORATE GOVERNANCE BUSINESS OPERATIONS YEAR 2014 FINANCIAL STATEMENT

YIT ANNUAL REPORT 2014
YEAR 2014 | BUSINESS OPERATIONS | CORPORATE GOVERNANCE | GRI INDEX | FINANCIAL STATEMENT
103

14. Tangible assets

2014 EUR mill.	Land and water areas	Buildings and structures	Machinery and equipment	Other tangible assets	Advance payments	Total
Historical cost at January 1	3.0	25.2	165.2	15.2	0.4	209.1
Translation differences		-3.3	-4.0	-1.2	0.0	-8.5
Increases		0.7	3.8	2.1	-0.1	6.5
Decreases	-0.1	-2.4	-4.5	-0.5	-0.2	-7.7
Reclassifications		1.2	0.0	0.0	0.0	1.2
Historical cost at December 31	**2.9**	**21.4**	**160.5**	**15.6**	**0.1**	**200.4**
Accumulated depreciation at January 1		-13.8	-117.9	-12.1		-143.8
Translation differences		1.2	2.8	0.6		4.6
Depreciation		-0.6	-9.8	-1.1		-11.5
Accumulated depreciation of reclassifications		1.4	3.6	0.5		5.5
Accumulated depreciation at December 31		**-11.7**	**-121.3**	**-12.0**		**-145.0**
Carrying value January 1	3.0	11.4	47.3	3.1	0.4	65.2
Carrying value December 31	**2.9**	**9.7**	**39.2**	**3.5**	**0.1**	**55.4**

2013 EUR mill.	Land and water areas	Buildings and structures	Machinery and equipment	Other tangible assets	Advance payments	Total
Historical cost at January 1	4.6	44.2	239.7	31.5	0.9	320.9
Historical cost transferred in partial demerger	-1.6	-17.5	-69.9	-17.0	-1.2	-107.2
Translation differences	0.0	-0.9	-3.0	-0.7		-4.6
Increases	0.0	0.3	9.4	1.7	1.4	12.8
Decreases	-0.1	-1.9	-10.5	-0.7	-0.4	-13.6
Reclassifications	0.1	1.1	-0.5	0.4	-0.3	0.8
Historical cost at December 31	**3.0**	**25.2**	**165.2**	**15.2**	**0.4**	**209.1**
Accumulated depreciation at January 1		-24.5	-166.5	-19.3		-210.2
Accumulated depreciation transferred in partial demerger		11.2	57.4	8.8		77.3
Translation differences		0.2	2.0	0.3		2.5
Depreciation		-1.1	-13.9	-2.7		-17.7
Accumulated depreciation of reclassifications		0.4	3.1	0.8		4.3
Accumulated depreciation at December 31		**-13.8**	**-117.9**	**-12.1**		**-143.8**
Carrying value January 1	4.6	19.7	73.2	12.2	0.9	110.6
Carrying value December 31	**3.0**	**11.4**	**47.3**	**3.1**	**0.4**	**65.2**

No impairment losses have been recognised in the years 2014 and 2013. The government grants received are not material and have been deducted from the carrying value.

YIT ANNUAL REPORT 2014 104 FINANCE LEASE ASSETS Tangible assets include assets leased by finance lease agreements as follows: Buildings and Machinery and structuresequipment EUR mill.20142014 Buildings and Machinery and Totalstructures equipment Total 2014201320132013 Historical cost at January 1 0.66.6 7.2 14.714.7 Historical cost transferred in partial demerger -8.0 -8.0 Translation differences -0.2 -0.5 -0.7 -0.5 -0.5 Increases 0.00.1 0.1 0.70.7 Decreases 0.00.0 0.0 -0.4 -0.4 Reclassifications 0.00.0 0.0 0.60.10.7 Historical cost at December 31 0.46.2 6.6 0.66.67.2 Accumulated depreciation at January 1 0.0-6.1 -6.1 -13.0 -13.0 Accumulated depreciation transferred in partial demerger 7.17.1 Translation differences 0.00.3 0.4 0.40.4 Depreciation 0.0-0.2 -0.2 0.0-0.4 -0.4 Accumulated depreciation of reclassifications 0.0 0.0 Accumulated depreciation at December 31 0.0-5.9 -5.9 0.0-6.1 -6.1 Carrying value January 1 0.60.51.1 1.61.7 Carrying value December 31 0.30.30.6 0.60.51.1 GRI INDEX CORPORATE GOVERNANCE BUSINESS OPERATIONS YEAR 2014 FINANCIAL STATEMENT

YIT ANNUAL REPORT 2014
YEAR 2014 | BUSINESS OPERATIONS | CORPORATE GOVERNANCE | GRI INDEX | FINANCIAL STATEMENT
105

15. Intangible assets

2014 EUR mill.	Goodwill	Allocations from business combinations	Other intangible assets	Advance payments	Total other intangible assets
Historical cost at January 1	10.9	3.3	16.9	3.5	23.7
Increases			0.4	5.0	5.4
Decreases			-0.6	0.0	-0.6
Reclassifications			0.0	0.0	0.0
Translation differences			-0.2		-0.2
Historical cost at December 31	**10.9**	**3.3**	**16.6**	**8.5**	**28.2**
Accumulated depreciation					
at January 1		-3.3	-13.3		-16.6
Depreciation		0.0	-1.1		-1.1
Translation differences			0.2		0.2
Accumulated depreciation of reclassifications			0.5		0.5
Accumulated depreciation at December 31		**-3.3**	**-13.7**		**-17.0**
Carrying value January 1	10.9	0.0	3.6	3.5	7.1
Carrying value December 31	**10.9**		**2.9**	**8.5**	**11.3**

2013 EUR mill.	Goodwill	Allocations from business combinations	Other intangible assets	Advance payments	Total other intangible assets
Historical cost at January 1	346.6	80.7	49.8	7.8	138.2
Historical cost transferred in partial demerger	-335.7	-74.8	-30.0	-0.8	-105.6
Increases			14.4	5.6	20.0
Decreases			-19.0	-7.1	-26.1
Reclassifications			2.2	-1.9	0.3
Translation differences		-2.6	-0.5	0.0	-3.1
Historical cost at December 31	**10.9**	**3.3**	**16.9**	**3.5**	**23.7**
Accumulated depreciation at January 1		-43.5	-33.0		-76.5
Accumulated depreciation transferred in partial demerger		44.9	15.0		59.9
Depreciation		-6.2	-3.8		-10.0
Translation differences		1.5	0.2		1.7
Accumulated depreciation of reclassifications			**8.3**		**8.3**
Accumulated depreciation at December 31		-3.3	-13.3	0.0	-16.6
Carrying value January 1	346.6	37.2	16.8	7.8	61.8
Carrying value December 31	**10.9**	**0.0**	**3.6**	**3.5**	**7.2**

YIT ANNUAL REPORT 2014

YEAR 2014 | BUSINESS OPERATIONS | CORPORATE GOVERNANCE | GRI INDEX | FINANCIAL STATEMENT

106

ALLOCATIONS FROM BUSINESS COMBINATIONS

EUR mill.	2014	2013
Customer relations and contract bases		0.0

YIT Group's goodwill is allocated to the business segments and to the cash generating units (CGU) as follows:

Milj. euroa	2014	2013
Russia	2.8	2.8
Central Eastern Europe and Baltic countries	8.1	8.1
Total goodwill	**10.9**	**10.9**

The recoverable amount of all cash generating units (CGU) is based on value in use calculations. The recoverable cash flows are based on the set out budget for 2015 and the set out strategy of 2016–2017. The most significant assumptions concerning these are related to the development of housing demand and project margins, as well as changes in working capital. In impairment testing in 2014, the growth rates for terminal values used were 2% in the Baltic countries and Central Eastern Europe, and 6% in Russia. The estimates rest on the former experience and trends in these markets. Forecast of several research institutes related to growth, demand and price trends have also been utilised when preparing the estimates.

The discount factor employed is YIT's latest confirmed pre-tax WACC (Weighted Average Cost of Capital). A WACC of 7.8% was used in the Baltic countries and Central Eastern Europe, and 18.8% in Russia.

The goodwill test results are evaluated by comparing the recoverable amount (E) with the carrying amount of the CGU (T), as follows:

Ratio				Estimate
E		<	T	Impairment
E	0 – 20%	>	T	Slightly above
E	20 – 50%	>	T	Clearly above
E	50% –	>	T	Substantially above

The recoverable amount exceeded the carrying amount substantially in the cash generating unit that has goodwill.

The sensitivity analysis for the recoverable cash flows has been made assessing the impact of changes in e.g. discount rate, profitability and terminal value. Even a remarkable negative change in these factors would not lead to impairment losses of tested assets.

16. Investments in associated companies and joint ventures

	2014			2013		
EUR mill.	Associated companies	Joint ventures	Total	Associated companies	Joint ventures	Total
Historical costs on January 1	0.4	0.1	0.5	0.5	0.1	0.6
Historical cost transferred in partial demerger				-0.1		-0.1
Share of results	0.3	0.0	0.3	0.0	0.0	0.0
Historical costs on December 31	**0.7**	**0.1**	**0.8**	**0.4**	**0.1**	**0.5**

The carrying amounts of the shares in associated companies do not include goodwill in 2014 and 2013. Consolidation is based on the equity method. The impact of associated companies and joint ventures on the consolidated financial statements is minor.

YIT ANNUAL REPORT 2014

YEAR 2014 | BUSINESS OPERATIONS | CORPORATE GOVERNANCE | GRI INDEX | FINANCIAL STATEMENT

107

YIT GROUP'S ASSOCIATED COMPANIES AND JOINT VENTURES AND THEIR COMBINED ASSETS, LIABILITIES, REVENUE AND PROFIT/LOSS

2014 EUR mill.	Domicile	Assets	Liabilities	Revenue	Profit/ loss	Consolidated	Ownership
Associated companies							
YIT Kuntatekniikka Oy	Mikkeli	3.6	1.9	14.4	0.8	0.3	40.00%
Joint ventures							
Ruoholahti 23 Oy	Helsinki	0.0	0.0	0.1	0.0	0.0	50.00%
Valtatie 7 Group	Helsinki	325.8	349.4	25.9	0.0		10.05%
Total		**329.4**	**351.3**	**40.4**	**0.8**	**0.3**	

2013 EUR mill.	Domicile	Assets	Liabilities	Revenue	Profit/ loss	Consolidated	Ownership
Associated companies							
YIT Kuntatekniikka Oy	Mikkeli	2.7	1.8	14.5	0.1	0.0	40.00%
Joint ventures							
Ruoholahti 23 Oy	Helsinki	0.5	0.5	0.0	0.0	0.0	50.00%
Valtatie 7 Group	Helsinki	284.6	298.9	0.0	0.0		10.05%
Total		**287.8**	**301.2**	**14.5**	**0.1**	**0.0**	

DESCRIPTIONS OF LINES OF BUSINESS

YIT Kuntatekniikka Oy's line of business is to build, maintain and develop good living environments and provide services related to technical infrastructure and properties primarily in the Mikkeli area, and with regard to infrastructure services, also elsewhere in Eastern Finland.

Ruoholahti 23 Oy's line of business is to acquire, sell, own, manage and lease properties comprising residential, medical, office and industrial premises, as well as shares in real estate companies related to such premises. The company's line of business also includes construction and property development activities as well as related use and maintenance operations. The company's line of business further includes the provision of management services for properties and premises.

Valtatie 7 Group's line of business is to plan, build, develop, finance and maintain the E18 motorway between Koskenkylä and Kotka.

17. Available for sale investments

EUR mill.	2014	2013
Carrying value January 1	0.8	3.4
Assets transferred in partial demerger		-2.3
Decreases		0.0
Changes in fair values	0.0	0.0
Translation difference		-0.2
Carrying value December 31	**0.8**	**0.8**
Available for sale investments consist of as follows:		
Quoted	0.1	0.1
Unquoted	0.7	0.7
Total	**0.8**	**0.8**

YIT ANNUAL REPORT 2014 108 18. Non-current receivables 19. Deferred tax receivables and liabilities Changes in deferred tax receivables and liabilities: RECONCILIATION TO THE NOTE 29 FINANCIAL ASSETS AND LIABILITIES BY CATEGORY Non-current receivables do not include receivables from related parties. EUR mill.20142013 Trade receivables 0.3 0.6 Other receivables 0.0 Accrued receivables 2.6 Total 2.9 0.6 Deferred tax liability, net January 1 28.0 -38.2 Deferred tax liability transferred in partial demerger, net 64.1 Translation difference -2.1 1.3 Changes recognised in income statement -1.2 1.2 Changes recognised in comprehensive income -0.1 -0.5 Deferred tax liability, net December 31 24.7 28.0 EUR mill.20142013 Deferred tax receivable 40.3 42.4 Deferred tax liability -15.6 -14.4 Deferred tax liability, net 24.7 28.0 2014 Carrying EUR mill.value 2013 2014Carrying2013 Fair value value Fair value Trade receivables 0.3 0.3 0.60.6 Other receivables 0.0 0.0 Accrued receivables 2.6 2.6 Receivables of derivatives 0.0 Total 2.92.9 0.60.6 GRI INDEX CORPORATE GOVERNANCE BUSINESS OPERATIONS YEAR 2014 FINANCIAL STATEMENT

YIT ANNUAL REPORT 2014
YEAR 2014 | BUSINESS OPERATIONS | CORPORATE GOVERNANCE | GRI INDEX | FINANCIAL STATEMENT
109

CHANGES IN DEFERRED TAX RECEIVABLES AND LIABILITIES BEFORE THE OFFSET

2014	January 1	Translation difference	Recognised in the income statement	Recognised in comprehensive/ equity	December 31
Deferred tax receivables					
Provisions	12.5	-0.3	-0.9		11.3
Tax losses carried forward	7.4	-0.6	-2.5		4.3
Pension obligations	0.1	0.0	0.0		0.1
Percentage of completion method	9.4	-0.9	1.6		10.1
Inventories	15.6	-3.1	-0.3		12.2
Other items	17.8	-5.3	-3.1	-0.1	9.4
Total	**62.8**	**-10.1**	**-5.3**	**-0.1**	**47.4**
Deferred tax liabilities					
Allocation of intangible assets	0.8	0.0	0.0		0.8
Accumulated depreciation differences	4.5		0.0		4.5
Pension obligations	0.0		0.0		0.0
Percentage of completion method	15.2	-3.2	-6.4		5.6
Inventories	7.5	-2.0	2.3		7.8
Available-for-sale investments	0.1		0.0		0.1
Other items	6.7	-2.8			3.9
Total	**34.7**	**-8.0**	**-4.1**		**22.7**

2013	January 1	Transferred in demerger	Translation difference	Recognised in the income statement	Recognised in compre-hensive/ equity	December 31
Deferred tax receivables						
Provisions	18.8	-4.7	-0.3	-1.3		12.5
Tax losses carried forward	11.2	-11.4	-0.3	7.8		7.4
Pension obligations	7.9	-8.1	0.0	0.3		0.1
Percentage of completion method	14.9	-0.2	-0.5	-4.9		9.4
Inventories	10.5	0.0	-0.9	6.1		15.6
Other items	16.4	-1.3	-0.9	4.5	-0.8	17.8
Total	**79.7**	**-25.7**	**-2.9**	**12.5**	**-0.8**	**62.8**
Deferred tax liabilities						
Allocation of intangible assets	46.8	-45.3	-1.5	0.8		0.8
Accumulated depreciation differences	12.6	-7.5	-0.1	-0.5		4.5
Pension obligations	0.0	-0.8	-0.6	1.4		0.0
Percentage of completion method	42.7	-33.4	-2.0	8.0		15.2
Inventories	6.9	-1.8	-0.1	2.5		7.5
Available-for-sale investments	0.0	0.0		0.1		0.1
Other items	9.1	-1.1	0.1	-1.0	-0.3	6.7
Total	**118.0**	**-89.8**	**-4.3**	**11.2**	**-0.3**	**34.7**

The deferred tax receivables on the taxable losses will be booked to extend the benefit is expected to be able to deduct from the taxable profit in the future. No deferred tax asset of EUR 1.5 million (EUR 1.3 million in 2013) has been recognised on accumulated losses, of which some part is not approved by tax authorities. Deferred tax liability on undistributed earnings of subsidiaries, where the tax will be paid on the distribution of earnings, has not been recognised in the consolidated balance sheet, because distribution of the earnings is in the control of the Group and it is not probable in the near future.

YIT ANNUAL REPORT 2014
YEAR 2014 | BUSINESS OPERATIONS | CORPORATE GOVERNANCE | GRI INDEX | FINANCIAL STATEMENT
110

20. Inventories

EUR mill.	2014	2013
Raw materials and consumables	6.0	10.2
Work in progress	874.0	1,047.2
Land areas and plot-owing companies	509.1	681.2
Shares in completed housing and real estate companies	223.8	235.7
Advance payments	73.3	81.0
Other inventories	2.7	0.4
Total inventories	**1,688.9**	**2,055.8**

The write-downs of inventories were EUR 9.0 million (EUR 0.1 million in 2013). Work in progress include capitalised interests EUR 27.7 million (EUR 24.7 million in 2013).

YIT Group has acquired land areas in Finland and abroad for the construction activities. The acquisition of a land area may be done by buying the ownership of property or of shares of a plot-owing company. The goodwill arisen from the acquisitions of plot-owing companies have been included in the total amount of Land areas or Work in progress in inventories.

21. Trade and other receivables

EUR mill.	2014 Carrying value	2013 Carrying value
Trade receivables	118.1	114.8
Loan receivables	3.8	8.8
Accrued income from long-term projects	31.5	61.5
Accrued income	13.4	18.8
Receivables from derivative agreements	2.4	1.3
Other receivables	47.6	68.3
Total	**216.8**	**273.5**

The trade receivables were on average EUR 116.5 million during 2014 (EUR 122.3 million in 2013). The Group has not received collateral.

RECONCILIATION TO THE NOTE 29 FINANCIAL ASSETS AND LIABILITIES BY CATEGORY

EUR mill.	2014	2013
Loan receivables	3.8	8.8
Trade receivables	118.1	114.8
Accrued income from long-term projects	31.5	61.5
Other receivables	47.6	68.1
Total	**197.3**	**244.4**

YIT ANNUAL REPORT 2014

YEAR 2014 | BUSINESS OPERATIONS | CORPORATE GOVERNANCE | GRI INDEX | FINANCIAL STATEMENT

111

22. Cash and cash equivalents

EUR mill.	2014 Carrying value	2014 Fair value	2013 Carrying value	2013 Fair value
Cash and cash equivalents	199.4	199.4	76.3	76.3

23. Equity

SHARE CAPITAL AND SHARE PREMIUM RESERVE

	Number of outstanding shares	Share capital, EUR mill.	Treasury shares, EUR mill.
January 1, 2013	125,383,845	149.2	-9.2
Transfer of treasury shares	224,743		1.0
Return of treasury shares	-18,452		
December 31, 2013	**125,590,136**	**149.2**	**-8.2**
January 1, 2014	125,590,136	149.2	-8.2
Return of treasury shares	-6,144		0.0
December 31, 2014	**125,583,992**	**149.2**	**-8.3**

YThe total number of YIT Oyj's shares was 127,223,422 and the share capital amounted to EUR 149.217 thou-sand euros at December 31, 2014. All the issued and subscribed shares have been fully paid to the company. Shares do not have a nominal value.

TREASURY SHARES

Changes in own shares if YIT corporation during the accounting period:

Time	Amount, pcs
January 1, 2014	1,633,286
Return of treasury shares	6,144
December 31, 2014	**1,639,430**

The consideration paid for the treasury shares amounted to EUR 8.3 million and is disclosed as a separate fund in equity. The consideration paid on treasury shares decreases the distributable equity of YIT Corpora-tion. YIT Corporation holds the own shares as treasury shares and has the right to return them to the market in the future.

LEGAL AND OTHER RESERVES

Legal reserves include the distributable earnings that have been booked to legal reserve based on the rule of Articles of Associations or by decision of Annual General Meeting. Other reserves include reserve of unre-stricted equity in parent company and other reserves based on the regulation of local group companies.

TRANSLATION DIFFERENCES

Translation differences include the exchange rate differences recognised in Group consolidation. In addition, on the net investment in foreign subsidiaries, which are hedged with currency forwards, the portion of the gains and losses of effective hedges is recognised in translation differences. There were no hedges of a net investment in a foreign operation in 2014 and 2013.

FAIR VALUE RESERVES

Fair value reserves include movements in the fair value of the available-for-sale financial assets and the deriva-tive instruments used for cash flow hedging.

DIVIDENDS

After the balance sheet date the Board has proposed to Annual General meeting a dividend of 0.18 euro per share.

SHARE-BASED INCENTIVE PLAN

From 2010, the Group has had a long-term share-based incentive plan for it's key personnel.

YIT ANNUAL REPORT 2014

YEAR 2014 | BUSINESS OPERATIONS | CORPORATE GOVERNANCE | GRI INDEX | FINANCIAL STATEMENT

112

INCENTIVE PLAN 2010–2012

The incentive plan had three separate earning periods for the years 2010, 2011 and 2012. The reward was based on the achievement of the set financial targets, which were revenue growth and return on investment (ROI). The rewards were paid as a combination of YIT Corporation shares and a cash settlement. The cash-settled reward covered the tax and tax-related obligations. The shares received under the incentive plan may not be sold during the commitment period. The commitment period in scheme 2010 is two years and in schemes 2011 and 2012 three years. Separate financial targets and lists of key personnel were determined annually for each earning period. In each year of the plan, it was possible to grant a maximum of 700,000 shares.

INCENTIVE PLAN 2014–2016

The incentive plan has three separate earning periods for the years 2014, 2015 and 2016. Separate financial targets and the list of key personnel will be approved annually for each earnings period. The reward is based on the achievement of the set financial targets, which for the 2014 earning period were total cash flow and return on investment (ROI) based on percentage-of-completion reporting (POC). The possible reward will be settled in YIT Corporation's shares and in cash, or entirely in cash. The cash-settled reward paid in conjunction with the transfer of shares will cover the tax and tax-related obligations. The shares or the monetary amount transferred in their stead, if any, will be transferred to the key persons in two years' time from the decision on confirmation, i.e. the shares earned for the earning period 2014 will be transferred in 2017, the shares earned for the earning period 2015 will be transferred in 2018, and the shares earned for the earning period 2016 will be transferred in 2019. The shares may not be transferred by the recipients during the commitment period. Each year, it is possible to grant a maximum of 700,000 shares under the plan.

GRANTED SHARES IN THE INCENTIVE PLANS

Year	Grant date	Maximum amount of shares	Market value at grant date
2010	April 6, 2010	700,000	17.52
2011	March 18, 2011	700,000	20.67
2012	February 29, 2012	700,000	15.80
2014	April 1, 2014	650,000	7.81

COSTS RECOGNISED FOR THE SHARE-BASED INCENTIVE PLAN

Earning period	Persons	2014	2013
2010	255		1.7
2011	260	0.2	0.5
2012	250	0.4	-0.2
2014	179	0.7	
Total		**1.3**	**2.0**

The accrued liabilities related to the cash-settled part of the compensation amount to EUR 0.3 million (in 2013 EUR 0.4 million). EUR 0.2 million (EUR 0.5 million in 2013), is related to YIT Group's Management Board.

YIT ANNUAL REPORT 2014 113 24. Employee benefit obligations THE MOVEMENT IN THE DEFINED BENEFIT OBLIGATION OF THE YEAR In 2014 and 2013, the Group had defined benefit pension plans resulting from supplementary pension insur-ance in Finland. In all plans the pension liability has been calculated based on the number of years employed and the salary level. The pension plans are managed in insurance companies, which follow the local pension legislation in their management. THE AMOUNTS ARE DETERMINED AS FOLLOW Disclosed in the balance sheet as follows: EUR mill.20142013 Defined benefit pension assets (Note 18) 0.9 0.7 EUR mill.20142013 Present value of funded obligations 4.3 4.1 Fair value of plan assets -3.4 -3.4 Deficit/surplus 0.9 0.7 Present value of unfunded obligations Pension liability, net 0.9 0.7 EUR mill.20142013 At 1 January 4.2 130.1 Obligations transferred in partial demerger -125.9 Current service cost 0.0 Interest cost 0.1 Actuarial profits/losses 0.2 0.1 Benefits paid -0.3 -0.1 At 31 December 4.3 4.2 EUR mill.20142013 Balance sheet obligations Pension benefits 0.9 0.7 Income statement charge Pension benefits 0.0 0.0 GRI INDEX CORPORATE GOVERNANCE BUSINESS OPERATIONS YEAR 2014 FINANCIAL STATEMENT

YIT ANNUAL REPORT 2014

YEAR 2014 | BUSINESS OPERATIONS | CORPORATE GOVERNANCE | GRI INDEX | FINANCIAL STATEMENT

114

THE MOVEMENT OF PLAN ASSETS

EUR mill.	2014	2013
At 1 January	3.4	77.9
Assets transferred in partial demerger		-74.4
Expected return of plan assets	0.1	0.1
Actuarial profits/losses	0.1	
Employer contribution	0.0	0.2
Benefits paid	-0.3	-0.3
At 31 December	**3.4**	**3.4**

Actuarial assumptions are as follows	2014	2013
Discount rate	2.0%	3.5%
Rate of salary increase	2.0%	2.0%
Rate of pension increases	0%/2.1%	0%/2.1%

FUTURE PAYMENTS

The following table presents the future payments used as the basis of the pension obligation calculations.

EUR mill.	2014
Due within one year	0.2
Due in 1–5 years	0.6
Due in 5–10 years	0.9
Due in 10–15 years	0.8
Due in 15–20 years	0.7
Due in 20–25 years	0.6
Due in 25–30 years	0.4
Due after more than 30 years	0.5
Total	**4.5**

25. Provisions

EUR mill.	Guarantee reserve	10-year commitments in construction	Provisions for loss making projects	Restructuring provisions	Legal provisions	Rental guarantee provisions	Other provisions	Total
January 1, 2014	6.7	42.5	3.9	0.0	0.1	3.9	4.4	61.4
Translation difference	-1.8	0.0	-0.7	0.0	0.0	0.0	-1.2	-3.7
Additions	1.4	6.1	0.9	2.3	0.0	0.9	1.9	13.6
Released during the period	-0.8	-4.7	-0.4	0.0	0.0	-1.9	-1.1	-8.9
Reversals of unused provisions	-0.7	-0.6	0.0	0.0	0.0	0.0	-0.3	-1.6
December 31, 2014	**4.8**	**43.4**	**3.8**	**2.3**	**0.0**	**2.9**	**3.7**	**60.9**

December 31, 2014 EUR mill.	Guarantee reserve	10-year commitments in construction	Provisions for loss making projects	Restructuring provisions	Legal provisions	Rental guarantee provisions	Other provisions	Total
Current	0.9	36.1	2.7	0.0	0.0	0.9	0.0	40.6
Non-current	3.9	7.4	1.0	2.3	0.0	2.0	3.7	20.2
Total	**4.8**	**43.4**	**3.8**	**2.3**	**0.0**	**2.9**	**3.7**	**60.9**

Provisions for contractual guarantees and for Finnish 10-year commitments in construction are determined on the basis of experience of the realisation of commitments.

YIT ANNUAL REPORT 2014
YEAR 2014 | BUSINESS OPERATIONS | CORPORATE GOVERNANCE | GRI INDEX | FINANCIAL STATEMENT
115

26. Borrowings

EUR mill.	2014 Carrying value	2014 Fair value	2013 Carrying value	2013 Fair value
Non-current liabilities				
Bonds	105.3	109.6	210.5	218.9
Loans from financial institutions	67.3	63.7	20.0	21.0
Pension loans	102.5	95.3	73.6	72.8
Other loans	0.0		0.6	0.6
Finance lease liabilities	0.1		0.3	0.3
Non-current liabilities, total	**275.2**	**268.6**	**305.1**	**313.6**

EUR mill.	2014 Carrying value	2014 Fair value	2013 Carrying value	2013 Fair value
Current liabilities				
Bonds	105.4	106.6	83.8	83.9
Loans from financial institutions	79.7	79.7	17.7	17.7
Pension loans	21.0	21.0	21.0	21.0
Commercial papers	147.4	147.7	157.5	157.5
Developer contracting liabilities				
Receivables sold to financing companies [1]	176.3	176.3	181.4	181.4
Liability in housing corporation loans [2]	88.1	88.1	91.3	91.3
Other loans	2.2	2.2	0.1	0.1
Finance lease liabilities	0.1	0.1	0.2	0.2
Current liabilities, total	**620.2**	**621.4**	**552.9**	**553.1**

In the table are included all other liabilities than presented in Note 27. The fair values of bonds are based on the market price at the closing date.

The fair values of other non-current loans are based on discounted cash flows. The discount rate is defined to be the rate YIT Group was to pay for equivalent external loans at the year-end. It consists of risk free market rate and company and maturity related risk premium of 2.12–4.08% (1.60–3.30% in 2013) p.a., and they are classified as Level 2 in the fair value hierarchy.

[1] The construction-stage contract receivables sold to banks and other financing companies totalled EUR 238.7 million (EUR 211.7 million in 2013) at year-end. Of this amount, EUR 176.3 million (181.4 million in 2013) is included in interest-bearing liabilities on the balance sheet and the remainder comprises receivables which qualify for derecognition according to IAS 39.15–37 and AG 36–52. Possible re-purchase liabilities in off-balance sheet items are related to violations in contract agreements. The interest paid on receivables sold to financing companies, EUR 3.3 million (EUR 2.9 million in 2013), is included in net financial expenses.

[2] The interest on shares in the housing corporation loans of unsold completed residences is recognised in project expenses, because it is included in housing corporation maintenance charges.

YIT ANNUAL REPORT 2014

YEAR 2014 | BUSINESS OPERATIONS | CORPORATE GOVERNANCE | GRI INDEX | FINANCIAL STATEMENT

116

BONDS

	Interest rate, %	Currency	Nominal value, EUR mill.
Floating-rate bonds			
2/2006-2016 [1]	0.559	EUR	10.9
Fixed-rate bonds			
1/2010-2015 [2]	5.323 [4]	EUR	100.0
1/2011-2016 [3]	5.300 [4]	EUR	100.0
Total			**210.9**

Terms of the bonds in brief:

[1] Loan period September 28, 2006–September 28, 2016, interest payments annually at December 28, March 28, June 28 and September 28 in arrears. Interest rate is 3-month Euribor +0.48%. Amortisations à EUR 3,570,000 semi-annually at 28 March and 28 September, starting at 28 March 2010. The loan is not secured. ISIN code SE0001826686.

[2] Loan period March 26, 2010–March 26, 2015, interest payments annually at March 26 in arrears. The loan is not secured. ISIN code FI4000012067.

[3] Loan-period June 20, 2011–June 20, 2016, interest payments annually at June 20 in arrears. The loan is not secured. ISIN code FI4000026653.

[4] In relation to the partial demerger implemented on June 30, 2013, YIT convened the holders of fixed-rate bonds falling due in 2015, issued at March 26, 2010, and falling due in 2016, issued at June 20, 2011, to noteholders' meetings. The Board of Directors proposed for decision that the holders of bonds will be credited for the impacts of the demerger so that the total actual annual interest rate for their remaining maturity from the implementation date of the partial demerger will be increased by 0.500 percentage points (bond due 2015) and 0.550 percentage points (bond due 2016). The noteholders' meetings unanimously accepted the proposals of YIT's Board of Directors.

FINANCE LEASE LIABILITIES

EUR mill.	2014	2013
Finance lease liabilities fall due in as follows:		
Minimum lease payments		
No later than 1 year	0.1	0.2
1-5 years	0.1	0.3
Later than 5 years		
Total minimum lease payments	**0.2**	**0.6**
Present value of minimum lease payments		
No later than 1 year	0.2	0.3
1-5 years	0.1	0.3
Later than 5 years		
Total present value of minimum lease payments	**0.3**	**0.6**
Future finance charges	0.1	0.1
Finance expenses charged to income statement	0.0	0.1

YIT Group's main finance lease agreements are the agreements of cars, machinery and equipment both in production and offices.

YIT ANNUAL REPORT 2014 117 27. Trade and other payables RECONCILIATION TO THE NOTE 29 FINANCIAL ASSETS AND LIABILITIES BY CATEGORY Accrued expenses The carrying value of the non-interest bearing liabilities reflects nearly the fair value of them. EUR mill.20142013 Accrued employee-related liabilities 33.8 35.6 Interest expenses 9.8 9.0 Other accrued expenses 19.6 30.6 Current liabilities Trade payables 109.6 139.2 Accrued expenses 63.3 75.2 Liabilities of derivative instruments 0.0 0.3 Accrued expenses in work in progress 83.1 82.2 Advances received 402.8 514.3 Other payables 46.0 73.5 Total current payables 704.8 884.7 EUR mill.20142013 Current trade and other payables 704.8 884.7 Accrued expenses -63.3 -75.2 Derivatives 0.0 -0.3 Accrued expenses in work in progress -83.1 -82.2 Total 558.4 727.0 EUR mill.20142013 Non-current liabilities 22.9 35.0 Derivatives 6.0 -2.4 Accrued expenses 0.0 -2.2 Total 16.9 30.4 20142013 EUR mill.Carrying value Carrying value Non-current liabilities Trade payables 13.9 25.3 Liabilities of derivative instruments 6.0 2.4 Other liabilities 3.0 7.3 Total non-current payables 22.9 35.0 GRI INDEX CORPORATE GOVERNANCE BUSINESS OPERATIONS YEAR 2014 FINANCIAL STATEMENT

YIT ANNUAL REPORT 2014

YEAR 2014 | BUSINESS OPERATIONS | CORPORATE GOVERNANCE | GRI INDEX | FINANCIAL STATEMENT

118

28. Nominal values and fair values of derivative instruments

NOMINAL VALUES

EUR mill.	2014	2013
Foreign exchange forward contracts	62.2	146.5
Interest rate forward contracts		
Hedge accounting applied		
Interest rate swaps	50.0	110.0
Hedge accounting not applied		
Cancellable interest rate swaps		0.0
Interest rate swaps	218.0	178.0
Interest rate caps	50.0	50.0
Interest rate forward contracts, total	**318.0**	**338.0**

FAIR VALUES

EUR mill.	2014 Positive fair value (carrying value)	2014 Negative fair value (carrying value)	2014 Net value	2013 Positive fair value (carrying value)	2013 Negative fair value (carrying value)	2013 Net value
Foreign exchange forward contracts						
Hedge accounting applied						
Hedge accounting not applied	4.1	-1.7	2.4	1.3	0.0	1.3
Total	**4.1**	**-1.7**	**2.4**	**1.3**	**0.0**	**1.3**
Interest rate derivatives						
Hedge accounting applied		-1.1	-1.1		-1.5	-1.5
Hedge accounting not applied		-4.9	-4.9		-1.2	-1.2
Total		**-6.0**	**-6.0**		**-2.7**	**-2.7**

All derivatives are hedges according to the Group's financial risk management policy, but hedge accounting, as defined in IAS 39, is only applied to certain derivative contracts. Foreign exchange forward contracts are mainly designated as hedges of financial items and have been charged to P/L in financial income/expenses. The foreign exchange forward contracts' maturity dates are in 2015. The duration of the Group's interest bearing loans has been increased by interest rate derivatives. Changes in the fair value of derivatives with hedge accounting applied are recognised in the fair value reserve in equity and changes in the fair value of derivatives with hedge accounting not applied are recognised through profit or loss (Notes 27 and 29). All the interest rate derivatives to which hedge accounting is applied are long-term agreements corresponding to the maturity of the hedged liability.

The interest rate risk of sold receivables linked to the floating Euribor rate and the commercial paper portfolio has been hedged by interest rate derivatives. Changes in the fair value of these interest rate derivatives have been charged to profit/loss.

YIT ANNUAL REPORT 2014

YEAR 2014 | BUSINESS OPERATIONS | CORPORATE GOVERNANCE | GRI INDEX | FINANCIAL STATEMENT

119

29. Financial assets and liabilities by category

2014 EUR mill.	Available for sale investments	Loans and other receivables	Held for trading	Derivatives/ hedge accounting	Finance liabilities	Carrying value	Fair value	Note
Valuation	**Fair value**	**Measured at amortised cost**	**Fair value**	**Fair value**	**Measured at amortised cost**			
Non-current financial assets								
Available for sale investments, listed shares	0.1					0.1	0.1	17
Available for sale investments, unlisted shares	0.7					0.7		17
Receivables								
Trade receivables and other receivables		2.9				2.9		18
Current financial assets								
Receivables								
Loan receivables		3.8				3.8	3.8	21
Trade and other receivables		197.3				197.3		21
Derivatives (hedge accounting not applied)			2.4			2.4	2.4	21
Cash and cash equivalents		199.4				199.4	199.4	22
Total by valuation group	**0.8**	**403.4**	**2.4**			**406.6**	**205.7**	
Non-current financial liabilities								
Borrowings					275.2	275.2	268.6	26
Other liabilities								
Trade payables and other liabilities					16.9	16.9		27
Derivatives (hedge accounting applied)				1.1		1.1	1.1	27, 28
Derivatives (hedge accounting not applied)			4.9			4.9	4.9	27, 28
Current financial liabilities								
Borrowings					620.2	620.2	621.4	26
Trade payables and other liabilities								
Trade payables and other liabilities					558.4	558.4		27
Derivatives (hedge accounting applied)				0.0		0.0	0.0	27, 28
Total by valuation group			**4.9**	**1.1**	**1,470.6**	**1,476.6**	**896.0**

YIT ANNUAL REPORT 2014
YEAR 2014 | BUSINESS OPERATIONS | CORPORATE GOVERNANCE | GRI INDEX | FINANCIAL STATEMENT
120

2013 EUR mill.	Available for sale investmens	Loans and other receivables	Held for trading	Derivatives/ hedge accounting	Finance liabilities	Carrying value	Fair value	Note
Valuation	**Fair value**	**Measured at amortised cost**	**Fair value**	**Fair value**	**Measured at amortised cost**			
Non-current financial assets								
Available for sale investments, listed shares	0.1					0.1	0.1	17
Available for sale investments, unlisted shares	0.7					0.7		17
Receivables								
Trade receivables and other receivables		0.6				0.6	0.6	18
Current financial assets								
Receivables								
Loan receivables		8.8				8.8	8.8	21
Derivatives (hedge accounting not applied)			1.3			1.3	1.3	21
Trade and other receivables		244.4				244.4		21
Cash and cash equivalents		76.3				76.3	76.3	22
Total by valuation group	**0.8**	**330.1**	**1.3**			**332.2**	**86.5**	
Non-current financial liabilities								
Borrowings					305.1	305.1	313.6	26
Other liabilities								
Trade payables and other liabilities					30.1	30.1		27
Derivatives (hedge accounting applied)				1.2		1.2	1.2	27, 28
Derivatives (hedge accounting not applied)			1.2			1.2	1.2	27,28
Current financial liabilities								
Borrowings					552.9	552.9	553.1	26
Trade payables and other liabilities								
Trade payables and other liabilities					727.0	727.0		27
Derivatives (hedge accounting applied)				0.3		0.3	0.3	27, 28
Total by valuation group			**1.2**	**1.5**	**1,615.1**	**1,617.8**	**869.4**

YIT ANNUAL REPORT 2014

YEAR 2014 | BUSINESS OPERATIONS | CORPORATE GOVERNANCE | GRI INDEX | FINANCIAL STATEMENT

121

30. Financial risk management

YIT Group is exposed to a variety of financial risks in its business operations. The main risks are liquidity risk, credit risk and market risks including foreign exchange and interest rate risk. The objective of the Group's financial risk management is to minimise the uncertainty which the changes in financial markets cause to the Group's financial performance.

The Board of Directors has approved a treasury policy for the Group. The Group Treasury is responsible for the practical implementation of the policy in association with the business units. In the operating units and subsidiaries the financing is carried out by financial personnel and management Responsibilities between the Group Treasury and operating units are defined in the Group's treasury policy. Operating units are responsible for providing the Group Treasury with timely and accurate information on financial position, cash flows and foreign exchange position in order to ensure the Group's efficient cash and liquidity management, funding and risk management. In addition to the above, the Group's treasury policy defines the principles and methods for financial risk management, cash management and specific financing-related areas e.g. commercial guarantees, relationships with financiers and customer financing.

INTEREST RATE RISK

The Group has interest-bearing receivables related to cash and cash equivalents. Otherwise its revenues and operating cash flows are mostly independent of changes in market interest rates

Interest rate risk arises mainly from the Group's current and non-current loans, receivables sold to banks and financial institutions and the related interest rate derivatives. In addition, the Group has interest-bearing cash and cash equivalents. Loans issued at floating interest rates expose the Group to cash flow interest rate risk, which is hedged by interest rate swaps. To manage the interest rate risk, the Board of Directors has defined a duration target of two years for loans and for the related interest rate derivative hedges. The duration may be deviated from by +/- 1.5 years upon the decision of Vice President, Group Treasurer. In order to meet the duration target, part of the loans at floating rates are converted to fixed rate using interest rate caps and swaps. At the end of 2014, the duration of loans including the hedging derivatives was 1.55 years (1.33 years in 2013).

The cash flow risk related to two floating-rate loans is hedged by using interest rate swaps. At the end of 2014, the nominal amounts of the loans hedged were EUR 20 million (EUR 25 million in 2013) and EUR 30 million (loan taken in 2014) and their reference interest rates were 1-month Stibor and 1-month Euribor, respectively. The hedged cash flows will be realised within four years. The hedges are effective and, according to accounting policies, changes in the fair value of interest rate swaps are recognised in the fair value reserve in equity.

In addition to non-current loans, the duration target guides the management of the cash flow interest rate risk related to receivables sold to banks and financial institutions, and the pricing of the commercial paper portfolio. Hedging decisions for this exposure are made by the Chief Financial Officer (CFO) of the Group. At the end of 2014, the Group used interest rate derivatives to hedge the cash flow risk related to sold receivables. The nominal value of the hedged items was EUR 218 million and their reference interest rate was one-month Euribor. In addition, the cash flow risk related to the pricing of the commercial paper portfolio, with a nominal value of EUR 50 million, linked to the 3-month Euribor on average, was hedged at the end of 2014. Hedge accounting as set out in IAS 39 is not applied and the fair value changes are recognised as financial income and expenses in the income statement in accordance with accounting policies (Note 11).

Loans issued at fixed interest rates comprised approximately 66% (approximately 62%) of the loan portfolio at the balance sheet date. The weighted average effective interest rate of the loans at fixed rate was 2.886% (3.511% in 2013). The weighted average effective interest rate of the loans at floating rates was 2.970% (1.444% in 2013). The weighted average effective interest rate of the portfolio as a whole was 2.924% (2.730% in 2013). These figures include the effect of derivative instruments. Interest rate derivatives increase the weighted average effective interest rate of the loan portfolio as a whole by 0.23 (increase by 0.29 in 2013) percentage points.

In addition to the duration target, the management monitors the effect of the possible change in interest rate level on the Group's financial result on a quarterly basis (effect of one percentage point change in interest rate level on yearly net interest expenses). The effect on yearly net interest expenses would have been EUR 1.3 million (EUR 2.0 million in 2013) net of tax in 2014. One percentage point change in interest rates has been used in the calculation for the loan portfolio, and the effect of the change has varied from EUR 1.3 million to EUR 2.7 million (EUR 1.9–3.1 million in 2013). In addition, the effect of fair valuation of interest rate derivatives for which hedge accounting is not applied would have been EUR 5.8 million (EUR 4.5 million in 2013) net of tax on the profit for the period when interest rates rise one percentage point. If interest would have decreased to 0%, the effect would have been EUR -0.1 million net of tax on the profit for the period.

The calculation is based on the maturities of the Group's interest-bearing net debt depending on the reference interest rate:

REPRISING SCHEDULE OF THE INTEREST BEARING NET DEBT

EUR mill.	2014	2013
< 1 month	165.3	-111.7
1–3 months	-279.0	-170.6
3–12 months	-153.1	-101.7
1–5 years	-491.8	-429.1
> 5 years		0.0
	-758.6	**-813.1**

The figures in the table are nominal values. Off-balance sheet receivables sold to financial institutions amounting to EUR 62.4 million (EUR 30.4 million in 2013) are included in these figures.

In addition to interest-bearing net debt, the foreign exchange forward contracts associated with the intra-Group loans and the hedging of the foreign exchange risk of certain commercial contracts expose the Group's result to interest rate risk. The Group's external loans are mainly denominated in euros, but the subsidiaries are financed in their functional currency. The parent company is exposed to the interest rate risk of the different functional currencies in the Group when it hedges the foreign exchange risk arising from the foreign currency denominated loans granted to subsidiaries and certain commercial contracts using foreign exchange forward contracts. The most significant currency of the intra-Group loans is the Russian rouble. As the parent company hedges the receivables denominated in roubles, the parent company has to pay the interest rate difference between the rouble and the euro. This interest rate differential has increased dramatically during the financial year, and the change has had a significant impact on hedging costs.

At the balance sheet date, a change of three percentage points in the interest rate differential between the euro and the Russian rouble would have had an impact of EUR 0.8 million (EUR 2.3 million in 2013) on the profit for the period net of tax. The sensitivity analysis is based on the foreign exchange forward contracts outstanding at the balance sheet date.

YIT ANNUAL REPORT 2014

YEAR 2014 | BUSINESS OPERATIONS | CORPORATE GOVERNANCE | GRI INDEX | FINANCIAL STATEMENT

122

A change of one percentage point in interest rates on the balance sheet date would have affected the consolidated balance sheet by EUR 0.6 million (EUR 0.3 million in 2013) net of tax. The effect would have changed the fair values of the interest rate derivatives in hedge accounting, in the fair value reserve in equity.

CREDIT AND COUNTERPARTY RISK

The Group's credit risk is related to clients with open balances or with long term agreements and to the coun-terparties to cash and cash equivalents and derivative agreements. The Group Treasury is responsible for the counterparty risk of the derivative instruments and cash and cash equivalents. Operating units are responsible for the credit risk related to operating items, such as trade receivables. Customers and the nature of the agreements differ between the Group's segments. Customer-specific credit risk management is carried out in the segments' finance departments in cooperation with the operating units.

The counterparties of financial instruments are chosen based on the management's estimate of their reliability. The Board of Directors accepts the main banks used by the Group and counterparties to the current invest-ments and derivative instruments and their limits. In connection to liquidity management, short term invest-ments are made according to treasury policy. No impairment has been recognised on the derivative instru-ments or the cash and cash equivalents in the period. The management does not expect any credit losses from counterparties to financing assets or derivative instruments.

The Group manages credit risk related to operating items by holding the ownership of projects, like apart-ments and office buildings, until payment is received; taking advance payments; accelerated payment pro-grammes of projects; payment guarantees; site-specific mortgages; credit risk insurance policies; and careful examination of clients' background information. In addition, selling of receivables to financial institutions is used in the management of the credit risk of operations. The term of payment for invoices is mainly 14 to 30 days. The background of the new customers is examined thoroughly by, for example, acquiring credit infor-mation. The Group does not have any significant concentrations of credit risk as the clientele is widespread and geographically divided into the countries in which the Group operates. Trade receivables related to sales of office buildings and other investor deals which are paid only when the ownership is transferred, and the related risk of insolvency of the counterparty, are typically transferred to banks and financial institutions. These transfers meet the conditions set out in IAS 39 for derecognition of financial assets.

The credit losses and the provision for impairment of receivables were EUR 0.7 million. There were no signifi-cant credit losses or provisions for impairment of receivables in 2014. The operating units are not expecting any unusual credit risk arising from trade receivables or construction contracts.

As a result of the partial demerger registered on 30 June 2013, YIT Corporation bears secondary liability for certain Group and bank guarantees transferred to Caverion Corporation if Caverion cannot cope with these obligations.

ANALYSIS OF TRADE RECEIVABLES DECEMBER 31, 2014

EUR mill.	Carrying value	Impaired	Gross
Not past due [1]	107.7		107.7
1–90 days	6.2	-0.1	6.3
91–180 days	1.0		1.0
181–360 days	1.2	-0.1	1.3
Over 360 days	2.2	-0.7	3.0
Total	**118.3**	**-0.9**	**119.3**

ANALYSIS OF TRADE RECEIVABLES DECEMBER 31, 2013

EUR mill.	Carrying value	Impaired	Gross
Not past due [1]	88.5	0.0	88.5
1–90 days	13.5	-0.1	13.6
91–180 days	3.9	0.0	3.9
181–360 days	0.9	-0.1	1.0
Over 360 days	8.6	-1.3	9.9
Total	**115.4**	**-1.5**	**116.9**

[1] There are no material trade receivables that would be otherwise past due but whose terms have been renegotiated. For additional information on trade receivables, please see notes 18 and 21.

YIT ANNUAL REPORT 2014

YEAR 2014 | BUSINESS OPERATIONS | CORPORATE GOVERNANCE | GRI INDEX | FINANCIAL STATEMENT

123

SET-OFF ARRANGEMENTS FOR FINANCIAL INSTRUMENTS

a) Assets	Gross amount of the asset item	Amount set-off on the balance sheet	Amount shown on the balance sheet	Amounts related to assets that have not been set off on the balance sheet: Financial instruments	Cash collateral	Net
December 31, 2014						
Exchange rate derivatives	4.1	-1.7	2.4			2.4
Interest rate derivatives	0.0	-0.0	0.0			0.0
Trade receivables	118.4		118.4			118.4
December 31, 2013						
Exchange rate derivatives	1.5	-0.2	1.3	0.0	0.0	1.3
Interest rate derivatives	0.3	-0.3	0.0			0.0
Trade receivables	115.5	-0.1	115.4	0.0	0.0	115.4

b) Liabilities	Gross amount of the asset item	Amount set-off on the balance sheet	Amount shown on the balance sheet	Amounts related to liabilities that have not been set off on the balance sheet: Financial instruments	Cash collateral	Net
December 31, 2014						
Exchange rate derivatives	1.7	-1.7	0.0			0.0
Interest rate derivatives	6.0	0.0	6.0			6.0
Trade payables	123.5		123.5			123.5
December 31, 2013						
Exchange rate derivatives	0.2	-0.2	0.0	0.0	0.0	0.0
Interest rate derivatives	2.7	-0.3	2.4			2.4
Trade payables	164.6	-0.1	164.5	0.0	0.0	164.5

A set-off arrangement that can be implemented is related to derivative assets and liabilities. If such a choice is not made, financial assets and liabilities are settled in gross amounts, but both parties of a general set-off arrangement are entitled to the net settlement of all such monetary amounts if the other party neglects to fulfil its obligations.

LIQUIDITY RISK

The management continuously evaluates and monitors the amount of funding required by the Group's business activities to ensure adequate liquid funds to finance its operations and repay its loans at maturity. The funding requirements are evaluated based on a financial budget prepared every six months, a monthly financial forecast and short-term, timely cash planning. The Group Treasury is responsible for the adequacy of funding, the availability of different sources of funding and the controlled maturity profile of external loans. When making decision about a new loan it should be made sure, according to treasury policy, that only 1/4 of the loan portfolio can mature over one calendar year, in order to minimize refinancing risk. When the amount of maturing loans is calculated, commercial papers, receivables sold to banks or housing company loans are not taken into account account.

The Group uses cash and cash equivalents, Group accounts with overdraft facilities, financing credit facilities, commercial paper programmes and bond programmes to manage the liquidity risk. In the 2014 financial year, the previous EUR 330 million bilateral revolving credit facility agreements were replaced by a EUR 300 million syndicated committed revolving credit facility. On the balance sheet date, YIT had the entire undrawn revolving credit facility and EUR 57.9 million of overdraft facilities available. The revolving credit facility is valid until January 2018. YIT's cash reserves amounted to EUR 199.4 million (EUR 76.3 million in 2013) at the end of 2014. The large cash buffer, combined with financing arrangements currently being prepared, is estimated to cover refinancing needs in 2015. The management and acquisition of the Group's funding is centralised to the Group Treasury. As the cash management is centralised to the Group Treasury, the use of liquid funds can be optimised between the different units of the Group.

The following table describes the contractual maturities of the financial liabilities. The amounts are undiscounted. The interest flows of floating-rate loans and derivative instruments are based on interest rates prevailing on December 31, 2014 (December 31, 2013). Cash flows of foreign currency denominated loans are translated into euros at the foreign currency rates prevailing at the balance sheet date. Cash flows of foreign currency forward contracts are translated into euros at forward rates.

YIT ANNUAL REPORT 2014

YEAR 2014 | BUSINESS OPERATIONS | CORPORATE GOVERNANCE | GRI INDEX | FINANCIAL STATEMENT

124

CONTRACTUAL MATURITY ANALYSIS OF FINANCIAL LIABILITIES AND INTEREST PAYMENTS

December 31, 2014 EUR mill.	2015	2016	2017	2018	2019	2020-	Total	Note
Bonds	115.0	110.2					**225.2**	26, 29
Loans from financial institutions	83.7	8.1	57.1	4.7			**153.6**	26, 29
Pension loans	23.0	22.5	22.1	9.7	52.3		**129.6**	26, 29
Receivables sold to banks/ financial institutions [1]	155.8	23.7					**179.5**	26, 29
Finance lease liabilities	0.1	0.1					**0.2**	26, 29
Other financial liabilities [2]	89.4							26, 29
Commercial papers	148.0						**148.0**	26, 29
Trade and other payables	558.4						**558.4**	27, 29
Interest derivatives								
Hedge accounting applied	0.0	0.0	0.0				**0.0**	27, 28, 29
Hedge accounting not applied	1.6	1.6	1.3	0.6	0.1		**5.2**	27, 28, 29
Foreign currency derivatives								
cash outflow	-63.9						**-63.9**	27, 28, 29
cash inflow	66.3						**66.3**	27, 28, 29

December 31, 2013 EUR mill.	2014	2015	2016	2017	2018	2019-	Total	Note
Bonds	94.8	116.1	110.8	0.0			**321.7**	26, 29
Loans from financial institutions	18.3	5.3	5.3	5.2	5.1	0.0	**39.2**	26, 29
Pension loans	23.1	22.5	22.0	21.6	9.1	1.8	**100.1**	26, 29
Receivables sold to banks/ financial institutions [1]	155.4	29.5					**184.9**	26, 29
Finance lease liabilities	0.2	0.1	0.2				**0.6**	26, 29
Other financial liabilities [2]	92.7	0.0	0.0	0.0	0.0	0.0	**92.7**	26, 29
Commercial papers	158.0						**158.0**	26, 29
Trade and other payables	726.8						**726.8**	27, 29
Interest derivatives								
Hedge accounting applied	1.2	0.0	0.0	0.0	0.0	0.0	**1.2**	27, 28, 29
Hedge accounting not applied	0.9	0.9	0.9	0.6	0.2	0.0	**3.5**	27, 28, 29
Foreign currency derivatives								
cash outflow	-145.3	-0.1					**-145.4**	27, 28, 29
cash inflow	146.6	0.1					**146.7**	27, 28, 29

[1] Receivables sold to banks and financial institutions are financial liabilities connected with developer-contracted housing projects that are set off by payments made by the buyers of the residential units.
[2] Includes the shares in the housing corporation loans of unsold completed residential projects, whose duration depends on the turnover of residential sales.

YIT ANNUAL REPORT 2014
YEAR 2014 | BUSINESS OPERATIONS | CORPORATE GOVERNANCE | GRI INDEX | FINANCIAL STATEMENT
125

FOREIGN EXCHANGE RISK

The Group operates internationally and is exposed to foreign exchange risks arising from the currencies of the countries in which it operates. The risk arises mainly from the assets and liabilities on the balance sheet and net investments in foreign operations. In addition, commercial contracts of the subsidiaries cause foreign exchange risk. However, the contracts are mainly made in the units' own functional currencies.

The objective of managing foreign exchange risk at YIT is to reduce the uncertainty caused by foreign exchange rate movements on profit through cash flows and the valuation of commercial receivables and liabilities.

By decision of the Board of Directors, the net investments in foreign operations are not hedged from the changes in foreign exchange rates. Part of the loans given to Russian subsidiaries by the Group are considered to form part of net investments. These loans are included in net investments in the table below.

The change in foreign exchange rates decreased the value of the Group's net investments in equity by EUR 166.9 million as on December 31, 2014 compared to financial statements as on December 31, 2013. The weakening of the Russian rouble had a significant decreasing effect on the value of net investments. An increase or decrease of 20 percentage points in the euro exchange rate would have had an impact of EUR 46.1 million on translation differences under consolidated shareholders' equity.

FOREIGN CURRENCY DENOMINATED NET INVESTMENTS AT THE BALANCE SHEET DATE

EUR mill.	2014 Net investment	2013 Net investment
RUB	323.5	449.8
LTL	64.5	67.8
CZK	27.0	23.2

According to the Group's treasury policy, the business units and the subsidiaries are responsible for identifying the foreign exchange risk related to their foreign currency denominated cash flows and reporting it to the Group Treasury. All firm commitments must be hedged unless the Group CFO decides otherwise. Hedging is performed by intra-Group transactions with the Group Treasury as the counterparty. The Group Treasury hedges the Group net position and takes care of all external hedging transactions. The Group does not apply hedge accounting as set out in IAS 39 to hedge its foreign exchange risk. Accordingly, the fair value changes in derivative instruments are recognised in the consolidated income statement according to the accounting policies. In 2014, the most significant currency related to commercial agreements and their hedges was the Russian rouble. If the euro had strengthened by 20 percentage points against the Russian rouble at the balance sheet date, the fair valuation of the foreign exchange forward contracts related to commercial agreements would have caused a foreign exchange loss of EUR 0.4 million net of tax.

Loans taken by the parent company are mainly denominated in euro, but the intra-Group loans are given in the functional currency of each subsidiary. The parent company hedges this foreign exchange risk by using foreign exchange forward contracts and currency options, if necessary. The most significant currency used in intra-Group loans is the Russian rouble. The dramatic increase in the interest rate difference between the euro and the Russian rouble during the review period has significantly increased YIT's hedging costs.

In addition to the foreign exchange differences due to derivatives not in hedge accounting, the strengthening or weakening of the euro would not have had a material impact on the result of the Group if the translation difference in consolidation is not considered. The sensitivity analysis takes into consideration the foreign exchange derivative contracts made for hedging both the internal and external loans and receivables which offset the effect of changes in foreign exchange rates.

GROUP'S EXTERNAL LOANS

	External loans		Adjusted by derivative contracts	
EUR mill.	2014	2013	2014	2013
EUR	917.2	862.8	854.3	713.0
RUB	22.1	0.6	78.5	97.6
SEK	18.8	24.9		0.0
LTL				52.1
CZK			25.3	25.5
Total	**958.1**	**888.3**	**958.1**	**888.3**

The division of trade receivables and payables by currencies corresponds to the functional currencies of the charging and the charged companies. Accordingly, no open foreign exchange risk is included.

YIT ANNUAL REPORT 2014

YEAR 2014 | BUSINESS OPERATIONS | CORPORATE GOVERNANCE | GRI INDEX | FINANCIAL STATEMENT

126

CAPITAL RISK MANAGEMENT

The Group's objectives when managing capital are to maintain the optimal strategic capital structure. The Group's capital risk management aims to safeguard its long-term ability to continue as a going concern, to increase shareholder value and secure the company's ability to pay dividends.

In YIT's business operations capital is particularly tied up in plot reserves, their development and ongoing construction production. In business where investments are small, such as infrastructure construction, the objective is effective turnover of net working capital. In the more capital-intensive business operations, such as residential development projects and real estate development projects, capital investments must be adjusted according to the market conditions by decreasing or increasing the number of plot investments and project start-ups. The amount and structure of capital is also controlled by adjusting the amount of dividend, acquiring the company's own shares, issuing new shares or selling assets in order to reduce debt.

YIT monitors its capital structure on the basis of the equity ratio. The strategic goal for YIT's equity ratio set by the Board of Directors is 40% (POC).

The Group's equity ratio has been the following:

EUR mill. (POC)	2014	2013
Equity	587.2	774.9
Balance sheet total	1,968.3	2,211.3
./. Advances received (Note 27)	-155.8	-161.9
Capital	1,812.5	2,049.4
Equity ratio %	32.4%	37.8%

YIT Corporation's credit facility and bank loan agreements include a financial covenant linked to YIT's equity ratio. In addition, the credit facility agreement and one bank loan agreement include a covenant linked to YIT's gearing. The financial covenants require an equity ratio of at least 25 per cent and a gearing ratio under 150 per cent. The covenants were not breached during the financial period. The Group's IFRS equity ratio was 29.2 per cent and gearing 129.9 per cent on the balance sheet date. Of the two, gearing is more sensitive to changes in the rouble exchange rate. Due to the substantial fluctuation of the rouble exchange rate, YIT agreed in December with the bank syndicate that provides the credit facility and the bank that provides the bilateral loan that the banks waive the gearing covenant until February 28, 2015.

FAIR VALUE ESTIMATION

The Group measures the fair value measurement hierarchy as follows:

Level 1: The fair values of financial instruments are based on quoted prices in active markets. A market can be considered active if quoted prices are regularly available and the prices represent the actual value of the instrument in liquid trading.

Level 2: Financial instruments are not traded in active and liquid markets. The value of a financial instrument can be determined based on market value and potentially partially derived value measurement. If, however, the factors affecting the fair value of the instrument are available and observable, the instrument belongs to level 2.

Level 3: The valuation of a financial instrument is not based on observable market data, and other factors affecting the fair value of the instrument are not available and observable.

The following table presents the Group's assets and liabilities that are measured at fair value and their levels.

Assets EUR mill.	2014 Level 1	2014 Level 2	2013 Level 1	2013 Level 2
Available-for-sale investments	0.1		0.1	
Derivatives (hedge accounting not applied)		2.4		1.8
Total assets	**0.1**	**2.4**	**0.1**	**1.8**

Liabilities EUR mill.	2014 Level 1	2014 Level 2	2013 Level 1	2013 Level 2
Derivatives (hedge accounting not applied)		4.9		1.7
Derivatives (hedge accounting applied)		1.1		1.5
Total liabilities		**6.0**		**3.2**

In the past financial year, there were no transfers between level 1 and level 2. At the balance sheet date, the Group had no assets categorised at level 3.

31. Other lease agreements

YIT GROUP AS LESSEE

The future minimum lease payments under non-cancellable operating leases:

EUR mill.	2014	2013
No later than 1 year	23.6	23.8
1–5 years	72.1	182.8
Later than 5 years	46.5	58.9
Total	**142.2**	**165.0**

The lease payments of non-cancellable operating leases charged to the income statement in 2014 amounted to EUR 23.7 million (EUR 24.4 million in 2013).

The YIT group has leased the office facilities in use. The operating lease agreements of office facilities have a period of validity of up to 15 years. Most of the agreements include the possibility of continuing after the initial expiry date. The index, renewal and other terms of the lease agreements of office facilities are dissimilar to each other. Operating leases also include the liabilities of operating lease agreements of employee cars, which have the average duration of four years.

YIT ANNUAL REPORT 2014

YEAR 2014 | BUSINESS OPERATIONS | CORPORATE GOVERNANCE | GRI INDEX | FINANCIAL STATEMENT

127

32. Commitments and contingent liabilities

EUR mill.	2014	2013
Collateral given for own liabilities		
Corporate mortgages		
Pledged assets		
Guarantees on behalf of associated companies and joint ventures	6.8	6.8
Other commitments		
Rental guarantees for clients	1.4	1.6
Investment commitments		
Repurchase commitments	490.9	319.0

As a result of the partial demerger registered at 30 June 2013, YIT Corporation has secondary liability for guarantees transferred to Caverion Corporation, with a maximum total amount of EUR 114.8 million at December 31, 2014 (EUR 140.1 million at December 31, 2013).

YIT Corporation has guaranteed obligations of its subsidiaries. At December 31, 2014, the total amount of these guarantees was EUR 961.9million (956.7 million at December 31, 2013).

The Group is involved in legal proceedings in preparation and pending that are connected to ordinary operations and whose outcomes are difficult to predict. It is the understanding of the Group that the legal proceedings do not have a significant effect on the Group's result.

33. Subsidiaries

Excluding the real estate companies presented in inventories

Name	Domicile	Nature of business	Ownership of the parent company-(%)	Ownership of the Group (%)	Ownership of non-controlling interest (%)
Shares in subsidiaries, owned by the parent company					
YIT Construction Ltd	Helsinki	Construction	100.00	100.00	
YIT Kalusto Oy	Urjala	Construction machinery and equipment rental	100.00	100.00	
YIT Information Services Oy	Helsinki	IT services	100.00	100.00	
YIT IT East Oy	Helsinki	Holding company		100.00	
LLC YIT Information Systems	St. Petersburg	IT services		100.00	
Perusyhtymä Oy	Helsinki	Head office financing company	100.00	100.00	
Shares in subsidiaries, owned by YIT Construction Ltd					
YIT Concept Projektinjohtopalvelut Oy	Helsinki	No business		100.00	
AS YIT Ehitus	Tallinn	Construction		100.00	
AS Koidu Kinnisvara	Tallinn	Construction		100.00	
SIA YIT Celtnieciba	Riga	Construction		100.00	
YIT Invest Export Oy	Helsinki	Holding company		100.00	
CJSC YIT Moskovia	Moscow	Construction		100.00	
LLC YIT-Service	Moscow	Property maintenance		100.00	
CJSC YIT Stroi	Moscow	Construction		100.00	
YIT Project Invest Oy	Helsinki	Holding company		100.00	
LLC YIT Service	St. Petersburg	Property maintenance		100.00	
Urepol Oy	Helsinki	Holding company		100.00	
CJSC YIT Don	Rostov	Construction		100.00	
LLC SP YIT Don	Rostov	Construction		100.00	
LLC YIT Service Don	Rostov	Property maintenance		100.00	
AB YIT Kausta	Kaunas	Construction		100.00	
UAB YIT Kausta Bustas	Vilnius	Construction		100.00	
AB Inžinerines dirbtuves	Vilnius	Construction		60.96	39.04

YIT ANNUAL REPORT 2014
YEAR 2014 | BUSINESS OPERATIONS | CORPORATE GOVERNANCE | GRI INDEX | FINANCIAL STATEMENT
128

Name	Domicile	Nature of business	Ownership of the parent company-(%)	Ownership of the Group (%)	Ownership of non-controlling interest (%)
YIT Salym Development Oy	Helsinki	Holding company		100.00	
CJSC YIT Saint-Petersburg	St. Petersburg	Construction		100.00	
LLC Gorelovo Infra	St. Petersburg	Construction		100.00	
Tortum Oy Ab	Helsinki	Holding company		100.00	
CJSC YIT Uralstroi	Yekaterinburg	Construction		99.94	0.06
CJSC YIT Comfort	Yekaterinburg	Construction		99.94	0.06
LLC Ural YIT Service	Yekaterinburg	Property maintenance		99.94	0.06
LLC YIT Tyumen	Tyumen	Construction		99.94	0.06
Finn-Stroi Oy	Helsinki	Holding company		100.00	
CJSC YIT CityStroi	Moscow	Construction		74.99	25.01
LLC Hetber	Moscow	Construction		74.99	25.01
LLC Emerkom-Spetstroi	Moscow	Construction		74.99	25.01
LLC YIT CityService	Moscow	Property maintenance		74.99	25.01
CJSC TPK Strojmaterialy	Moscow	Construction		100.00	
YIT Jupiter Oy	Helsinki	Holding company		100.00	
YIT Mars Oy	Helsinki	Holding company		100.00	
YIT Saturnus Oy	Helsinki	Holding company		100.00	
YIT Sirius Oy	Helsinki	Holding company		100.00	
CJSC YIT VDSK	Moscow	Construction		90.00	10.00
YIT Uranus Oy	Helsinki	Holding company		100.00	
CJSC YIT Properties	Moscow	No business		100.00	
YIT Neptunus Oy	Helsinki	Holding company		100.00	
LLC YIT Kazan	Kazan	Construction		100.00	
LLC YIT Service Kazan	Kazan	Property maintenance		100.00	
YIT Stavo s.r.o [1])	Prague	Construction		85.00	15.00
YIT Reding a.s.	Bratislava	Construction		100.00	
Gala Residence s.r.o.	Bratislava	Construction		100.00	

[1]) YIT Group's share in YIT Stavo s.r.o is 100% in IFRS accounting, because the minority share of 15% YIT is assessed to be a share based payment to the management.

YIT ANNUAL REPORT 2014
YEAR 2014 | BUSINESS OPERATIONS | CORPORATE GOVERNANCE | GRI INDEX | FINANCIAL STATEMENT
129

34. Related party transactions

The Group's related parties include key executives, associated companies, joint ventures, and companies outside of the Group that a person in an executive position in the YIT Group can be expected to exercise influence over. Key executives include the members of the Board of Directors and the Management Board.

EUR mill.	2014	2013
Sales of goods and services	26.7	74.9
Purchases of goods and services	6.1	3.8
Trade and other receivables	1.7	0.0
Trade and other payables	0.0	3.0

Goods and services to related parties are sold on the basis of price lists in force with non-related parties.

KEY MANAGEMENT COMPENSATION [1]

EUR mill.	2014	2013
Salaries and other short-term employee benefits	2.0	3.6
Termination benefits	1.8	4.3
Share-based incentive plan 2)		1.0

[1] President and CEO, Deputy to President and CEO and Management Board
[2] The total value of transferred shares, cash bonus and related taxes

SALARIES AND FEES

EUR	2014	2013
President and CEO	547,871	858,684
Deputy to President and CEO	352,727	539,965
Board of Directors		
Henrik Ehrnrooth [1]	17,600	94,600
Reino Hanhinen	84,550	77,050
Antti Herlin [2]		13,900
Kim Gran	64,950	57,800
Satu Huber	55,050	58,350
Michael Rosenlew [3]		32,750
Erkki Järvinen [4]	55,600	46,400
Ari Lehtoranta [5]		16,400
Juhani Pitkäkoski [6]	42,800	
Teuvo Salminen [7]	42,800	
Board of Directors, total	**363,350**	**397,250**

[1] Henrik Ehrnrooth was a member of the Board of Directors and the Personnel Committee until March 18, 2014
[2] Antti Herlin was a member of the Board of Directors until March 15, 2013.
[3] Michael Rosenlew was a member of the Board of Directors, the Working Committee and the Audit Committee until June 30, 2013.
[4] Erkki Järvinen has been a member of the Board of Directors and the Audit Committee as of March 15, 2013.
[5] Ari Lehtoranta was a member of the Board of Directors during March 15–June 30, 2013.
[6] Juhani Pitkäkoski has been a member of the Board of Directors as of March 18, 2014.
[7] Teuvo Salminen has been a member of the Board of Directors as of March 18, 2014.

PENSION, RETIREMENT AGE AND RIGHT TO DISMISS

The contractual retirement age of the President and CEO and the Executive Vice President and deputy to the CEO has been set at 62. In other respects, the statutory retirement ages apply to the members of the Management Board. The contractual pension of the CEO and his deputy amounts to 60% of salary accounted according to Finnish employment pension law. The pension scheme is benefit-based. The contractual period of notice is for six months. If the company terminates the contract, the CEO and his deputy shall also be paid separate compensation amounting to 12 months' salary.

ACCRUAL-BASED PENSION EXPENDITURE IN 2014

EUR mill.	Statutory pensions	Supplementary pension security
President and CEO	0.1	0.0
Deputy to the President and CEO	0.1	0.0
Total	**0.2**	**0.0**

The members of the Board of Directors are not insured in terms of TyEL (Employees' Pensions Act) or supplementary pension for their meeting fees.

LOANS TO RELATED PARTIES

There are no loans to related parties in the end of financial year.

YIT ANNUAL REPORT 2014

YEAR 2014 | BUSINESS OPERATIONS | CORPORATE GOVERNANCE | GRI INDEX | FINANCIAL STATEMENT

130

35. Discontinued operations

On June 17, 2013, the General Meeting approved the demerger plan concerning the partial demerger of YIT and decided on the demerger in accordance with the demerger plan. YIT demerged through a partial demerger so that the assets and liabilities related to its Building Services and Industrial Services businesses were transferred to Caverion Corporation, the new public limited company established in the demerger. The assets and liabilities of the Construction Services business, including Construction Services Finland and International Construction Services, remained with YIT. The purpose of the demerger was to implement the separation of YIT Group's Building Services and Construction Services businesses into legally independent Groups that have separate parent companies.

The implementation of the partial demerger was registered with the Finnish Trade Register on June 30, 2013. YIT Corporation's shareholders have received as demerger consideration one (1) share in Caverion for each share owned in YIT. No demerger consideration was distributed to any treasury shares held by YIT. The number of shares given as demerger consideration was 125,596,092. The implementation of the demerger did not affect the listing of YIT shares on NASDAQ OMX Helsinki.

The original acquisition cost of YIT Corporation shares in Finnish taxation is divided between YIT and Caverion shares based on the ratio of net assets. In dividing YIT's net assets between YIT and Caverion in the partial demerger, 77.37% remained with YIT and 22.63% was transferred to Caverion.

The profit of the discontinued operations and profit recognised from valuation of assets held for sale are as follows:

CONSOLIDATED INCOME STATEMENT, DISCONTINUED OPERATIONS

EUR mill.	2013
Revenue	**1,260.6**
Other operating income	4.5
Change in inventories of finished goods and in work in progress	7.8
Production for own use	0.5
Materials and supplies	-332.1
External services	-207.1
Personnel expenses	-544.6
Other operating expenses	-166.9
Share of results in associated companies	0.0
Depreciation and value adjustments	-10.2
Operating profit	**12.4**
Financial income	4.9
Exchange rate differences (net)	-0.9
Financial expenses	-5.6
Financial income and expenses	-1.6
Profit before taxes	**10.8**
Income taxes	-3.0
Net profit for the financial year transferred to Caverion	**7.8**
Recognised profit from asset valuation of discontinued operations	287.3
Translation differences transferred to Caverion	5.8
Demerger costs	-18.0
Taxes related to demerger costs	4.5
Profit for the review period, discontinued operations	**287.5**
Attributable to	
Equity holders of the company	287.5
Non-controlling interests	0.0
Earnings/share, EUR	2.29
Earnings/share, EUR, diluted	2.29

STATEMENT OF COMPREHENSIVE INCOME, DISCONTINUED OPERATIONS

EUR mill.	2013
Profit for the financial year	287.5
Defined benefit pension, remeasurement	
due to IAS 19 change	
– Deferred tax	
Cash flow hedging	
– Deferred tax	
Change in fair value of available-for-sale assets	
– Deferred tax	
Change in translation differences	
Other comprehensive income, total	
Total comprehensive income	**287.5**
Attributable to	
Equity holders of the company	287.5
Non-controlling interests

YIT ANNUAL REPORT 2014 131 Tangible assets 29.9 Deferred tax liabilities 68.0 Goodwill 335.7 Pension obligations 45.5 Other intangible assets 45.7 Provisions 7.1 Investments in associated companies 0.1 Borrowings 261.5 Available-for-sale financial assets 2.3 Other liabilities 0.2 Receivables 200.4 Total non-current liabilities 382.3 Deferred tax receivables 3.8 Trade and other liabilities 798.2 Total non-current assets 617.9 Income tax liabilities 7.6 Inventories 42.4 Provisions 19.6 Trade and other receivables 1,055.1 Borrowings 342.5 Tax receivables 18.6 Total current liabilities 1,167.9 Cash and cash equivalents 43.8 Total liabilities 1,550.1 Total current assets 1,159.9 Total assets 1,777.8 Net assets transferred in the demerger 227.7 Fair value of Caverion Corporation 514.9 Measurement of fair value 287.3 The fair value of Caverion was determined as follows: number of shares at July 1, 2013, thousands 125,596 weighted average value of shares at July 1, 2013 4.10 Fair value of Caverion Corporation 514.9 EUR mill.June 30, 2013 Net asset transferred in demergerJune 30, 2013 GRI INDEX CORPORATE GOVERNANCE BUSINESS OPERATIONS YEAR 2014 FINANCIAL STATEMENT

YIT ANNUAL REPORT 2014 132 Parent company Income statement, FAS EUR mill.Note20142013 Revenue 0.0 0.0 Other operating income2 26.2 119.8 Personnel expenses3 -10.8 -12.1 Depreciation and value adjustments4 -1.1 -1.7 Other operating expenses -32.4 -41.3 -44.2 -55.0 Operating profit/loss -18.0 64.8 Financial income and expenses5 -24.0 -17.6 Result before extraordinary items -41.9 47.1 Extraordinary items6 42.0 67.4 Result before taxes 0,1 114.5 Change in depreciation difference7 -0.3 0.0 Income taxes8 -0.2 -5.3 Net result for the financial period -0.5 109.2 GRI INDEX CORPORATE GOVERNANCE BUSINESS OPERATIONS YEAR 2014 FINANCIAL STATEMENT

YIT ANNUAL REPORT 2014

YEAR 2014 | BUSINESS OPERATIONS | CORPORATE GOVERNANCE | GRI INDEX | FINANCIAL STATEMENT

133

Parent company Balance sheet, FAS

EUR mill.	Note	2014	2013
Assets			
Non-current assets			
Intangible assets	9		
Intangible rights		0.3	0.3
Other capitalize expenditure		2.2	1.3
Advance payments		0.2	
		2.7	**1.6**
Tangible assets	9		
Land and water areas		1.3	1.4
Buildings and structures		2.5	2.9
Machinery and equipment		0.3	0.3
Other tangible assets		0.1	0.1
		4.1	**4.7**
Investments	10		
Shares in group companies		288.3	233.3
Other shares and holdings		0.1	0.1
		288.5	**233.5**
Total non-current assets		**295.2**	**239.8**
Current assets			
Long-term receivables	11		
Receivables from group companies		411.4	456.9
Short-term receivables	11		
Trade receivables		0.1	0.2
Receivables from group companies		413.1	544.2
Other receivables		0.5	1.0
Accrued income		12.1	8.2
		837.1	**1,010.5**
Current investments	12	0.0	0.0
Cash and cash equivalents		167.4	35,8
Total current assets		**1,004.5**	**1,046.3**
Total assets		**1,299.7**	**1,286.1**

EUR mill.	Note	2014	2013
Equity and liabilities			
Equity	13		
Share capital		149.2	149.2
Non restricted equity reserve		8.4	8.4
Retained earnings		314.1	252.6
Net profit for the financial year		-0.5	109.2
Total equity		**471.2**	**519.4**
Appropriations			
Accumulated depreciation difference	13	0.3	0.0
Provisions	14	1.5	1.4
Liabilities			
Non-current liabilities	16		
Bonds		105.4	210.9
Loans from credit institutions		67.5	20.0
Pension loans		102.8	73.8
Liabilities to group companies			0.0
		275.7	**304.6**
Current liabilities	17		
Bonds		105.4	83.8
Loans from credit institutions		79.7	17.7
Pension loans		21.0	21.0
Advances received		0.0	0.0
Trade payables		1.6	1.2
Current liabilities to group companies		183.5	167.8
Other current liabilities		148.4	157.9
Accrued expenses		11.5	11.2
		551.1	**460.6**
Total liabilities		**826.8**	**765.3**
Total equity and liabilities		**1,299.7**	**1,286.1**

YIT ANNUAL REPORT 2014 134 Parent company Cash flow statement EUR mill.20142013 Cash flow from financing activities Change in loan receivables 151.1 -285.8 Change in current loans 3.0 149.4 Proceeds from borrowings 177.4 189.7 Repayment of borrowings -109.8 -162.4 Dividends paid and other distribution of assets -47.7 -94.0 Group contributions received 67.4 105.4 Net cash used in financing activities 241.4 -97.7 Net change in cash and cash equivalents 131.6 -41.6 Cash and cash equivalents at the beginning of the financial year 35.8 114.7 Cash and cash equivalents transferred in demerger -37.3 Cash and cash equivalents at the end of the financial year 167.4 35.8 EUR mill.20142013 Cash flow from operating activities Profit / loss before extraordinary items -41.9 47.2 Adjustments for: Depreciations 1.1 1.7 Reversal of accrual-based items 0.0 1.0 Gains on the sale of tangible and intangible assets -0.2 -93.9 Financial income and expenses 23.9 17.5 Cash flow before change in working capital -17.1 -26.5 Change in working capital Change in trade and other receivables -1.7 0.4 Change in trade and other payables -1.3 -2.8 Net cash flow from operating activities before financial items and taxes -20.1 -28.9 Purchase of treasury shares -0.1 2.8 Interest paid -79.6 -55.7 Dividends received 0.0 0.0 Interest received and financial income 47.6 37.2 Taxes paid -1.3 -12.6 Net cash generated from operating activities -53.5 -57.2 Cash flow from investing activities Purchases of tangible and intangible assets -1,9 -0.8 Proceeds from sale of tangible and intangible assets 0,6 0.1 Increase in investments -55.0 0.0 Proceeds from sale of other investments 0.0 114.0 Net cash used in investing activities -56.3 113.3 GRI INDEX CORPORATE GOVERNANCE BUSINESS OPERATIONS YEAR 2014 FINANCIAL STATEMENT

YIT ANNUAL REPORT 2014

YEAR 2014 | BUSINESS OPERATIONS | CORPORATE GOVERNANCE | GRI INDEX | FINANCIAL STATEMENT

Notes to the Parent company financial statements

135

1. Parent company accounting principles

YIT Corporation's financial statements are prepared in accordance with the principles of Finnish accounting legislation. The financial statements are prepared for 12 months in the financial period January 1– December 31, 2014.

YIT's partial demerger was implemented on June 30, 2013. In the partial demerger, the assets and liabilities related to YIT Corporation's Building Services business were transferred to Caverion Corporation. Until the execution date of the partial demerger (June 30, 2013), the transactions included in YIT's Building Services business transferred to Caverion Corporation are included in the income statement. Cash and cash equivalents transferred in the demerger are presented on their own row in the cash flow statement.

ITEMS DENOMINATED IN FOREIGN CURRENCIES

Foreign currency business transactions are recognised at the exchange rate of the transaction date. Receivables and liabilities denominated in foreign currencies open on the closing date are valued at the exchange rate of the closing date. Changes in the value of foreign currency denominated loans, deposits and other balance sheet items are recognised under financial income and expenses in the income statement.

DERIVATIVE INSTRUMENTS

Foreign currency forward contracts are valued at the exchange rate of the closing date on the balance sheet, and changes in their value are booked under financial income and expenses in the income statement. Interest related to interest rate swaps are recognised under interest income and expenses in the income statement, and interest accrued is entered under accrued income and accrued expenses on the balance sheet.

NON-CURRENT ASSETS AND DEPRECIATION

Tangible and intangible assets are recognised on the balance sheet at historical cost less depreciation according to plan. Depreciation according to plan is calculated as straight-line depreciation on the basis of the estimated economic service life of tangible and intangible assets.

Depreciation periods are as follows:

Intangible assets	
Goodwill	5 years
IT programs	5 years
Other capitalised expenditure	5–10 years
Tangible assets	
Buildings	40 years
Structures	5–10 years
Machinery and equipment	3–10 years

Subsidiary shares and other shares and holdings included in investments under non-current assets are measured at historical cost or fair value, whichever is lower.

PROVISIONS

Provisions represent future expenses to the payment of which the parent company is committed and which are not likely to generate corresponding income, or future losses the realisation of which must be considered evident.

MANAGEMENT OF FINANCIAL RISKS AND INSTRUMENTS

The management of YIT's financial risks is focused on the Group Treasury in the parent company. The financial risk management principles are presented in the notes to the consolidated financial statements in the section Financial risk management.

CASH AND CASH EQUIVALENTS

The cash and cash equivalents in the cash flow statement consist of cash, bank deposits that can be withdrawn on demand and other short-term liquid investments.

Changes in the fair value of hedging instruments used to hedge foreign currency denominated loans, deposits or other balance sheet items are recognised under financial items in the income statement.

RESEARCH AND DEVELOPMENT EXPENSES

Research and development expenses are entered as an annual expense in the year they arise.

PENSIONS

The statutory pension security in the parent company is provided by an external pension insurance company. Pension expenditure is expensed in the year it accrues.

LEASING

Lease payments are entered under other operating expenses. The remaining lease payments under lease agreements are recognised under liabilities in the notes. The terms and conditions of lease agreements are not different from the ordinary terms and conditions.

EXTRAORDINARY INCOME AND EXPENSES

Group contributions given and received are recognised under extraordinary income and expenses.

TAXES

The income tax row in the income statement includes the taxes for previous periods. Deferred taxes have not been booked.

2. Other operating income

EUR mill.	2014	2013
Capital gains on disposals of fixed assets	0.2	94.0
Rent income	15.8	16.6
Service income	10.1	7.0
Other	0.1	2.2
Total	**26.2**	**119.8**

YIT ANNUAL REPORT 2014 136 3. Information concerning personnel and key management 4. Depreciations and value adjustments AUDIT FEE 1) Reporting and opinions and other fees in the comparison period, the financial year 2013, include the costs of EUR 0.9 million related to the demerger. EUR mill.20142013 PricewaterhouseCoopers Oy Audit fee 0.2 0.2 Statements 1) 0.0 0,2 Tax services 0.0 0.0 Other services 1) 0.1 0.8 Total 0.3 1.2 EUR mill.20142013 Depreciations on other capitalised expenditures 0.7 1.0 Depreciations on buildings and structures 0.2 0.3 Depreciations on machinery and equipment 0.1 0.4 Depreciation on other tangible assets 0.0 0.0 Total 1.0 1.7 EUR mill.20142013 Personnel expenses Wages, salaries and fees 8.6 10.1 Pension expenses 1.5 2.0 Other indirect personnel costs 0.6 0.1 Total 10.7 12.1 Salaries and fees to the management President and executive Vice President 0.9 1.4 Members of the Board of Directors 0.4 0.4 Total 1.3 1.8 Average personnel 126 141 GRI INDEX CORPORATE GOVERNANCE BUSINESS OPERATIONS YEAR 2014 FINANCIAL STATEMENT

YIT ANNUAL REPORT 2014 137 5. Financial income and expenses 6. Extraordinary items 7. Appropriations 8. Income taxes EUR mill.20142013 Income taxes on extraordinary items -8.4 -16.5 Income taxes on operating activities 8.4 11.2 Income taxes on previous years -0.2 0.1 Total -0.2 -5.2 EUR mill.20142013 0.3 0.0 Accumulated depreciation difference EUR mill.20142013 Extraordinary income Group contributions 42.0 67.4 EUR mill.20142013 Dividend income From Group companies 0.0 0.0 From others 0.0 0.0 Total 0.0 0.0 Interest income from non-current investments From Group companies 7.9 7.5 Other interest and financial income From Group companies 8.1 7.3 From other companies 0.2 3.5 Total 8.3 10.8 Other interest and financial expenses Interest expenses to Group companies -2.0 -0.8 Interest expenses on derivatives -2.1 -10.7 Interest expenses to others -19.4 -17.5 Other expenses to others -4.2 -5.6 Total -27.7 -34.6 Exchange rate gains 45.5 17.7 Fair value change in derivatives 1.1 3.8 Exchange rate losses -59.1 -22.8 Total -12.5 -1.3 Total financial income and expenses -24.0 -17.6 GRI INDEX CORPORATE GOVERNANCE BUSINESS OPERATIONS YEAR 2014 FINANCIAL STATEMENT

YIT ANNUAL REPORT 2014
YEAR 2014 | BUSINESS OPERATIONS | CORPORATE GOVERNANCE | GRI INDEX | FINANCIAL STATEMENT
138

9. Changes in fixed assets

EUR mill.	2014	2013
Intangible assets		
Intangible rights		
Historical cost at January 1	0.3	0.3
Book value at December 31	**0.3**	**0.3**
Other capitalized expenditures		
Historical cost at January 1	14.4	13.9
Increases	1.5	0.6
Decreases	0.0	-0.1
Historical cost at December 31	**15.9**	**14.4**
Accumulated depreciation and value adjustments January 1	13.1	12.1
Depreciation for the period	0.7	1.0
Accumulated depreciation and value adjustments December 31	**13.8**	**13.1**
Book value at December 31	**2.1**	**1.3**
Advance payments		
Increases	0.2	
Book value at December 31	**0.2**	
Total intangible assets	**2.6**	**1.6**

EUR mill.	2014	2013
Tangible assets		
Land and water areas		
Historical cost at January 1	1.4	1.5
Transferred in demerger		-0,1
Decreases	-0.1	
Book value at December 31	**1.3**	**1.4**
Buildings and structures		
Historical cost at January 1	8.0	8.3
Transferred in demerger		-0,2
Increases	0.1	
Decreases	-1.1	
Historical cost at December 31	**7.0**	**8.0**
Accumulated depreciation and value adjustments January 1	5.1	4.9
Accumulated depreciation of decreases	-0.8	
Depreciation for the period	0.2	0.2
Accumulated depreciation and value adjustments December 31	**4.5**	**5.1**
Book value at December 31	**2.5**	**2.9**

EUR mill.	2014	2013
Machinery and equipment		
Historical cost at January 1	10.6	10.4
Increases	0.1	0.2
Historical cost at December 31	**10.7**	**10.5**
Accumulated depreciation and value adjustments January 1	10.3	9.9
Depreciation for the period	0.1	0.4
Accumulated depreciation and value adjustments December 31	10.4	10.3
Book value at December 31	**0.3**	**0.3**
Other tangible assets		
Historical cost at January 1	0.9	0.9
Historical cost at December 31	**0.9**	**0.9**
Accumulated depreciation and value adjustments January 1	0.8	0.8
Depreciation for the period	0.0	0.0
Accumulated depreciation and value adjustments December 31	**0.8**	**0.8**
Book value at December 31	**0.1**	**0.1**
Total tangible assets	**4.2**	**4.7**

YIT ANNUAL REPORT 2014 139 10. Investments 11. Receivables 12. Cash and cash equivalents In the demerger EUR 37.3 million of cash and cash equivalents were transferred in year 2013. EUR mill.20142013 Current investments Carrying value 0.0 0.0 Market value 0.0 0.0 Difference 0.0 0.0 EUR mill.20142013 Non-current receivables Receivables from Group companies Loan receivables 411.4 456.9 Current receivables Receivables from group companies Trade receivables 4.0 1.5 Loan receivables 341.9 355.9 Other receivables 65.0 183.8 Accrued income 2.2 3.0 Total 413.1 544.2 Accrued receivables, intra-group Accrued interest receivables 1.3 2.5 Exchange rate derivatives 0.5 Other receivables 0.4 0.5 Total 2.2 3.0 Accrued receivables. group external Exchange rate derivatives 2.4 1.3 Accrued tax receivables 6.8 5.7 Other receivables 2.9 1.2 Total 12.1 8.2 Other receivables. group external 0.5 1.0 EUR mill.20142013 Shares in Group companies Historical cost at January 1 233.3 386.9 Transferred in demerger -133.6 Increases 55.0 Decreases -20.0 Historical cost at December 31 288.3 233,3 Other shares and holdings Historical cost at January 1 0.1 0.1 Historical cost at December 31 0.1 0.1 Total investments 288.4 233.5 GRI INDEX CORPORATE GOVERNANCE BUSINESS OPERATIONS YEAR 2014 FINANCIAL STATEMENT

YIT ANNUAL REPORT 2014
YEAR 2014 | BUSINESS OPERATIONS | CORPORATE GOVERNANCE | GRI INDEX | FINANCIAL STATEMENT
140

13. Equity

EUR mill.	2014	2013
Share capital January 1	149.2	149.2
Share capital December 31	**149.2**	**149.2**
Non restricted equity reserve January 1	8.4	3.8
Reclassification of treasury shares		1.4
Share issue	-0.1	3.2
Non restricted equity reserve December 31	**8.4**	**8.4**
Retained earnings January 1	361.8	489.3
Transferred in demerger		-141.3
Reclassification of treasury shares		-1.4
Dividends paid and other distribution of assets	-47.7	-94.0
Retained earnings December 31	**314.1**	**252.6**
Net profit for the financial period	**-0.5**	**109.2**
Total	**313.6**	**361.8**
Total equity	**471.2**	**519.4**
Distributable funds at December 31		
Non restricted equity reserve	8.4	8.4
Retained earnings	314.1	252.6
Net profit for the financial period	-0.5	109.2
Distributable fund from shareholders' equity	**322.0**	**370.2**

TREASURY SHARES OF YIT OYJ

Parent company had treasury shares at December 31, 2014 as follows:

Amount, pcs	% of total share capital	% of voting rights
1,639,430	1.29%	1.29%

APPROPRIATIONS

EUR million	2014	2013
Accumulated depreciation difference January 1	0.0	0.0
Increase	0,3	0.0
Accumulated depreciation difference December 31	**0.3**	**0.0**

14. Provisions

EUR mill.	2014	2013
Other provisions	1.5	1.4

15. Deferred tax receivables and liabilities

EUR mill.	2014	2013
Deferred tax receivables		
Postponed depreciation	0.1	0.1
Other temporary differences	0.3	0.3
Total	**0.4**	**0.4**
Deferred tax liabilities		
Accumulated depreciation difference	0.1	0.0

Deferred taxes have not booked in the Parent company's financial statements.

16. Non-current liabilities

EUR mill.	2014	2013
Liabilities falling due after five years		
Pension loans		1.8
Bonds		
Fixed-rate bond 1/2011, 2011–2016, interest 5.300%	100.0	100.0
Fixed-rate bond 1/2010,2010–2015, interest 5.323%		100.0
Floating-rate bond 2/2006, 2006–2016, interest 3 month Euribor + 0.48%	5.4	10.9
Total	**105.4**	**210.9**

YIT ANNUAL REPORT 2014 141 17. Current liabilities 18. Commitments and contingent liabilities ACCRUED EXPENSES EUR mill.20142013 Intra-group Interest expenses 0.0 0.0 Exchange rate derivatives 7.3 2.8 Other expenses 0.0 0.0 Total 7.3 2.8 Group external Personnel expenses 2.5 2.8 Interest expenses 9.0 8.2 Other expenses 0.0 0.2 Total 11.5 11.2 EUR mill.20142013 Derivative contracts External foreign currency forward contracts Fair value 2.4 1.3 Value of underlying instruments 62.2 146.5 Internal foreign currency forward contracts Fair value -6.6 -2.8 Value of underlying instruments 133.2 231.8 Interest rate swaps and future contracts Fair value -6.0 -2.4 Value of underlying instruments 268.0 288.0 Interest rate options bought Fair value 0.0 0.3 Value of underlying instruments 50.0 50.0 EUR mill.20142013 Mortgages given as security for loans Leasing commitments for premises Payable during the current financial year 12.8 12.1 Payable in subsequent years 91.8 105.4 Total 104.6 117.5 Operating leasing commitments Payable during the current financial year 0.0 0.1 Payable during the current financial year 0.1 0.0 Total 0.1 0.1 Other commitments Other commitments 0.4 0.3 Guarantees On behalf of Group companies 961.9 956.7 EUR mill.20142013 Liabilities to Group companies Trade payables 0.4 2.3 Other liabilities 175.8 162.7 Accrued expenses 7.3 2.8 Total 183.5 167.8 GRI INDEX CORPORATE GOVERNANCE BUSINESS OPERATIONS YEAR 2014 FINANCIAL STATEMENT

YIT ANNUAL REPORT 2014

YEAR 2014 | BUSINESS OPERATIONS | CORPORATE GOVERNANCE | GRI INDEX | FINANCIAL STATEMENT

142

19. Salaries and fees to management

DECISION-MAKING REGARDING REMUNERATION

The aim of YIT's remuneration systems is to reward good performance, increase the personnel's motivation and commit the company's management and its employees to the company's objectives in the long term.

DECISION-MAKING REGARDING REMUNERATION

YIT Corporation's Annual General Meeting decides on the fees for the Board of Directors. The Board of Directors decides on the salary and fees and other terms of employment of the CEO and other key Group employees, such as the CEO's deputy and members of the Group's Management Board.

The Personnel Committee of the Board of Directors prepares matters related to the appointment and remuneration of the Board members and the Group's key personnel as well as the Group's HR policy. Among other things, the Committee prepares proposals for the appointment of the Board members, President and CEO and other Group key personnel as well as their remuneration and other terms of employment. In addition, its tasks include preparing the Group's bonus rules and other issues related to pay policy.

REMUNERATION OF BOARD MEMBERS

The Annual General Meeting 2014 decided that the Board of Directors be paid remuneration as follows in 2014:

- Chairman: EUR 6,600 per month (EUR 79,200 per year)
- Vice Chairman: EUR 5,000 per month (EUR 60,000 per year)
- Members: EUR 3,900 per month (EUR 46,800 per year)

In addition, a meeting fee of EUR 550 is paid for each Board and committee meeting. Per diems for trips in Finland and abroad are paid in accordance with the State's travel compensation regulations. The fees of the Board of Directors remained the same as in the previous year. No other fees or benefits were paid to Board members.

PROPOSAL FOR FEES FOR 2015

The Board of Directors proposes on recommendation of the Board's Personnel Committee that the fees to be paid to the Board of Directors remain the same as in 2014.

MANAGEMENT REMUNERATION

The remuneration paid to the Group's Management Board is comprised of:

- Fixed salary
- Fringe benefits, such as company car and meal benefit
- Annual performance-based bonus, and
- Long-term incentive schemes, such as share-based incentive scheme and pension benefits.

PERFORMANCE-BASED BONUSES

The basis of remuneration is a fixed salary, in addition to which most of the Group's salaried employees are included in a short-term performance-based bonus scheme. The Board of Directors confirms the criteria for the payment of performance-based bonuses every six months.

The bonuses paid are determined on the basis of the realisation of personal profit objectives, the Group's financial result, and the attainment of profitability, growth and development objectives. Performance and development discussions are an essential part of the management by key results system. In these discussions, employees and their superiors agree on the key objectives and their relative weighting and review the fulfilment of the previously agreed objectives. The key principles and objectives for

FEES PAID TO BOARD OF DIRECTORS IN YEAR 2014

EUR	Board membership	Board meetings	Audit Committee meetings	Personnel Committee meetings	Total 2014	Total 2013
Henrik Ehrnrooth [1]	16,500	550		550	17,600	94,600
Reino Hanhinen	75,200	6,050	550	2,750	84,550	77,050
Antti Herlin [2]						13,900
Kim Gran	57,250	4,950		2,750	64,950	57,800
Satu Huber	46,800	5,500	2,750		55,050	58,350
Michael Rosenlew [3]						32,750
Erkki Järvinen [4]	46,800	6,050	550	2,200	55,600	46,400
Ari Lehtoranta [5]						16,400
Juhani Pitkäkoski [6]	35,100	5,500	2,200		42,800	
Teuvo Salminen [7]	35,100	5,500	2,200		42,800	
Board of Directors total	**312,750**	**34,100**	**8,250**	**8,250**	**363,350**	**397,250**

The Board did not have a Working Committee in 2014.

[1] Henrik Ehrnrooth was a member of the Board of Directors and the Personnel Committee until March 18, 2014
[2] Antti Herlin was a members of the Board of Directors until March 15, 2013.
[3] Michael Rosenlew was a member of the Board of Directors, the Working Committee and the Audit Committee until June 30, 2013.
[4] Erkki Järvinen has been a member of the Board of Directors as of March 15, 2013 and the Audit Committee during March 15, 2013–March 18, 2014.
[5] Ari Lehtoranta was a member of the Board of Directors during March 15–June 30, 2013.
[6] Juhani Pitkäkoski has been a member of the Board of Directors as of March 18, 2014.
[7] Teuvo Salminen has been a member of the Board of Directors as of March 18, 2014.

YIT ANNUAL REPORT 2014

YEAR 2014 | BUSINESS OPERATIONS | CORPORATE GOVERNANCE | GRI INDEX | FINANCIAL STATEMENT

143

the result period influencing the personal performance-based bonuses are specified at the business division and unit level.

The maximum annual performance-based bonus paid to the CEO and the Management Board may equal 50–60 per cent of their annual taxable pay excluding the performance-based bonus.

Other monetary rewards in use at YIT include new-initiative bonuses and years-of-service bonuses.

SHARE-BASED INCENTIVE SCHEME

YIT has implemented a long-term share-based incentive scheme to support the company's strategy for profitable growth and supplement the already available incentive schemes. The scheme aims at encouraging employees to engage in goal-oriented work, rewarding good performance and committing employees to long-term persistent work. Members of YIT's Board of Directors are not included in the share-based incentive scheme.

The scheme consisted of three earnings periods, i.e. the calendar years 2010, 2011 and 2012. Shares were handed over in 2011, 2012 and 2013 based on the performance in the previous year. A total of approximately 700,000 shares could be rewarded annually, of which a maximum of 20,000 to the President and CEO.

The taxes and tax-like payments arising from the share rewards are covered by a monetary bonus under the terms of the scheme. Employees included in the incentive scheme are obligated to not transfer their shares within two years of having obtained them for the shares based on performance in 2010 and three years for the shares based on performance in 2011 and 2012, i.e. throughout the duration of the commitment period. If the employment of an employee is terminated during the commitment period, the employee must return any shares obtained as rewards to the company free of charge. In the case of shares granted for 2010, the commitment period has ended.

During 2014, a total of 6,144 shares were returned to the company in accordance with the terms and conditions.

The Board of Directors of YIT Corporation decided on March 18, 2014, to launch a new share-based incentive scheme for key persons.

The earnings periods of the incentive scheme are the years 2014, 2015 and 2016. Any bonus will be determined on the basis of the indicators decided annually by YIT's Board of Directors for each earnings period and their target levels. Return on investment is the key indicator in the scheme. An additional target related to the Group's cash flow was set for 2014. YIT's Board of Directors also decides on the approximately 200 key persons from different YIT countries to be included in the incentive scheme for each earnings period. The same employees are not automatically covered by the scheme during all earnings periods.

A total of approximately 650,000 shares can be rewarded annually, of which a maximum of 25,000 to the President and CEO. The shares to be granted are already held by YIT as a rule. There is a two-year commitment period associated with each earnings period, after which the shares are transferred to key persons still employed by YIT Group. Shares will be handed over in 2017, 2018 and 2019. The employer will cover the taxes and tax-like fees charged to the key employees covered by the scheme in connection with the handing over of the shares. Under all circumstances, the Board has the right to amend the bonuses in a reasonable manner.

PENSION, RETIREMENT AGE AND TERMINATION COMPENSATIONS

The contractual retirement age of the CEO and his deputy is 62. In other respects, the statutory retirement ages apply to the members of the Management Board. The contractual pension of the CEO and his deputy amounts to 60% of salary accounted according to Finnish employment pension law. The pension scheme is benefit-based.

The contractual period of notice is for six months. If the company terminates the contract, the CEO and his deputy shall also be paid separate compensation amounting to 12 months' salary.

Accrual-based pension expenditure in 2014, EUR	Statutory pensions	Supplementary pension security
President and CEO	102,178	3,795
Deputy to the President and CEO	65,784	15,204
Total	**167,961**	**19,000**

The members of the Board of Directors are not insured in terms of TyEL (Employees' Pensions Act) or supplementary pension for their meeting fees.

REMUNERATION PAID TO THE CEO AND MANAGEMENT BOARD IN 2014

Kari Kauniskangas served as the President and CEO of YIT Corporation. He was paid a performance-based bonus of EUR 45,238 in March 2014 based on the results of July–December 2013. Based on the results of January–June 2014, the President and CEO was paid a performance-based bonus of EUR 73,752 in September 2014.

No shares were handed over in connection with share-based incentive schemes in 2014, as the previous incentive scheme's earnings periods were the years 2010–2012 and the new incentive scheme's earnings periods are the years 2014–2016.

Chief Executive Officer, CEO:

Kari Kauniskangas, Chairman, YIT Corporation President and CEO, head of Housing segment

Other Management Board:

- **Tero Kiviniemi**, YIT Corporation Executive Vice President, deputy to the President and CEO, head of Business Premises and Infrastructure segment
- **Teemu Helppolainen**, head of business area Housing Russia
- **Timo Lehtinen**, YIT Corporation Chief Financial Officer
- **Juhani Nummi**, Senior Vice President, Business Development
- **Pii Raulo**, YIT Corporation, Senior Vice President, Human Resources

EUR	Fixed salary	Fringe benefits	Bonuses paid	Total 2014	Total January 1-June 30, 2013	Total July 1-December 31, 2013
President and CEO	413,617	15,264	118,99	547,871	589,314	269,371
Other Management Board, total	1,159,148	53,345	229,567	1,442,060	2,049,078	1,707,408

YIT ANNUAL REPORT 2014 Board of Directors’ proposal for the distribution of distributable equity 144 Signature of the Report of the Board of Directors and financial statements Helsinki, February 4, 2015 The distributable equity of YIT Corporation on December 31, 2014 is: Retained earnings 314,062,161.76 Result for the period -467,226.57 Retained earnings, total 313,594,935.19 Reino Hanhinen Chairman Non-restricted equity reserve 8,350,508.20 Distributable equity, total 321,945,443.39 Kim Gran Vice chairman The Board of Directors proposes to the Annual General Meeting that the distributable equity be disposed of as follows: Satu Huber Payment of a dividend from retained earnings EUR 0.18 per share to shareholders 22,605,118.56 Erkki Järvinen Remains in distributable equity 299,340,324.83 Juhani Pitkäkoski No significant changes have taken place in the company’s financial posi-tion after the end of the financial year. The company’s liquidity is good and, in the view of the Board of Directors, the proposed dividend payout does not jeopardise the company’s solvency. Teuvo Salminen Kari Kauniskangas CEO GRI INDEX CORPORATE GOVERNANCE BUSINESS OPERATIONS YEAR 2014 FINANCIAL STATEMENT

YIT ANNUAL REPORT 2014 Auditor’s Report 145 AUDITOR’S REPORT (TRANSLATION FROM THE FINNISH ORIGINAL) TO THE ANNUAL GENERAL MEETING OF YIT CORPORATION We have audited the accounting records, the financial statements, the report of the Board of Directors and the administration of YIT Corporation for the year ended 31 December, 2014. The financial statements com-prise the consolidated statement of financial position, income statement, statement of comprehensive income, statement of changes in equity and statement of cash flows, and notes to the consolidated financial state-ments, as well as the parent company’s balance sheet, income state-ment, cash flow statement and notes to the financial statements. with the requirements of professional ethics. We conducted our audit in accordance with good auditing practice in Finland. Good auditing practice requires that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and the report of the Board of Directors are free from material misstatement, and whether the members of the Board of Directors of the parent company or the Manag-ing Director are guilty of an act or negligence which may result in liability in damages towards the company or whether they have violated the Lim-ited Liability Companies Act or the articles of association of the company. An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements and the report of the Board of Directors. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of mate-rial misstatement, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation of financial statements and report of the Board of Directors that give a true and fair view in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by man-agement, as well as evaluating the overall presentation of the financial statements and the report of the Board of Directors. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion. OPINION ON THE COMPANY’S FINANCIAL STATEMENTS AND THE REPORT OF THE BOARD OF DIRECTORS In our opinion, the financial statements and the report of the Board of Directors give a true and fair view of both the consolidated and the parent company’s financial performance and financial position in accordance with the laws and regulations governing the preparation of the finan-cial statements and the report of the Board of Directors in Finland. The information in the report of the Board of Directors is consistent with the information in the financial statements. Helsinki, 4 February 2015 PricewaterhouseCoopers Oy Authorised Public Accountants RESPONSIBILITY OF THE BOARD OF DIRECTORS AND THE MANAGING DIRECTOR The Board of Directors and the Managing Director are responsible for the preparation of consolidated financial statements that give a true and fair view in accordance with International Financial Reporting Standards (IFRS) as adopted by the EU, as well as for the preparation of finan-cial statements and the report of the Board of Directors that give a true and fair view in accordance with the laws and regulations governing the preparation of the financial statements and the report of the Board of Directors in Finland. The Board of Directors is responsible for the appropriate arrangement of the control of the company’s accounts and finances, and the Managing Director shall see to it that the accounts of the company are in compliance with the law and that its financial affairs have been arranged in a reliable manner. Heikki Lassila Authorised Public Accountant OPINION ON THE CONSOLIDATED FINANCIAL STATEMENTS In our opinion, the consolidated financial statements give a true and fair view of the financial position, financial performance, and cash flows of the group in accordance with International Financial Reporting Standards (IFRS) as adopted by the EU. AUDITOR’S RESPONSIBILITY Our responsibility is to express an opinion on the financial statements, on the consolidated financial statements and on the report of the Board of Directors based on our audit. The Auditing Act requires that we comply GRI INDEX CORPORATE GOVERNANCE BUSINESS OPERATIONS YEAR 2014 FINANCIAL STATEMENT

YIT ANNUAL REPORT 2014

YEAR 2014 | BUSINESS OPERATIONS | CORPORATE GOVERNANCE | GRI INDEX | FINANCIAL STATEMENT

Key financial figures

146

INCOME STATEMENT

		2005 IFRS	2006 IFRS	2007 IFRS	2008 IFRS	2009 IFRS [1]	2010 IFRS [1]	2011 IFRS [1]	2012 IFRS [1]	2013 IFRS [1]	2014 IFRS [1]
Revenue	EUR mill.	3,023.8	3,284.4	3,706.5	3,939.7	3,485.6	3,787.6	4,382.1	1,988.9	1,743.0	1,778.6
change from previous year	%	8.8	8.6	12.9	6.3	-11.5	8.7	15.7		-12.4	2.0
of which activities outside Finland	EUR mill.	1,326.6	1,477.4	1,798.5	2,072.9	1,885.7	2,343.6	2,607.7	586.4	488.4	616.1
Operating income and expenses	EUR mill.	-2,772.2	-3,002.8	-3,341.5	-3,647.4	-3,283.9	-3,531.6	-4,142.9	-1,770.3	-1,621.5	-1,671.2
Depreciation and write-downs	EUR mill.	-23.9	-24.1	-27.2	-31.8	-33.6	-35.9	-39.6	-20.6	-17.4	-12.6
Depreciation of goodwill	EUR mill.										
Operating profit	EUR mill.	227.7	258.8	337.8	260.6	168.1	220.1	200.0	198.0	104.0	94.8
% of revenue	%	7.5	7.9	9.1	6.6	4.8	5.8	4.6	10.0	6.0	5.3
Financial income and expences, net	EUR mill.	-12.9	-20.6	-32.2	-67.5	-58.6	-25.3	-24.7	-14.2	-9.0	-20.5
Profit before taxes	EUR mill.	214.8	238.2	305.6	193.1	109.5	194.8	175.2	183.8	95.0	74.3
% of revenue	%	7.1	7.3	8.2	4.9	3.1	5.1	4.0	9.2	5.5	4.2
Profit for the period	EUR mill.	156.9	175.4	228.0	134.3	68.1	140.6	125.1	142.3	70.2	55.8
% of revenue	%	5.2	5.3	6.2	3.4	2.0	3.7	2.9	7.2	4.0	3.1
Attributable to											
Equity holders of the parent company	EUR mill.	155.5	171.0	224.9	132.9	68.3	140.3	124.5	141.2	70.3	55.9
Non-controlling interest	EUR mill.	1.4	4.4	3.1	1.4	-0.2	0.3	0.6	1.1	-0.1	-0.1

[1] YIT has applied the IFRIC 15 Agreements for the Construction of Real Estate IFRS interpretation from the start of the financial period beginning on January 1, 2010 (figures are comparable starting from year 2009).
The balance sheet for the comparison periods includes the assets and liabilities related to YIT's Building Services business, which were transferred to Caverion Group in the partial demerger on June 30, 2013.

YIT ANNUAL REPORT 2014

YEAR 2014 | BUSINESS OPERATIONS | CORPORATE GOVERNANCE | GRI INDEX | FINANCIAL STATEMENT

147

BALANCE SHEET

		2005 IFRS	2006 IFRS	2007 IFRS	2008 IFRS	2009 IFRS [1]	2010 IFRS [1]	2011 IFRS [1]	2012 IFRS [1]	2013 IFRS [1]	2014 IFRS [1]
ASSETS											
Intangible assets	EUR mill.	77.1	91.8	92.5	104.6	99.8	106.7	110.8	110.6	65.2	55.4
Goodwill	EUR mill.	248.8	248.8	240.6	291.0	291.0	350.9	347.5	346.6	10.9	10.9
Tangible assets	EUR mill.	13.4	15.6	27.1	35.1	32.8	50.5	54.1	61.8	7.1	11.3
Investments	EUR mill.	4.8	5.9	6.2	6.3	5.3	6.1	6.9	3.9	1.3	1.6
Inventories	EUR mill.	685.2	1,006.4	1,265.0	1,509.9	1,477.6	1,484.9	1,672.6	1,894.4	2,055.8	1,688.9
Receivables	EUR mill.	578.1	723.4	769.7	825.3	697.7	969.7	1,106.4	1,073.0	330.9	270.9
Current investments	EUR mill.	0.0	0.0	0.0	36.4	0.0	0.3	0.0	0.0	0.0	0.6
Cash and cash equivalents	EUR mill.	80.7	25.9	60.2	165.3	173.1	148.0	206.1	175.7	76.3	198.8
Total assets	**EUR mill.**	**1,688.1**	**2,117.8**	**2,461.3**	**2,973.9**	**2,777.1**	**3,117.1**	**3,504.5**	**3,666.0**	**2,547.5**	**2,238.4**
EQUITY AND LIABILITIES											
Share capital	EUR mill.	62.4	63.4	149.1	149.2	149.2	149.2	149.2	149.2	149.2	149.2
Other equity	EUR mill.	497.4	607.1	665.4	653.9	611.9	730.8	769.5	851.0	543.5	386.1
Non-controlling interest	EUR mill.	3.7	3.9	3.8	4.6	3.0	2.9	2.5	3.3	0.4	0.3
Provisions	EUR mill.	57.5	50.5	59.0	86.9	89.5	94.7	106.4	103.4	61.5	60.9
Non-current liabilities											
Interest-bearing	EUR mill.	172.4	275.8	356.9	516.2	502.0	504.6	522.9	517.1	305.1	275.2
Non interest-bearing	EUR mill.	40.9	72.5	80.7	92.1	87.7	114.4	162.7	174.3	50.1	39.4
Current liabilities											
Interest-bearing	EUR mill.	162.6	256.6	218.1	330.1	200.2	284.6	423.6	404.9	552.9	620.2
Advances received	EUR mill.	134.9	163.6	230.4	346.8	418.7	349.3	458.3	566.6	514.3	402.8
Other non interest-bearing	EUR mill.	556.3	624.4	697.9	794.2	714.8	886.6	909.3	896.1	370.5	304.4
Total shareholders' equity and liabilities	**EUR mill.**	**1,688.1**	**2,117.8**	**2,461.3**	**2,973.9**	**2,777.1**	**3,117.1**	**3,504.5**	**3,666.0**	**2,547.5**	**2,238.4**

[1] YIT has applied the IFRIC 15 Agreements for the Construction of Real Estate IFRS interpretation from the start of the financial period beginning on January 1, 2010 (figures are comparable starting from year 2009).
The balance sheet for the comparison periods includes the assets and liabilities related to YIT's Building Services business, which were transferred to Caverion Group in the partial demerger on June 30, 2013.

YIT ANNUAL REPORT 2014

YEAR 2014 | BUSINESS OPERATIONS | CORPORATE GOVERNANCE | GRI INDEX | FINANCIAL STATEMENT

148

OTHER KEY FIGURES

		2005 IFRS	2006 IFRS	2007 IFRS	2008 IFRS	2009 IFRS [1]	2010 IFRS [1]	2011 IFRS [1]	2012 IFRS [1]	2013 IFRS [1]	2014 IFRS [1]
Operating cash flow after investments	EUR mill.				-19.4	229.8	-61.7	-17.3	49.9	-87.9	151.9
Cash flow from operating activities	EUR mill.	167.3	-148.3	84.1	47.8	260.9	6.8	17.4	72.1	-92.5	159.5
Return on equity	%	31.1	28.3	30.5	16.5	8.9	17.1	13.9	15.0	8.2	9.1
Return on investment	%	26.4	24.8	26.2	17.5	11.0	14.4	12.0	10.9	6.1	6.4
Equity ratio	%	36.3	34.5	36.7	30.7	32.4	31.9	30.2	32.5	34.3	29.2
Net interest-bearing debt	EUR mill.	254.4	506.5	514.8	644.5	529.1	640.9	740.4	746.2	781.7	696.0
Gearing ratio	%	45.1	75.1	62.9	79.8	69.2	72.6	80.4	73.9	112.0	129.9
Gross capital expenditures on non-current assets	EUR mill.	30.1	50.4	51.6	85.2	27.9	129.7	48.7	44.6	20.2	13.9
% of revenue	%	1.0	1.5	1.4	2.2	0.8	3.4	1.1	0.9	1.2	0.8
Research and development expenditure	EUR mill.	19.0	21.0	22.0	19.0	15.2	17.5	20.1	7.5	15.0	14.5
% of revenue	%	0.6	0.6	0.6	0.5	0.4	0.5	0.5	0.4	0.9	0.8
Order backlog as at Dec 31	EUR mill.	1,878.8	2,802.3	3,509.3	3,233.7	2,983.3	3,535.7	4,148.6	3,108.6	3,184.6	2,507.1
of wich orders from abroad	EUR mill.	752.4	1,490.0	1,999.2	2,072.9	1,885.7	1,857.7	2,066.9	1,484.0	1,617.8	1,061.4
Number of employees at Dec 31		21,289	22,311	24,073	25,784	23,480	25,832	25,996	6,691	6,172	5,881
Average number of employees		21,194	21,846	23,394	25,057	24,497	24,317	26,254	6,730	6,575	6,116

[1] YIT has applied the IFRIC 15 Agreements for the Construction of Real Estate IFRS interpretation from the start of the financial period beginning on January 1, 2010 (figures are comparable starting from year 2009).
The balance sheet for the comparison periods includes the assets and liabilities related to YIT's Building Services business, which were transferred to Caverion Group in the partial demerger on June 30, 2013.

YIT ANNUAL REPORT 2014

YEAR 2014 | BUSINESS OPERATIONS | CORPORATE GOVERNANCE | GRI INDEX | FINANCIAL STATEMENT

149

SHARE-RELATED KEY FIGURES

		2005 IFRS	2006 IFRS	2007 IFRS	2008 IFRS	2009 IFRS [1]	2010 IFRS [1]	2011 IFRS [1]	2012 IFRS [1]	2013 IFRS [1]	2014 IFRS [1]
Earnings/ share	EUR	1.26	1.36	1.77	1.05	0.55	1.12	0.99	1.13	0.56	0.44
Earnings/ share, diluted	EUR	1.23	1.35	1.77	1.05	0.55	1.12	0.99	1.13	0.56	0.44
Equity/ share	EUR	4.49	5.29	6.40	6.38	6.09	7.04	7.33	8.02	5.56	4.26
Dividend/share	EUR	0.55	0.65	0.80	0.50	0.40	0.65	0.70	0.75	0.38	0.18 [2]
Dividend/earnings	%	43.7	47.8	45.2	47.6	73.2	57.9	70.5	66.6	67.9	40.9 [2]
Effective dividend yield	%	3.0	3.1	5.3	10.9	2.8	3.5	5.7	5.1	3.7	4.2
Price/earnings multiple (P/E)	%	14.3	15.4	8.5	4.4	26.3	16.7	12.5	13.1	18.1	9.7
Share price trend											
Average price	EUR	13.99	19.24	22.15	10.89	8.52	16.35	15.28	14.9	13.01	7.35
Low	EUR	8.95	15.20	14.79	3.70	4.31	12.98	10.04	11.87	8.67	4.17
High	EUR	18.25	23.88	27.90	19.99	14.49	19.00	21.92	17.25	17.88	10.70
Price at December 31	EUR	18.07	20.95	14.99	4.58	14.45	18.65	12.38	14.78	10.16	4.27
Market capitalisation at December 31	EUR mill.	2,254.4	2,656.0	1,907.0	576.2	1,807.4	2,332.7	1,550.9	1,853.2	1,276.0	536.2
Share turnover trend											
Share turnover	1,000	120,368	184,577	245,672	295,156	190,057	127,537	151,023	96,887	111,193	144,276
Share turnover of shares outstanding	%	97.4	147.2	193.6	232.2	151.8	102.0	120.6	77.3	88.6	114.9
Weighted average share-issue adjusted number of shares outstanding	1,000	123,544	125,357	126,872	127,104	125,167	125,078	125,210	125,352	125,529	125,587
Weighted average share-issue adjusted number of shares outstanding, diluted	1,000	126,522	126,773	127,028	127,104	125,167	125,078	125,210	125,352	125,529	125,587
Share -issue adjusted number of shares outstanding at December 31	1,000	124,794	126,777	127,218	125,798	125,078	125,078	125,271	125,384	125,590	125,584

[1] YIT has applied the IFRIC 15 Agreements for the Construction of Real Estate IFRS interpretation from the start of the financial period beginning on January 1, 2010 (figures are comparable starting from year 2009). The balance sheet for the comparison periods includes the assets and liabilities related to YIT's Building Services business, which were transferred to Caverion Group in the partial demerger on June 30, 2013.
[2] The Board of Directors proposal

YIT ANNUAL REPORT 2014
YEAR 2014 | BUSINESS OPERATIONS | CORPORATE GOVERNANCE | GRI INDEX | FINANCIAL STATEMENT
150

FINANCIAL DEVELOPMENT BY QUARTER

		I/2013	II/2013	III/2013	IV/2013	I/2014	II/2014	III/2014	IV/2014
Revenue	EUR mill.	445.6	437.1	363.0	497.3	403.2	353.7	492.4	529.3
Operating profit	EUR mill.	31.0	32.3	11.7	29.0	23.2	8.3	28.1	35.2
- % of revenue	%	7.0	7.4	3.2	5.8	5.8	2.4	5.7	6.7
Financial income and expenses	EUR mill.	-0.7	-4.1	-2.9	-1.2	-4.4	-4.8	-6.7	-4.5
Profit before taxes	EUR mill.	30.3	28.2	8.8	27.8	18.8	3.5	21.3	30.7
- % of revenue	%	6.8	6.4	2.4	5.6	4.7	1.0	4.3	5.8
Total balance sheet assets	EUR mill.	3,638.6	2,421.5	2,534.8	2,547.5	2,509.9	2,633.4	2,567.8	2,238.4
Earnings per share	EUR	0.18	0.18	0.06	0.14	0.12	0.02	0.13	0.18
Equity per share	EUR	7.52	5.54	5.52	5.56	5.06	5.25	5.12	4.26
Share price at the end of period	EUR	16.25	13.19	10.29	10.16	7.73	8.41	6.11	4.27
Market capitalization at the end of period	EUR mill.	2,037.4	1,656.6	1,292.3	1,276.0	970.8	1,056.2	767.3	536.2
Return on investment, rolling 12 months	%	10.5	10.7	8.3	6.1	6.1	5.2	6.1	6.4
Return on equity	%				8.2				9.1
Equity ratio	%	31.1	34.9	33.6	34.3	31.6	32.2	31.9	29.2
Net interest-bearing debt at the end of period	EUR mill.	839.0	764.4	857.3	781.7	840.3	860.2	817.9	696.0
Gearing ratio	%	88.9	109.8	123.7	112	132.1	130.4	127.2	129.9
Gross capital expenditures	EUR mill.	9.6	5.2	0.9	5.4	2.0	3.6	3.2	5.0
Order backlog at the end of period	EUR mill.	3,045.9	3,176.0	3,259.5	3,184.6	3,146.4	3,480.3	3,278.5	2,507.1
Personnel at the end of period		6,689	6,904	6,384	6,172	6,076	6,358	6,384	5,881

YIT ANNUAL REPORT 2014
YEAR 2014 | BUSINESS OPERATIONS | CORPORATE GOVERNANCE | GRI INDEX | FINANCIAL STATEMENT
151

REVENUE BY BUSINESS SEGMENT

EUR million	I/2013	II/2013	III/2013	IV/2013	I/2014	II/2014	III/2014	IV/2014
Housing	286.2	247.9	270.4	347.7	281.3	303.8	296.4	318.9
Business Premises and Infrastructure	158.8	177.0	181.4	171.7	121.1	147.0	188.8	142.4
Other items	7.0	6.1	2.8	1.9	0.7	0.6	0.5	-0.3
Group total, segment reporting	**452.0**	**430.9**	**454.7**	**521.3**	**403.1**	**451.4**	**485.7**	**461.0**
IFRS adjustment	-6.4	6.2	-91.7	-24.0	0.0	-97.7	6.8	68.3
Group total, IFRS	**445.6**	**437.1**	**363.0**	**497.3**	**403.2**	**353.7**	**492.4**	**529.3**

OPERATING PROFIT BY BUSINESS SEGMENT

EUR million	I/2013	II/2013	III/2013	IV/2013	I/2014	II/2014	III/2014	IV/2014
Housing	35.0	30.6	34.8	35.5	28.9	30.0	25.1	23.4
Business Premises and Infrastructure	3.1	9.9	8.0	9.5	0.2	6.9	10.3	2.8
Other items	-2.2	-2.2	-5.4	-3.8	-2.3	-2.1	-1.8	-7.2
Group total, segment reporting	**35.9**	**38.3**	**37.4**	**41.2**	**26.9**	**34.7**	**33.5**	**19.0**
IFRS adjustment	-4.9	-6.0	-25.7	-12.2	-3.7	-26.3	-5.4	16.3
Group total, IFRS	**31.0**	**32.3**	**11.7**	**29.0**	**23.2**	**8.3**	**28.1**	**35.2**

ORDER BACKLOG BY BUSINESS SEGMENT

EUR million	I/2013	II/2013	III/2013	IV/2013	I/2014	II/2014	III/2014	IV/2014
Housing	1,996.4	2,092.7	2,115.7	2,070.8	2,027.3	2,172.0	2,033.6	1,452.0
Business Premises and Infrastructure	713.8	718.0	697.7	642.9	669.4	751.9	702.3	673.9
Group total, segment reporting	**2,710.2**	**2,810.8**	**2,813.4**	**2,713.7**	**2,696.7**	**2,923.9**	**2,736.0**	**2,125.9**
IFRS adjustment	335.7	365.2	446.1	470.9	449.7	556.5	542.6	381.1
Group total, IFRS	**3,045.9**	**3,176.0**	**3,259.5**	**3,184.6**	**3,146.4**	**3,480.3**	**3,278.5**	**2,507.1**

KEY FIGURES ACCORDING TO SEGMENT REPORTING (POC)

	I/2013	II/2013	III/2013	IV/2013	I/2014	II/2014	III/2014	IV/2014
Profit before taxes, EUR mill.	30.6	29.8	29.9	32.5	18.2	25.7	22.6	8.5
Profit for the review period, EUR mill. 1)	23.4	23.0	23.1	24.3	14.3	20.0	16.8	5.5
Earnings per share, EUR	0.19	0.18	0.18	0.19	0.11	0.16	0.13	0.04

[1] Attributable to equity holders of the parent company